Exhibit 4.149

EXECUTION VERSION

Exhibit 4.149

NGP BLUE MOUNTAIN HOLDCO LLC

This AMENDED AND RESTATED NOTE PURCHASE AGREEMENT (including all Schedules and Exhibits hereto, this “Agreement”) is dated as of September 2, 2010 between NGP BLUE MOUNTAIN HOLDCO LLC, a Delaware limited liability company (“Issuer”), TCW ASSET MANAGEMENT COMPANY, a California corporation, as administrative agent for Note Holders (“Agent”), and each Person identified as a Note Purchaser on the signature pages hereto (collectively, “Note Purchasers”). Each Note Purchaser and any other registered holder of the Notes (as hereinafter defined) hereunder is referred to as a “Note Holder” and collectively, as “Note Holders.”

RECITALS

A.        Nevada Geothermal Power, Inc., a corporation formed under the laws of British Columbia, Canada (“Sponsor”), indirectly owns all of the Equity Interests in Nevada Geothermal Power Holding Company LLC, a Delaware limited liability company (“Parent”), Parent owns all of the Equity Interests in Issuer, and Issuer owns all of the Equity Interests in NGP Blue Mountain I LLC, a Delaware limited liability company (“NGP I”).

B.        Pursuant to that certain Note Purchase Agreement, dated August 29, 2008, by and among the Issuer and the Note Purchasers party thereto (as amended by that First Amendment to Note Purchase Agreement, dated December 8, 2008, and that Second Amendment to Note Purchase Agreement, dated December 12, 2008, the “Original NPA”), Issuer obtained funds to (i) make intercompany loans to NGP I (the “NGP I Intercompany Loans”) to (a) finance NGP I’s ownership, development, engineering, construction, testing and operation of the Project, (b) repay the bridge facility provided by Glitnir Capital Corporation to Issuer, dated as of November 1, 2007, in its entirety (c) fund certain potential Additional Drilling Costs (as defined in the Original NPA) and (d) pay Fees and expenses associated with obtaining the financing.

C.        Issuer has informed Agent that (a) it wishes to cause NGP I to obtain financing (“Senior Financing”) from the NGP Blue Mountain I Noteholder Trust (the “Senior Lender”) pursuant to the terms and conditions of the Senior Loan Documents and (b) it intends to prepay a portion of the outstanding principal and all accrued and unpaid interest under the Notes from the proceeds of the Senior Financing.

D.        Subject to the terms and conditions more specifically set forth herein and that certain Consent and Partial Release entered into among the parties hereto concurrently herewith for the purpose of permitting the transactions contemplated by the Senior Loan Documents and the other transactions consummated in connection therewith, Note Purchasers are willing to amend and restate the Original NPA as set forth herein.

Accordingly, effective as of the Restatement Effective Date, the parties hereby agree as follows:

SECTION 1. DEFINITIONS

1.1        Certain Defined Terms

The following terms used in this Agreement shall have the following meanings:

“Account Management Agreement Amendment” means that certain Account Management Agreement Amendment dated as of the date hereof by and among Issuer, Agent and Note Holders in the form of Exhibit A.

“Additional Note Document Party” means any Affiliate of Issuer party to any Note Document after the Restatement Effective Date and any other party (other than any depositary bank or securities intermediary or Agent or any Note Holder or Affiliate or agent on behalf thereof) to a Note Document that is designated in such document or otherwise by Required Holders or Agent as a “Note Document Party”.

“Additional Note Documents” means any documents or agreements relating to the transactions contemplated hereby entered into by any Note Document Party with Note Holders or Agent or for the express benefit of Note Holders or Agent as a third party beneficiary after the Restatement Effective Date.

“Additional Project Documents” means the Transmission Line Contract, the Gathering System Contract, the Wireline Crossing Agreement and any contract, agreement, letter of intent, understanding, or instrument related to the ownership, construction, testing, maintenance, repair, operation or use of the Project entered into by NGP I and any other Person subsequent to the Original Closing Date; provided, that such contract, agreement, letter of intent, understanding or instrument shall not constitute an Additional Project Document if it is (i) (a) entered into by NGP I in the ordinary course of business in connection with the furnishing of goods or the performance of services, (b) can be readily replaced by other contracts or agreements having substantially similar terms and conditions and (c) commits NGP I to spend no more than $500,000 individually or $2,000,000 in the aggregate for all such contracts, agreements, letters of intent, understandings or instruments at any time or (ii) (a) entered into by NGP I for necessary Project-related expenditures and (b) commits NGP I to spend no more than $500,000 individually or $2,000,000 in the aggregate for all such contracts, agreements, letters of intent, understandings or instruments at any time.

“Additional Project Party” means each Person (other than Agent, Note Holders and parties to existing Project Documents) party to an Additional Project Document.

“Additional Security Documents” means any instruments or documents delivered by any Note Document Party after the Original Closing Date pursuant to this Agreement or any other Note Document in order to grant to Agent, on behalf of Note Holders, a Lien on any property of such Note Document Party as security for the Obligations.

“Adjusted Cash Flow” means, for any period, the sum (without duplication) of (i) Available Cash Flow distributed to Issuer during such period plus (ii) interest and investment earnings paid to Issuer or the Collection Account during such period on amounts on deposit in the Collection Account during such period.

“Adjusted For Inflation” means, with respect to any amount, such amount as increased or decreased (as applicable) by a percentage equal to the Consumer Price Index for all Urban Consumers, as published by the United States Bureau of Labor Statistics for the period in question, or such other index as Agent shall approve in writing.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to (i) vote ten percent (10%) or more of the securities having ordinary voting power for the election of directors of such other Person or (ii) direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, each NGP I Member, and each Affiliate of each NGP I Member, shall be deemed to be an Affiliate of NGP I.

“Agent” has the meaning set forth in the preamble hereof and shall include any successor agent appointed in accordance with Section 9.9.

“Aggregate Amounts Due” has the meaning set forth in Section 9.7.

“Agreement” has the meaning set forth in the preamble hereof.

“Ancillary Documents” means, with respect to each Additional Project Document, evidence of NGP I’s authorization of such Additional Project Document, in form and substance satisfactory to Agent.

“Alternative Yield Maintenance Premium” has the meaning set forth in subection 3.3B(xi).

“Applicable Percentage” has the meaning set forth in the Cash Settled Options.

“Archeological Find” means any discovery of prehistoric archeological materials on the Site or any other location where such materials could interfere with the construction, operation or maintenance of the Project or any related facilities as contemplated by the Transaction Documents.

“Authorized Officer” means (i) with respect to any Person that is a corporation, the president, the chief executive officer, any vice president, the treasurer or the chief financial officer of such Person, (ii) with respect to any Person that is a partnership, an Authorized Officer of a general partner of such Person or such other Authorized Officer as appointed by the board of directors of such Person, (iii) with respect to any Person that is a limited liability company, the president, any vice president, the treasurer, the chief executive officer or the chief financial officer of such Person, or an Authorized Officer of the managing member of such Person or (iv) with respect to any Person, such other representative of such Person that is approved by Agent in writing. No

Person shall be deemed to be an Authorized Officer unless named as such on a certificate of incumbency of such Person delivered to Agent on or after the Restatement Effective Date.

“Available Cash Flow” means, for any period, all Net Cash Flow for such period that is available for distribution to Issuer pursuant to the terms of the Senior Loan Documents, the NGP I Limited Liability Company Agreement and applicable Law.

“Average Annual Supply Amount” means “Average Annual Supply Amount” as defined in the Power Purchase Agreement.

“Bankruptcy Code” means Title 11, Section 101 et seq. of the United States Code titled “Bankruptcy”, as amended from time to time, and any successor statute thereto.

“Base Interest” has the meaning set forth in subsection 3.2B(i).

“BLM” means the Bureau of Land Management.

“BLM Leases” means, collectively:

(i)          the Geothermal Resources Lease N-80159, effective as of August 1, 2006, between BLM and NGP I (as assignee of NGPC, formerly known as Noramex Corporation);

(ii)         the Geothermal Resources Lease N-80086, effective as of August 1, 2006, between BLM and NGP I (as assignee of NGPC, formerly known as Noramex Corporation);

(iii)        the Geothermal Resources Lease N-77668, effective as of August 1, 2004, between BLM and NGP I (as assignee of NGPC, formerly known as Noramex Corporation), as consolidated with the Geothermal Resources Lease N-77669 as of November 3, 2005, between BLM and NGP I (as assignee of NGPC, formerly known as Noramex Corporation); and

(iv)        the Geothermal Resources Lease N-58196, effective as of April 1, 1994, between BLM and NGP I (as assignee of NGPC, formerly known as Noramex Corporation).

“BNSF” means the BNSF Railway Company (successor-in-interest to the Atchison, Topeka and Santa Fe Railway Company and formerly known as the Burlington Northern and Santa Fe Railway Company), a Delaware corporation.

“BNSF Lease” means that certain Geothermal Lease, dated as of October 19, 1993, by and between BNSF, as lessor, and NGPC, as lessee, (a) as amended by the Exercise of Option to Renew Lease No. 187556, by and between BNSF and NGPC, dated as of March 1, 2004, recorded on October 13, 2005 in the Humboldt Official Records as Document No. 2005-9318; (b) which lease and amendment is disclosed of record pursuant to that certain Memorandum of Lease, dated as of October 24, 2007, recorded on November 29, 2007 in the Humboldt Official Records as Document No. 2007-11214; (c) which lease was assigned to NGP I by the

Assignment and Assumption of Leases recorded on November 29, 2007 in the Humboldt Official Records as Document No. 2007-11216; (d) which assignment was consented to by BNSF pursuant to the Assignment, Assumption and Consent Agreement Lease No. 187556, dated as of October 24, 2007, by and among BNSF, NGPC, and NGP I; (e) as further affected by the Release and Acknowledgment Agreement, dated as of July 19, 2010, by and among NGP I, NGPC, and BNSF; and (f) as amended by the Consent, Agreement and Lease Amendments, dated as of September 2, 2010, by and among NGP I, BNSF and John Hancock Life Insurance Company (U.S.A.), as administrative agent under the Senior Loan Documents.

“Board Representation Agreement” means the Restated Board Representation Agreement dated the Restatement Effective Date by and among Parent, NGPC and TCW Energy Fund XIV-A, L.P.

“Business Day” means any day excluding Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which lending institutions are authorized or required by Law or other government actions to close.

“Capital Lease” means any lease which in accordance with GAAP is required to be capitalized on the consolidated balance sheet of Issuer. For purposes of this Agreement, the amount of any Capital Lease obligations shall be the amount so capitalized.

“Cash Flow” means, for any period, the sum of the following: (i) all cash paid to NGP I during such period in connection with the Power Purchase Agreement or any other sale of energy capacity, (ii) all cash paid to NGP I during such period under any insurance policy as business interruption or delayed opening insurance proceeds and (iii) all other cash received by NGP I during such period; provided, that Cash Flow shall not include any amounts received by NGP I as Performance Liquidated Damages, Insurance Proceeds, Grant Proceeds or any equity contributions.

“Cash Settled Options” means those certain Cash Settled Options, dated August 29, 2008 (as amended by those certain Amendments to Cash Settled Options dated August 12, 2009) issued by Issuer to Note Purchasers (or their designees) in the amounts set forth opposite each Note Purchaser’s name on Schedule 2.1A(ii).

“Change of Control” means if at any time prior to the Maturity Date, (i) Sponsor shall fail to own beneficially (within the meaning of Rule 13d-5 of the Securities and Exchange Act of 1934 as in effect on the Restatement Effective Date), directly or indirectly, at least 100% of the aggregate voting and economic interests in Parent, Issuer and NGP I, (ii) any Person or group of Persons shall obtain beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Restatement Effective Date), directly or indirectly, 35% or more of the aggregate voting and economic interests in Sponsor, (iii) Issuer shall fail to own beneficially (within the meaning of Rule 13d-5 of the Exchange Act as in effect on the Restatement Effective Date), directly or indirectly, at least 100% of the aggregate voting and economic interests in NGP or (iv) any Change of Control (as defined in the Senior Loan Documents) shall occur.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means all property and interests in property now owned or hereafter acquired by Parent, Issuer or any other Issuer Party upon which a Lien has been or is purported or intended to have been granted to Agent or any Secured Party under any Restatement Date Security Documents.

“Collection Account” has the meaning set forth in Section 1.1 of the Issuer Account Management Agreement.

“Commitment Amount” means $180,000,000.

“Condemnation Proceeds” means all proceeds from any action to condemn, seize or appropriate all or any part of the Project.

“Consent and Partial Release” means that certain Consent and Partial Release dated as of the date hereof, by and among Note Holders, Agent, Issuer, Parent, NGPC and NGP I.

“Consent and Waiver Agreement” means that certain Consent and Waiver Agreement dated as of September 2, 2010 by and among Issuer, Agent and the Required Holders.

“Construction Budget” means that certain budget for the construction of the Project developed by NGP I in accordance with Section 4.1AA of the Original NPA.

“Contest” means, with respect to any Tax, Lien, or claim, a contest pursued in good faith and by appropriate proceedings diligently conducted, so long as (i) adequate reserves have been established with respect thereto in accordance with GAAP, (ii) (a) any Lien filed in connection therewith shall have been released of record pursuant to the provisions set forth in the NRS 108.2413, et. seq., within sixty (60) days following receipt of notice of such Lien or (b) there shall have been delivered to Agent endorsements to the owner’s title insurance policies insuring the lien-free status of the work, (iii) if it becomes necessary to prevent the delivery of a tax deed or other similar instrument conveying the NGP I Property or any portion thereof because of non-payment of such Tax, Lien or claim being contested, then NGP I shall pay the same in sufficient time to prevent (any, in any event, not less than ten (10) days prior to) the delivery of such tax deed or other similar instrument and (iv) the failure to pay any such Tax, Lien or claim during the pendency of such contest would not otherwise have a Material Adverse Effect.

“Contingent Obligation” means, with respect to any Person, (i) any indemnity or similar obligation of such Person under any agreement or instrument or (ii) any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

“Contractors” has the meaning set forth in subsection 4.2H.

“Control Agreement (Issuer Accounts)” means that certain Collateral Account Control Agreement, dated as of the date hereof, among Issuer, Agent on behalf of Note Holders and Bank of the West.

“Core Transaction Documents” has the meaning set forth in subsection 7.11(i).

“Cotenancy Agreement” means the Assignment, Cotenancy, and Shared Facilities Agreement, dated as of August 22, 2008, among NGP II, NGP III, NGP IV, the Operator and NGP I, as modified by that certain Side Letter Agreement, dated as of January 29, 2010, and as further amended by that certain First Amendment to Assignment, Cotenancy and Shared Facilities Agreement, dated as of the date hereof, and as may be further amended, restated, supplemented or otherwise modified from time to time, and any replacement thereof (the “First Amendment to the Cotenancy Agreement”).

“Debt Service Coverage Ratio” means, for any period, the ratio of (i) the sum of (a) Adjusted Cash Flow for such period plus (b) the cash available for, and applied, to pay regularly scheduled Senior Debt Service for such period to (ii) the sum of (a) regularly scheduled Issuer Debt Service for such period plus (b) the regularly scheduled Senior Debt Service for such period.

“Deed of Trust” has the meaning set forth in the Senior Note Purchase Agreement.

“Default” means any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Interest Rate” means a rate per annum equal to (i) the rate payable under subsection 3.2B(i) as Base Interest plus (ii) two percent (2%).

“Deferred Approvals” has the meaning set forth in Section 5.7.

“Delay Liquidated Damages” means any amount payable to or for the account of NGP I by the EPC Contractor under the EPC Contract or payable by the relevant contractor under the Transmission Line Contract or the Gathering Systems Contract, in any case, as a result of delayed delivery or performance with respect to the Project or any goods or services supplied in connection with the Project.

“Distribution” means, with respect to any Person, (i) any distribution or return of capital to its equity holders or authorizing or making any other distribution, payment or delivery of property or cash to its equity holders as such, or redeeming, retiring, purchasing or otherwise acquiring, directly or indirectly, any membership interests, units or other Equity Interests of such Person now or hereafter outstanding (or any options or rights issued with respect thereto), or setting aside any funds for any of the foregoing purposes and (ii) any other payments or distributions, including payments of fees and reimbursements, to any holder of Equity Interests of such Person or any of its or their Affiliates.

“DOE Guarantee” has the meaning set forth in the Senior Note Purchase Agreement

“Environmental Affiliate” means, with respect to any Person, any other Person whose general liability for Environmental Claims such Person has retained, assumed or otherwise become liable for (contingently or otherwise), either contractually or by operation of Law.

“Environmental Approvals” means any Governmental Approvals required under applicable Environmental Laws.

“Environmental Claim” means any notice, claim, demand or similar communication, in each case in writing, by any Person alleging potential liability (including potential liability for investigatory costs, cleanup, remediation and mitigation costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval.

“Environmental Consultant” means McGinley & Associates, Inc., a Nevada corporation.

“Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

“EPC Contract” means the Engineering, Procurement and Construction Contract, dated as of March 28, 2008, between the EPC Contractor and NGP I, as amended by the Third Amended and Restated Limited Notice to Proceed Agreement dated as of August 18, 2008, between EPC Contractor and NGP I.

“EPC Contractor” means Ormat.

“EPC Substantial Completion” means “Substantial Completion” as defined in Section 15.3 of the EPC Contract.

“EPC Substantial Completion Date” means October 9, 2009.

“Equity Distribution Account” has the meaning set forth in Section 1.1 of the Issuer Account Management Agreement.

“Equity Interests” means, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding as at any date, in each such case including all voting rights and economic rights related thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Controlled Group” means a group consisting of any ERISA Person and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with such Person under Section 414 of the Code. Any former member of the ERISA Controlled Group within the meaning of this definition with respect to the period such entity was a member and with respect to liabilities arising after such period for which any Issuer Party could be liable under the Code or ERISA shall be considered a member of such ERISA Controlled Group.

“ERISA Person” has the meaning set forth in Section 3(9) of ERISA for the term “person”.

“ERISA Plan” means any Plan that is not a Multiemployer Plan.

“Event of Abandonment” means the abandonment or deferral by NGP I of, or evidence that reasonably indicates its intention to abandon or defer, the development, construction, operation or maintenance of the Project for any reason other than due to a Force Majeure for more than forty-five (45) days or for any reason that is due to a Force Majeure for more than one hundred eighty (180) days.

“Event of Bankruptcy” means, with respect to any Person, the occurrence of any of the following events:

(i)          the commencement by such Person of a voluntary case concerning itself under the Bankruptcy Code or similar Law;

(ii)         an involuntary case is commenced against such Person and the petition is not controverted within ten (10) days, or is not dismissed within sixty (60) days, after commencement of the case;

(iii)        a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person or such Person commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to such Person or there is commenced against such Person any such proceeding which remains undismissed for a period of sixty (60) days;

(iv)        the entrance of any order of relief or other order approving any such case or proceeding involving such Person;

(v)         such Person is adjudicated insolvent or bankrupt;

(vi)         such Person suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of sixty (60) days;

(vii)        such Person makes a general assignment for the benefit of its creditors;

(viii)       such Person shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due;

(ix)         such Person shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing; or

(x)          any limited liability company, corporate or other action, as the case may be, is taken by such Person for the purpose of effecting any of the foregoing.

“Event of Default” means the occurrence of any of the events described in Section 8.1.

“Event of Loss” means any event of damage, destruction, condemnation, seizure or appropriation of all or any portion of the Project, other than a Specified Casualty Loss.

“Excluded Taxes” means, (i) with respect to any Note Holder or Agent or any other recipient of any payment to be made by or on account of any Obligation under any Note Document, income, franchise or similar Taxes imposed on (or measured by) its net income by the United States of America, or by any jurisdiction (or any political subdivision of a jurisdiction) (a) under the Laws of which such recipient is organized, (b) in which its principal office is located or, in the case of any Note Holder, in which its applicable funding office is located, or (c) in which Note Holder, Agent or other recipient is doing business (unless such business is as a result of such Note Holder, Agent or other recipient having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or other Note Document), (ii) any branch profits taxes imposed by the United States of America or any similar Tax imposed by a jurisdiction described in clauses (i)(a) - (c) above, and (iii) any withholding Taxes imposed on or with respect to payments made to a Note Holder which were imposed on or with respect to payments to such Note Holder at the time such Note Holder became a party to a Note Document, except to the extent such Note Holder’s assignor (if any) was entitled (at the time of assignment) to indemnification or additional amounts pursuant to Section 3.5.

“Existing Letters of Credit” means the letters of credit securing obligations under Project Documents in effect on the Restatement Effective Date as described on Schedule A (including the issuer thereof, the account party, the beneficiary and the face amount thereof).

“Extraordinary Distribution” means any Distribution made by NGP I to Issuer that is not made from operating cash flow or any distribution or payment in respect of any NGP I Intercompany Loan that is not made from operating cash flow, including, without limitation, Loss Proceeds, Grant Proceeds, any proceeds resulting from claims under the EPC Contract or any other Project Document and any funds released from any reserves or collateral accounts under the Senior Loan Documents (other than amounts released from the Revenue Account (as defined in the Indenture) to the extent constituting proceeds of operating income).

“Federal Power Act” means the Federal Power Act, as amended from time to time, any successor statute thereto, and the implementing regulations related thereto.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, as constituted from time to time, or any successor thereto.

“Fees” means the Upfront Fee and any other fees payable to Agent or Note Holders in connection herewith.

“FERC” means the Federal Energy Regulatory Commission, and any successor agency or commission thereto.

“Final Completion” means the occurrence of “Final Completion” as defined in Section 15.5 of the EPC Contract, as certified by NGP I and the Independent Engineer in the Final Completion Certificate.

“First Amendment to the Cotenancy Agreement” has the meaning set forth in the definition of Cotenancy Agreement.

“First Amendment to the Operation and Maintenance Agreement” has the meaning set forth in the definition of Operation and Maintenance Agreement.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Issuer Parties ending on June 30 of each calendar year.

“Force Majeure” means any event or circumstance that constitutes “force majeure” under any Project Document.

“GAAP” means United States generally accepted accounting principles consistent with those utilized pursuant to Section 1.2 in the preparation of the financial statements referred to in subsection 4.1T.

“Gathering System Contract” means that certain Procurement and Construction Agreement, dated as of April 6, 2009, by and between NGP I and Industrial Builders.

“Geothermal Consultant” means GeothermEx, Inc., a California corporation.

“Governmental Approval” means any authorization, consent, order, license, ruling, approval, lease, permit, exemption, consultation, filing, certificate, registration, notice or license by or with any Governmental Authority issued or anticipated to be issued to any Note Document Party or Issuer Party or submitted by any Note Document Party or Issuer Party in respect of the Project or otherwise, in each case which is desirable in the opinion of Agent for the development, construction, ownership or operation of the Project, excluding those which are ministerial and non-discretionary in nature and can reasonably be expected to be obtained or made in the ordinary course of business.

“Governmental Authority” means any nation, state, sovereign or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Grant Proceeds” means (i) those proceeds received by NGP I in November 2009 pursuant to the cash grant issued under Section 1603 of the American Recovery and Reinvestment Act of 2009 (“Section 1603”), (ii) any cash proceeds received by NGP I pursuant to the second Section 1603 grant application made by NGP I prior to the Restatement Effective Date and (iii) any cash proceeds received by Issuer or any of its Affiliates in respect of any government grants relating to the Project.

“Hancock/Sponsor Letter Agreement” means that certain Letter Agreement between Sponsor and John Hancock Insurance Company (U.S.A.) in its capacity as administrative agent under the Senior Loan Documents, dated as of the date hereof, in a form substantially similar to the TCW/Sponsor Letter Agreement.

“Indebtedness” means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables on terms of ninety (90) days or less incurred in the ordinary course of business of such Person but only to the extent paid on such terms), (ii) all obligations of such Person evidenced by a note, bond, debenture or similar instrument, (iii) all obligations of such Person under Capital Leases, (iv) the stated amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder, (v) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed, (vi) all obligations of such Person under any currency swap or similar agreement, (vii) guarantees of such Person for the benefit of another person and (viii) all Contingent Obligations of such Person.

“Indemnified Taxes” means all Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in subsection 9.2D.

“Independent Engineer” means Luminate, LLC, a Colorado limited liability company, the independent engineer to Agent and Note Holders, or any other Person from time to time appointed by Issuer to act as independent engineer for the purposes of this Agreement and satisfactory to Agent and Note Holders.

“Indenture” means that certain Indenture of Trust and Security Agreement, dated as of the date hereof, between NGP I and Wilmington Trust Company, a Delaware banking corporation, as trustee thereunder.

“Initial Advance” means the advance that was made pursuant to the terms of the Original NPA on the Original Closing Date in the amount of $51,330,968.

“Insurance Advisor” means Moore-McNeil, LLC, a Tennessee limited liability company, insurance advisor to Agent and Note Holders or any other Person from time to time appointed by Agent to act as insurance advisor hereunder.

“Insurance Proceeds” means all proceeds of any property insurance policy (other than the proceeds of business interruption insurance or delayed opening insurance, which shall be paid to the Collection Account subject to the Senior Loan Documents) covering NGP I or the Project.

“Interconnection Agreement” means the Standard Large Generator Interconnection Agreement, dated as of November 5, 2007, as amended by Amendment 1 to the Large Generator Interconnection Agreement, dated April 2, 2008, both by and between Sierra Pacific Power and NGP I, and as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Irrevocable Payment Instruction” means the payment direction letter from NGP I to Wilmington Trust Company dated as of the Restatement Effective Date in the form attached hereto as Exhibit B.

“Issuer” has the meaning set forth in the preamble hereto.

“Issuer Account Management Agreement” means the Account Management Agreement (Issuer) dated as of the Original Closing Date between Issuer and Agent on behalf of Note Holders, as amended by the Account Management Agreement Amendment and as may be further amended, restated, supplemented or otherwise modified from time to time.

“Issuer Debt Service” means, for any period, the amount of principal, interest, commissions, discounts and other fees and charges due and payable in cash during such period under the Note Documents (other than amounts required to be paid pursuant to subsection 3.3B) or due or accrued on any other Indebtedness of Issuer during such period. For the avoidance of doubt, (i) for purposes of the computation of the Debt Service Coverage Ratio for purposes of subsection 7.1C and Distributions pursuant to the Issuer Account Management Agreement, all Base Interest on the Notes shall be deemed to be payable in cash; and (ii) for all other purposes, all Base Interest shall be deemed to be payable in cash unless, and only to the extent that, for any applicable period, a portion of Base Interest was added to principal, or, as applicable, is projected (in accordance with the Projections delivered to Agent on the Restatement Effective Date) to be added to principal, in each case in accordance with subsection 3.2B(i).

“Issuer Limited Liability Company Agreement” means the Second Amended and Restated Limited Liability Company Operating Agreement of Issuer, dated as of the date hereof, by Parent.

“Issuer Party” means Issuer, NGP I or any of their respective Subsidiaries; “Issuer Parties” means, collectively, Issuer, NGP I and their respective Subsidiaries.

“Issuer Security Agreement” means that certain Issuer Pledge and Security Agreement, dated as of the Original Closing Date, by and among Issuer, as grantor, and Agent, as the secured party, for the benefit of Note Holders, as amended by the Security Agreement Amendment.

“Law” means, with respect to any Governmental Authority, any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding, injunction, Governmental Approval or requirement of such Governmental Authority along with the interpretation and administration thereof by any Governmental Authority charged with the interpretation or administration thereof. Unless the context clearly requires otherwise, the term

“Law” shall include each of the foregoing (and each provision thereof) as in effect at the time in question, including any amendments, supplements, replacements or other modifications thereto or thereof, and whether or not in effect at the date of this Agreement.

“Letters of Credit” means, collectively (i) the Existing Letters of Credit and (ii) any Reserve Letters of Credit, and any replacement of any of the foregoing, in each case subject to the terms and conditions of Section 6.28.

“Lien” means, with respect to any Person, any mortgage, deed of trust, pledge, hypothecation, assignment, mandatory deposit arrangement with any party owning Indebtedness of such Person, encumbrance, lien (statutory or other), or preference, priority or other security agreement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any financing lease having substantially the same effect as any of the foregoing and the filing of any financing statement or similar instrument under the Uniform Commercial Code or comparable Law.

“Liquidated Damages” means any Delay Liquidated Damages or Performance Liquidated Damages.

“Loss Proceeds” means, collectively, all Insurance Proceeds and all Condemnation Proceeds.

“Major Participants” means (i) NGP I, Parent, Issuer, the Power Purchaser, the Operator and, to the extent reasonably designated by Agent in consultation with Issuer in connection with the execution and delivery of any Additional Project Document, any Additional Project Party and (ii) until Final Completion, the EPC Contractor.

“Management Rights Letters” means the VCOC Management Rights Agreements dated the Original Closing Date between Issuer and each Note Purchaser.

“Mandatory Cash Flow Prepayment Amount” has the meaning assigned to it in Section 1.1 of the Issuer Account Management Agreement.

“Mandatory Debt Service” means, for any applicable period, the sum of (i) regularly scheduled Senior Debt Service plus (ii) regularly scheduled Issuer Debt Service (treating all Base Interest as due in cash except to the extent otherwise provided in the Projections).

“Margin Stock” has the meaning provided for such term in Regulation U.

“Material Adverse Effect” means a material adverse effect upon (i) the Project or on the business, operations, properties, assets, liabilities, prospects or condition (financial or otherwise) of any Note Document Party or Issuer Party, taken as a whole, (ii) the ability of any Note Document Party to perform under the Note Documents to which it is a party, (iii) the validity, perfection and enforceability of the Liens granted to Agent under the Security Documents or (iv) the ability of any Secured Party to enforce any of the Obligations or any of its material rights and remedies under the Note Documents.

“Material Contract” means any of (i) a Project Document; (ii) a contract for the sale of electric energy or transmission services generated by the Project to which any Issuer Party is party; (iii) a contract, lease, indenture or security under which any Issuer Party (a) has created, incurred, assumed or guaranteed any indebtedness for borrowed money or obligations under any lease that, in accordance with GAAP, should be capitalized, (b) has created a mortgage, security interest or other consensual encumbrance on any property with a fair market value in excess of $500,000 (other than any Permitted Liens) or (c) has a reimbursement obligation in respect of any letter of credit, guaranty, bond, or other credit or collateral support arrangement required to be maintained by such Issuer Party under the terms of any Project Document; (iv) a contract for management, operation or maintenance of the Project; (v) a product warranty or repair contract by or with a manufacturer or vendor of equipment owned or leased by any Issuer Party with a fair market value in excess of $500,000; and (vi) any other contract that could require payments of more than $500,000 in the aggregate by any Issuer Party during any Fiscal Year or that is listed on Schedule 5.20.

“Materials of Environmental Concern” means (i) any hazardous materials, hazardous wastes, hazardous substances, toxic wastes, solid wastes and toxic substances, as those or similar terms are defined under any Environmental Laws; (ii) any friable asbestos or friable asbestos-containing material; (iii) polychlorinated biphenyls (“PCBs”), or PCB-containing materials or fluids; (iv) radon; (v) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any fractions or derivatives thereof; and (vi) any other hazardous, radioactive, toxic or noxious substance, material, chemical, waste, pollutant, or contaminant that, whether by its nature or its use, is subject to regulation or giving rise to liability under any Environmental Laws.

“Maturity Date” means the earlier of November 30, 2023 and the date on which all Obligations have been paid to Note Holders.

“MBR Authority” means authorization by FERC pursuant to Section 205 of the Federal Power Act to sell electric energy, capacity or ancillary services at market-based rates, and granting such regulatory waivers and blanket authorizations as are customarily granted to a Qualifying Facility that is 20 MW or greater.

“MBR Authority Date” means July 16, 2009.

“Memorandum of Cotenancy” means that certain Amended and Restated Memorandum of Assignment, Cotenancy and Shared Facilities Agreement dated as of the date hereof, by and among NGP I, NGP II, NGP III, NGP IV, Operator (as the same may be amended, restated, supplemented and/or otherwise modified from time to time).

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto which is a nationally recognized rating agency.

“Multiemployer Plan” means a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Necessary Project Approvals” has the meaning set forth in Section 5.7.

“Net Cash Flow” means, for any period, Cash Flow for such period minus the sum of (i) Operation and Maintenance Expenses for such period, (ii) the amount, if any, required to refill reserves at NGP I in accordance with the Senior Loan Documents and (iii) amounts required to be distributed to Issuer to make mandatory prepayments pursuant to subsection 3.3B (other than pursuant to clause (vii) of such subsection).

“NGPC” means Nevada Geothermal Power Company, a Nevada corporation, the direct owner of Parent.

“NGP Entities” has the meaning set forth in Section 5.18.

“NGP I” has the meaning set forth in the recitals hereto.

“NGP I Intercompany Loans” has the meaning set forth in the recitals hereto.

“NGP I Limited Liability Company Agreement” means the Second Amended and Restated Limited Liability Company Operating Agreement of NGP I, dated as of the date hereof, by and between each of the NGP I Members.

“NGP I Member” means Issuer and any other Person who becomes a member of NGP I in accordance with the NGP I Limited Liability Company Agreement, the Senior Loan Documents and the Note Documents.

“NGP I Property” means any portion of the geothermal Unit purported to be held by NGP I in fee or with respect to which NGP I lawfully possesses a valid and subsisting leasehold interest in any portion of the geothermal Unit.

“NGP II” means NGP Blue Mountain II LLC, a Delaware limited liability company. “NGP III” means NGP Blue Mountain III LLC, a Delaware limited liability company. “NGP IV” means NGP Blue Mountain IV LLC, a Delaware limited liability company.

“NLRC” means Nevada Land and Resource Company, LLC, a Nevada limited liability company.

“NLRC Lease” means that certain Geothermal Lease Agreement, dated as of March 31, 2003, between NLRC and NGPC; (a) as disclosed of record by that certain Memorandum of Geothermal Lease #189093, dated as of April 14, 2003, by and between NLRC and NGPC, recorded on April 23, 2003 in the Humboldt Official Records as Document No. 2003-2346: (b) as amended by the Lease Amendment #189093, dated as of November 1, 2005, by between NLRC and NGPC; (c) as amended by the Notice of Lease Amendment #189093, dated as of February 1, 2006, by NLRC; (d) as affected by the Grant, Bargain and Sale Deed, dated as of September 19, 2006, executed by NLRC as grantor, in favor of RLF as grantee and recorded on October 3, 2006 in the Humboldt Official Records as Document No. 2006-6607 (as to RLF land); (e) as affected by the Partial Assignment of Geothermal Lease #189093, dated as of September 18, 2006, by and among NGP Inc., RLF and NLRC, recorded on October 3, 2006 in the Humboldt Official Records as Document No. 2006-6609; (f) as amended by the Notice of Lease Amendment #189093, dated as of October 3, 2006, by NLRC; (g) as amended by the Notice of Lease Amendment #189110, dated as of February 1, 2007, by NLRC; (h) the documents described under clauses (b), (f) and (g) collectively disclosed of record by the Memorandum of Geothermal Lease Agreement, dated as of October 24, 2007, by and between NLRC and NGPC, recorded on November 29, 2007 in the Humboldt Official Records as Document No. 2007-11213; (i) which lease was assigned to NGP I by the Assignment and Assumption of Leases, dated as of October 24, 2007, by and among NGP Inc., NGPC, and NGP I, recorded on November 29, 2007 in the Humboldt Official Records as Document No. 2007-11216; (j) as amended by the Lease Amendment #189093, dated as of March 31, 2008, by and between NLRC and NGPC; (k) as affected by the Grant Bargain and Sale Deed, dated as of June 20, 2008, executed by NLRC as grantor, in favor of NGP I as grantee, recorded on July 30, 2008 in the Humboldt Official Records as Document No. 2008-6935; (l) as amended by the Consent, Agreement and Lease Agreement, dated as of August 20, 2008, by and among NLRC, NGP I, and Agent; (m) the documents described under clauses (b), (f), (g) and (j) collectively disclosed of record by the Amended and Restated Memorandum of Lease Amendment, dated as of August 15, 2008, by and between NLRC and NGP I, recorded on August 19, 2008 in the Humboldt Official Records as Document No. 2008-7486; (n) as amended by the Notice of Lease Amendment # 189093, dated as of April 1, 2009, by NLRC; (o) as amended by the Notice of Lease Amendment # 189093, dated as of December 1, 2009, by NLRC; (p) as affected by the Quitclaim Royalty Deed, by NLRC as grantor, for the benefit of NGP I as grantee, dated as of December 17, 2009, recorded on December 30, 2009 in the Humboldt Official Records as Document No. 2009-5391; (q) as affected by the Grant Bargain and Sale Deed, dated as of December 17, 2009, by NLRC as grantor, in favor of NGP I as grantee, recorded on December 30, 2009, in the Humboldt Official Records as Document No. 2009-5392; (r) the documents described under clauses (b), (f), (g), (n), and (o) collectively disclosed of record by the Second Amended and Restated Memorandum of Lease Amendment, dated as of April 28, 2010, by and between NLRC and NGP I, recorded on April 28, 2010 in the Humboldt Official Records as Document No. 2010-2158; and (s) as amended by the Consent, Agreement and Lease Amendments, dated as of September 2, 2010, by and among NGP I, NLRC and John Hancock Life Insurance Company (U.S.A.), as administrative agent under the Senior Loan Documents (as to NLRC land).

“Non-Appealable” means, with respect to any specified time period allowing an appeal of any ruling under any constitutional provision, Law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding or injunction, that such specified time period has elapsed without an appeal having been brought.

“Notes” has the meaning set forth in subsection 2.1A.

“Note Document Party” means Parent, Issuer or any Additional Note Document Party; “Note Document Parties” means, collectively, Parent, Issuer and each Additional Note Document Party.

“Note Documents” means this Agreement, the Cash Settled Options, the Notes, the Security Documents, the Board Representation Agreement, the Management Rights Letters, the Irrevocable Payment Instruction and each Additional Note Document.

“Note Holder” and “Note Holders” have the meanings set forth in the preamble hereto.

“Note Holder Payment Instructions” has the meaning set forth in subsection 3.6B.

“Note Purchasers” has the meaning set forth in the preamble hereto.

“NV Energy” means NV Energy, Inc., a Nevada corporation (f/k/a Nevada Power Company, a Nevada corporation).

“Obligations” means all obligations and liabilities of every nature of Issuer or any other Note Document Party now or hereafter existing under or arising out of or in connection with this Agreement and the other Note Documents (other than the Cash Settled Options), including, without limitation, all advances under the Notes, in each case together with all extensions or renewals thereof, whether for principal, interest, fees, costs, expenses, indemnities or otherwise, whether voluntary or involuntary, direct or indirect, absolute or contingent, liquidated or unliquidated, whether or not jointly owed with others, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations or liabilities that are paid, to the extent all or any part of such payment is avoided or recovered directly or indirectly from any Note Holder or Agent as a preference, fraudulent transfer or otherwise (including, without limitation, interest that, but for the filing of a petition in bankruptcy with respect to any Note Document Party, would accrue on such obligations, whether or not a claim is allowed against such Note Document Party for such amounts in the related bankruptcy proceeding).

“Operating Budget” has the meaning set forth in Section 6.10.

“Operating Budget Category” means, at any time, each line item set forth on the Operating Budget in effect at such time.

“Operation and Maintenance Agreement” means the Operation and Maintenance Agreement, dated as of the Original Closing Date, between the Operator and NGP I, as amended by that certain First Amendment to Operation and Maintenance Agreement, dated as of the date hereof and as may be further amended, restated, supplemented or otherwise modified from time to time (the “First Amendment to the Operation and Maintenance Agreement”).

“Operation and Maintenance Expenses” means, for any period, the sum without duplication of all (i) reasonable and necessary expenses of administering and operating, and of maintaining in good repair and condition, the Project and all other equipment and facilities ancillary to the Project, (ii) costs of insurance required for the operational phase of the Project under the Project Documents and the Note Documents and other reasonable and necessary insurance costs, (iii) property, sales and franchise Taxes to the extent that NGP I is liable to pay such Taxes to the taxing authority (other than Taxes imposed on or measured by income or receipts) to which the Project may be subject (or payments in lieu of such Taxes to which the Project may be subject), (iv) reasonable and necessary costs and fees incurred in connection with obtaining and maintaining in effect the Necessary Project Approvals and Deferred Approvals, (v) reasonable and necessary legal, accounting and other professional fees incurred in connection with any of the foregoing items, (vi) the reasonable costs of administration and enforcement of the Transaction Documents, (vii) all reasonable costs, fees and expenses incurred by NGP I associated with the Operation and Maintenance Agreement or the Cotenancy Agreement and (viii) other expenses approved in writing by Required Holders (it being understood that the reasonableness and necessity of all such expenses shall be determined by Required Holders after consultation with the Independent Engineer, the Insurance Advisor, or Note Holders’ or Agent’s other advisors or counsel, as appropriate). In no event shall Project Costs or any fees and expenses incurred in connection with the Senior Loan Documents be considered Operation and Maintenance Expenses.

“Operator” means Nevada Geothermal Operating Company LLC, a Delaware limited liability company.

“Original Closing Date” means August 29, 2008.

“Original NPA” has the meaning set forth in the recitals.

“Ormat” means Ormat Nevada Inc., a Delaware corporation.

“Ormat Letter of Credit” means an irrevocable standby letter of credit with a face amount not to exceed $15,000,000 for the benefit of Ormat, which shall be in form and substance acceptable to Agent.

“Other Taxes” means any and all current or future stamp or documentary Taxes or any other excise or property Taxes arising from any payment made under any Note Document or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Note Document or the transactions contemplated thereby.

“Owner’s Title Policy” means an extended coverage Owner's Policy of Title Insurance, in an amount equal to $180,000,000, containing such endorsements as Agent shall reasonably request and otherwise in form and substance reasonably satisfactory to Note Holders, containing no exceptions (printed or otherwise) other than those reasonably approved by Note Holders, naming Agent as additional insured and insuring that NGP I is lawfully seized of fee title to any portion of the geothermal Unit purported to be held in fee or is lawfully possessed of valid and subsisting leasehold interests in any portion of the geothermal Unit or the Project purported to be held under lease and lawfully holds valid and subsisting grants in any easements or rights of way located within such Unit or the Project or the transmission line, as applicable.

“Parent” has the meaning set forth in the recitals hereto.

“Parent Pledge Agreement” means that certain Restated Parent Pledge Agreement, dated as of the Restatement Effective Date, by and among Parent, as pledgor, Issuer and Agent, as the secured party, for the benefit of Note Holders, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Paydown Amount” means $82,547,953.00.

“Payment Date” means (i) any Quarterly Payment Date and (ii) the date on which all principal on the Notes then outstanding is to be repaid, including the Maturity Date; provided that if any such date is not a Business Day, the Payment Date shall be the next succeeding Business Day.

“PBGC” means the Pension Benefit Guaranty Corporation established under ERISA or any successor thereto.

“Performance Liquidated Damages” means any amount payable to or for the account of NGP I by the EPC Contractor under any section of (i) the EPC Contract, or (ii) any related agreement, in any case, as a result of failure, diminished performance or efficiency with respect to the Project or any goods or services supplied in connection with the Project.

“Permitted Investments” means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having a maturity not exceeding one (1) year from the date of issuance, (ii) time deposits and certificates of deposit of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, (iii) commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000, and commercial paper of any domestic corporation rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and, in each case, having a maturity not exceeding ninety (90) days from the date of acquisition, (iv) fully secured repurchase obligations with a term of not more than seven (7) days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications established in clause (ii) above, (v) investments in money market funds or mutual funds sponsored by any securities broker-dealer or financial institution of a recognized national standing having an investment policy that requires substantially all of the invested assets of such fund to be invested in investments described in any of (i), (ii), (iii) and (iv) above, which shall include the Dreyfus Cash Management Investment Fund so long as it maintains an investment policy substantially the same as that in effect on the Original Closing Date and (vi) Cash Equivalents (as that term is defined in the Senior Loan Documents as in effect on the Restatement Effective Date).

“Permitted Liens” means Liens described in clauses (i) through (viii) of Section 7.3.

“Permitted Prior Liens” means Liens described in clauses (ii) through (viii) of Section 7.3 (excluding, however, the Liens described in items 6 and 7 on Schedule 7.3)

“Permitted Transferee” means (i) any bank, insurance company, trust company or other institutional investor or (ii) any other Person that is either (a) an assignee or transferee of all or any substantial portion of the assets or investments of any Note Purchaser, (b) the partners, members, beneficiaries or separate account participants of any Note Holder, (c) any successor trustee, investment manager or investment advisor of any Note Holder or (d) any Affiliate of Trust Company of the West or any Note Holder (including, without limitation, any special purpose entity owned thereby) or any account or fund managed or advised by Trust Company of the West or one of its Affiliates or any Person with the same investment manager or investment advisor as any Note Holder; provided that Agent shall endeavor to provide Issuer with notice of the identity of any proposed Permitted Transferee (other than a Permitted Transferee described in clause (ii) above) prior to any transfer or assignment of the Notes; provided further that any failure to provide such notice shall not affect the validity of the transfer or the rights of such Permitted Transferee.

“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“PCBs” has the meaning set forth in the definition for Materials of Environmental Concern.

“Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, which is or was maintained or contributed to by any Issuer Party or any member of its ERISA Controlled Group.

“Power Purchase Agreement” means the Long-Term Firm Portfolio Energy Credit and Renewable Power Purchase Agreement, dated as of August 18, 2006, between Power Purchaser and NGPC, as revised by Exhibit 6 Project Milestone Schedule, dated October 24, 2007, as assigned by NGPC to NGP I and assumed by NGP I pursuant to the Assignment and Assumption of Power Purchase Agreement between NGPC and NGP I, dated as of October 24, 2007, as revised by the letter from Power Purchaser to Andrew Studley dated August 7, 2008 in respect of the extension of Milestones 2D and 2E under Exhibit 6 to the Power Purchase Agreement, and as further amended by that certain First Amendment to Long-Term Firm Portfolio Energy Credit and Renewable Energy Power Purchase Agreement, dated as of November 3, 2008.

“Power Purchaser” means NV Energy.

“PPA Commercial Operation” means “Commercial Operation” as defined in the Power Purchase Agreement.

“PPA Commercial Operation Date” means November 20, 2009, the date of which PPA Commercial Operation occurred.

“PPA Letters of Credit” means, collectively, (i) that certain irrevocable standby letter of credit No. MB60513201 in the face amount of $1,580,336.00, originally issued by Bank of the West on November 20, 2008; (ii) that certain irrevocable standby letter of credit No. MB60513641 in the face amount of $1,580,336.00, originally issued by Bank of the West on November 30, 2009; and (iii) that certain irrevocable standby letter of credit No. MB60513750 in the face amount of $645,000.00, issued by Bank of the West on March 31, 2010; in each case for the benefit of Power Purchaser, and in each case, as extended, consolidated or otherwise amended from time to time in accordance with the terms of Power Purchase Agreement, the Senior Loan Documents and the Note Documents.

“Project” means, at all times, the 49.5 megawatt (gross) renewable energy geothermal power plant and all associated facilities including the interconnection facilities, the transmission lines and the water gathering systems constructed or to be constructed by or on behalf of NGP I pursuant to the Project Documents and the Site and all other real property, easements and rights-of-way held by or on behalf of NGP I and all rights to use easements and rights-of-way of others.

“Project Costs” means, without duplication, the following costs and expenses incurred by NGP I in accordance with the Construction Budget approved hereunder or otherwise approved by Agent in writing:

(i)        costs incurred by NGP I under the EPC Contract, and other costs directly related to the design, engineering, construction, installation, start-up and testing of the Project, including, without limitation, well drilling and down hole pump costs, and costs under the Gathering System Contract and Transmission Line Contract;

(ii)          fees and expenses incurred by or on behalf of NGP I in connection with the development of the Project and the consummation of the transactions contemplated by this Agreement, including financial, accounting, legal, surveying and consulting fees (including fees and expenses of Agent’s counsel, the Independent Engineer, the Geothermal Consultant, and the Insurance Advisor), the costs of preliminary engineering and the costs of obtaining Necessary Project Approvals;

(iii)         interest on the Notes;

(iv)         intentionally omitted;

(v)          Taxes incurred in connection with the Project;

(vi)         insurance premiums with respect to the Owner’s Title Policy and the insurance required pursuant to Section 6.9 or any Project Documents;

(vii)       all costs, fees and expenses incurred by NGP I under the Interconnection Agreement and other costs directly related to the design, engineering, construction, installation, start-up, and testing of the facilities being constructed thereunder;

(viii)      costs for spare parts;

(ix)        an initial funding of working capital;

(x)         any reimbursement obligations of NGP I under the Letters of Credit (other than the PPA Letters of Credit) and any funds pledged to cash collateralize such Letters of Credit (other than the PPA Letters of Credit) in accordance with the terms of this Agreement;

(xi)         all reasonable costs, fees and expenses incurred by NGP I prior to the EPC Substantial Completion Date associated with the Operation and Maintenance Agreement and the Cotenancy Agreement;

(xii)        any payments due to the Power Purchaser under the Power Purchase Agreement for delay in achieving PPA Commercial Operation (a) to the extent of any deductible under any applicable insurance policy, (b) in the event that Delay Liquidated Damages from the EPC Contractor, Insurance Proceeds (relating to an insurable event causing the delay) or the proceeds of delayed opening insurance are payable to NGP I but have not yet been received by NGP I for payment to the Power Purchaser or of any such deductible, as the case may be or (c) to the extent that the amounts described in clause (b) are insufficient to fund such payments (without duplication of clause (a));

(xiii)       subject to subsection 6.1E and Section 6.30, reimbursements to NGPC or Sponsor for internal administrative and incidental costs and employee compensation for wellfield and plant development costs and allocated overhead, in each case incurred after the Original Closing Date, not to exceed the amount set forth for “Permitting, Environmental and Owner Costs” and “Wellfield Costs” under the Construction Budget (net of costs incurred in respect of such line items on or prior to the Original Closing Date), and payments, for the benefit of NGPC in respect of the Financing Fee; and

(xiv)        intentionally omitted.

“Project Documents” means, collectively, the EPC Contract, the Power Purchase Agreement, the Interconnection Agreement, the Operation and Maintenance Agreement, the Unit Agreement, the Cotenancy Agreement, the ThermaSource Drilling Contract, the BLM Leases, the BNSF Lease, the NLRC Lease, the RLF Lease, each of the other Real Estate Agreements and all Additional Project Documents.

“Projections” has the meaning set forth in subsection 4.1S.

“Project Party” means each Person (other than Agent and Note Holders) who is a party to a Transaction Document (including any Additional Project Party).

“PUHCA” means the Public Utility Holding Company Act of 2005, as amended from time to time, any successor statute thereto, and the implementing regulations related thereto.

“Qualifying Facility” means a facility that is a qualifying small power production facility using geothermal resources as its primary energy source and that satisfies the criteria and requirements set forth in 18 C.F.R. Part 292.

“Quarterly Payment Dates” means the last day of March, June, September and December of each year, commencing December 31, 2008; provided that if any such date is not a Business Day, the Quarterly Payment Date shall be the next succeeding Business Day.

“QF Notice” has the meaning set forth in subsection 5.14A.

“Real Estate Agreements” means each of the lease agreements and other agreements listed on Schedule 5.10(a) other than the DeLong Lease.

“Regulation T” means Regulation T of the Federal Reserve Board as may be from time to time in effect and any successor to all or any portion thereof.

“Regulation U” means Regulation U of the Federal Reserve Board as may be from time to time in effect and any successor to all or any portion thereof.

“Regulation X” means Regulation X of the Federal Reserve Board as may be from time to time in effect and any successor to all or any portion thereof.

“Renewable Energy Act” means an act of the Nevada legislature relating to energy and requiring certain providers of electric service to comply with the portfolio standard for renewable energy, and providing for other matters relating thereto, codified as Nevada Revised Statutes, chapter 704, sections 7801 or 7828 (NRS 704.7801 to .7828, inclusive), as such Laws may be amended or superseded.

“Renewable Energy System” means a “renewable energy system” as defined in the Renewable Energy Act and the regulations promulgated thereunder, as such Laws may be amended or superseded.

“Repaired Feasibly” means: (i) the Project can be repaired or restored in a manner that is technically feasible to at least as good condition or state of repair as it was in prior to the relevant Event of Loss or event of a Specified Casualty Loss; (ii) none of the following circumstances exists: (a) the repair or restoration of the Project or the operation of the Project as repaired or restored, in each case with available Insurance Proceeds or other amounts available for such purpose and otherwise permitted by the terms of this Agreement, would violate applicable Law or otherwise not be permitted under applicable Governmental Approvals; (b) the relevant Event of Loss or event of a Specified Casualty Loss (including the non-operation of the Project during any period of repair or restoration) has resulted or may reasonably be expected to result in a default giving rise to a termination of, or a materially adverse modification of, one or more of the Governmental Approvals or Project Documents, and such Governmental Approvals or Project Documents have not been replaced by replacement Governmental Approvals or Project Documents (1) on economic terms and conditions (A) reasonably expected to permit NGP I and Issuer to pay Mandatory Debt Service through the Maturity Date when due and to achieve the Target Note Balances in accordance with Schedule 1 to the Issuer Account Management Agreement and (B) at least as favorable to Issuer as those set forth in the Updated Projections delivered to Agent on the Restatement Effective Date and (2) on such other terms and conditions as are reasonably acceptable to Required Holders; (c) after taking into consideration the availability of Insurance Proceeds and such other proceeds available for the repair or restoration of the Project (including delayed opening and business interruption insurance proceeds), (1) there will not be adequate amounts available to pay all ongoing expenses, including Mandatory Debt Service, during the period of repair or restoration or (2) the ability of NGP I and Issuer to pay all ongoing expenses, including Mandatory Debt Service, when due and to achieve the Target Note Balances in accordance with Schedule 1 to the Issuer Account Management Agreement, subsequent to the completion of the repair or restoration of the Project, has been materially adversely impaired; provided that for purposes of the foregoing, it shall be assumed that delayed opening and business interruption insurance proceeds will be sufficient to pay Mandatory Debt Service and to achieve the Target Note Balances in accordance with Schedule 1 to the Issuer Account Management Agreement during the period of restoration or repair unless the insurer obligated to pay such proceeds is the subject of an insolvency proceeding or is contesting (whether by litigation, arbitration or by way of seeking compromises, releases or settlement of) its obligation to make payments in the amounts, at the times and otherwise in accordance with the policy; and (iii) construction contractors and vendors of recognized skill, reputation and creditworthiness have executed reconstruction contracts and purchase orders for the repair or restoration on terms and conditions reasonably acceptable to (a) in the case of the event of a Specified Casualty Loss, Agent, and (b) in the case of an Event of Loss, Required Holders.

“Reportable Event” means a “reportable event” within the meaning of Section 4043I of ERISA (other than a reportable event as to which the provision of thirty (30) days’ notice to the PBGC is waived under applicable regulations).

“Request for Notice” means requests for notice issued under NRS 107.090 to receive notices of default under any recorded trust deed.

“Required Holders” means Note Holders holding in the aggregate fifty-one percent (51%) or more of the principal amount of the Notes then outstanding.

“Reserve Letter of Credit” has the meaning set forth in Section 6.28A.

“Restatement Date Security Documents” means the Parent Pledge Agreement, the Issuer Account Management Agreement, the Control Agreement (Issuer Accounts), the Board Representation Agreement and all other instruments or documents delivered by any Note Document Party on the Restatement Effective Date pursuant to this Agreement or any other Note Document in order to grant to Agent, on behalf of Note Holders, a Lien on any property of that Note Document Party as security for the Obligations.

“Restatement Effective Date” means September 3, 2010.

“RLF” means RLF Nevada Properties, LLC, a Colorado limited liability company.

“RLF Lease” means that certain Geothermal Lease Agreement, dated as of March 31, 2003, between Nevada Land and Resource Company, LLC, a Delaware limited liability company (“NLRC”) and NGPC; (a) as disclosed of record by that certain Memorandum of Geothermal Lease #189093, dated as of April 14, 2003, by and between NLRC and NGPC, recorded on April 23, 2003 in the Humboldt Official Records as Document No. 2003-2346: (b) as amended by the Lease Amendment #189093, dated as of November 1, 2005, by between NLRC and NGPC; (c) as amended by the Notice of Lease Amendment #189093, dated as of February 1, 2006, by NLRC; (d) as affected by the Grant, Bargain and Sale Deed, dated as of September 19, 2006, executed by NLRC as grantor, in favor of RLF Nevada Project, LLC, a Colorado limited liability company (“RLF”) as grantee and recorded on October 3, 2006 in the Humboldt Official Records as Document No. 2006-6607 (as to RLF land); (e) as affected by the Partial Assignment of Geothermal Lease #189093, dated as of September 18, 2006, by and among NGP Inc., RLF and NLRC, recorded on October 3, 2006 in the Humboldt Official Records as Document No. 2006-6609; (f) as amended by the Amendment to Geothermal Lease Agreement, dated as of October 24, 2007, by and between RLF and NGPC; (g) which lease was assigned to NGP I by the Assignment and Assumption of Leases, dated as of October 24, 2007, by and among NGP Inc., NGPC, and NGP I, recorded on November 29, 2007 in the Humboldt Official Records as Document No. 2007-11216; (h) as affected by the Quitclaim Royalty Deed, by RLF as grantor, for the benefit of NGP I as grantee, dated as of December 23, 2009, recorded on December 30, 2009, in the Humboldt Official Records as Document No. 2009-5393; and (i) as amended by the Consent, Agreement and Lease Amendment, dated as of the date hereof, by and among NGP I, RLF, and John Hancock Life Insurance Company (U.S.A.), as administrative agent under the Senior Loan Documents (as to RLF land).

“S&P” means Standard & Poor’s Ratings Services (a division of the McGraw-Hill Companies, Inc.) or any successor thereto which is a nationally recognized rating agency.

“Section 1603” has the meaning set forth in the definition for Grant Proceeds.

“Secured Parties” means, collectively, Agent and Note Holders.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement Amendment” means that certain Security Agreement Amendment dated as of the date hereof by and among Issuer, Agent and Note Holders in the form of Exhibit C.

“Security Documents” means the Restatement Date Security Documents and all Additional Security Documents.

“Senior Debt Service” means, for any period, the amount of all principal, interest, commissions, discounts and other fees and charges due or accrued on all Indebtedness of NGP I (and its Subsidiaries, if any) for such period including, without limitation, all Obligations under any Senior Loan Documents.

“Senior Financing” has the meaning set forth in the recitals.

“Senior Lender” has the meaning set forth in the recitals.

“Senior Loan Documents” means (i) the Senior Note Purchase Agreement, (ii) the Indenture, (iii) the Hancock/Sponsor Letter Agreement, (vi) the Senior Note, (v) the Deed of Trust, (vi) the Senior Pledge Agreement and (vii) the Consents (as defined in the Senior Note Purchase Agreement, and any replacements thereof).

“Senior Note” means those notes issued to Senior Lender pursuant to the Senior Note Purchase Agreement.

“Senior Note Purchase Agreement” means that Note Purchase Agreement, dated as of the date hereof, 2010, by and among NGP I, NGP Blue Mountain I Noteholder Trust, John Hancock Life Insurance Company (U.S.A.), as administrative agent thereunder, and the United States Department of Energy, as guarantor of the notes issued thereunder (as the same may be amended, restated, supplemented or otherwise modified from time to time).

“Senior Pledge Agreement” means that certain Security Agreement, Pledge and Assignment, by and between NGP I and Wilmington Trust Company, as trustee, dated as of the date hereof (as the same may be amended, restated, supplemented or otherwise modified from time to time).

“Sierra Interconnect Letter of Credit” means an irrevocable standby letter of credit with a face amount not to exceed $1,370,100 for the benefit of Sierra Pacific Power, which shall be in form and substance acceptable to Agent.

“Sierra Pacific Power” means Sierra Pacific Power Company, a corporation organized and existing under the laws of the State of Nevada.

“Site” means those certain parcels described on Schedule 1.1, including, without limitation, the real property interests comprising the Unit for the Project.

“Specified Casualty Loss” means a casualty loss involving Insurance Proceeds not exceeding $2,500,000 for any single claim with respect to the Project.

“Sponsor” has the meaning set forth in the recitals hereto.

“Subject Claims” has the meaning set forth in subsection 9.2D.

“Subsidiary” means, with respect to any Person, (i) any corporation fifty percent (50%) or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, limited partnership, association, joint venture, limited liability company or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner or has a fifty percent (50%) or greater Equity Interest at the time.

“Supply Amount” means the “Supply Amount” as defined in the Power Purchase Agreement.

“Target Note Balance” means, with respect to any Quarterly Payment Date, the dollar amount set forth opposite Quarterly Payment Date on Schedule 1 of the Issuer Account Management Agreement.

“Target Principal Amount” has the meaning set forth in Section 3.3B(xi).

“Taxes” means any and all taxes, assessments, duties, fees, levies and similar governmental charges, together with any and all interest, penalties, fines and additions to tax imposed with respect thereto whether or not disputed.

“TCW/Sponsor Letter Agreement” means that certain Letter Agreement between Sponsor and Agent, for the benefit of Note Holders, dated as of the date hereof, in the form of Exhibit D.

“Termination Event” means (i) a Reportable Event with respect to any ERISA Plan, (ii) the initiation of any action by Issuer, any member of its ERISA Controlled Group or any ERISA Plan fiduciary to terminate an ERISA Plan (other than a standard termination under Section 4041(b) of ERISA) or the treatment of an amendment to an ERISA Plan as a termination under Section 4041(e) of ERISA, (iii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan, (iv) the withdrawal of Issuer or any member of its ERISA Controlled Group from a Multiemployer Plan during a plan year in which Issuer or such ERISA Controlled Group member was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Multiemployer Plan participants who are employees of Issuer or any member of its ERISA Controlled Group, (v) the partial or complete withdrawal of Issuer or any member of its ERISA Controlled Group from a Multiemployer Plan or (vi) Issuer or any member of its ERISA Controlled Group is in default (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

“ThermaSource” means ThermaSource Inc., a California corporation.

“ThermaSource Drilling Contract” means the Drilling Bid Proposal and Daywork Drilling Contract, dated as of November 30, 2007, between ThermaSource and NGP I.

“Transaction Documents” means, individually and collectively, the Note Documents, the Consent and Partial Release, the Project Documents, the Issuer Limited Liability Company Agreement, the NGP I Limited Liability Company Agreement, the Senior Loan Documents and the Consent and Waiver Agreement.

“Transferee” means any Person that is a transferee or assignee of, or that has been granted a participation in, any Note, and any successor to such Person’s or any other Note Holder’s interest in any Note.

“Transmission Line Contract” means that certain Engineering, Procurement and Construction Contract, dated as of September 12, 2008, by and between NGP I and Wilson Utility Construction Co.

“Unfunded Benefit Liabilities” means, with respect to any ERISA Plan at any time, the amount (if any) by which (i) the present value of all accrued benefits calculated on an accumulated benefit obligation basis and based upon the actuarial assumptions used for accounting purposes (i.e., those determined in accordance with FASB statement no. 35 and used in preparing the ERISA Plan’s financial statements) exceeds (ii) the fair market value of all ERISA Plan assets allocable to such benefits, determined as of the then most recent actuarial valuation report for such ERISA Plan.

“Unit” means the geothermal unit formed pursuant to the Unit Agreement.

“Unit Agreement” means the Unit Agreement for the Development and Operation of the Blue Mountain Unit Area (N-82457X), effective as of June 1, 2006, between NGPC and the other parties from time to time party thereto, as amended by that certain acknowledgment dated October 18, 2007 from the BLM Nevada Department of Minerals approving the transfer of the Blue Mountain Unit Agreement Operator to NGP I, and as further amended by that certain BLM Acknowledgment of Transfer of Working Interests from NGPC to NGP 1, dated as of May 21, 2009, and as further affected by that certain BLM Approval of the Initial Blue Mountain Participating Area, dated as of November 23, 2009.

“Unit Operator” means, for the Unit, the person designated to act as operator in accordance with the Unit Agreement for such Unit.

“Upfront Fee” has the meaning set forth in subsection 3.2C.

“Warrants” means those certain Warrants to Purchase Common Shares of Nevada Geothermal Power Inc., dated on or about the date hereof, issued by Sponsor to Note Purchasers (or their designees).

“Water Rights Permits” means Permits Nos. 77056 and 77407 issued by the Department of Conservation and Natural Resources Division of Water Resources of the State of Nevada on May 19, 2009, and Permits Nos. 78915, 78916, 78917, 78918, 78922 and 78923 issued by the Department of Conservation and Natural Resources Division of Water Resources of the State of

Nevada on December 23, 2009, each held jointly by NGP I and NLRC, and any amendments or modifications to, or substitutions for, such permits, including any such amendments, modifications or substitutions as are represented by a new or different permit number.

“Wireline Crossing Agreement” means that certain Wireline Crossing Agreement, dated as of February 26, 2008, by and among Union Pacific Railroad Company, NGP II, NGP III, NGP IV and NGP I, as tenants in comment with equal undivided interests.

“Yield Maintenance Amount” means, with respect to any applicable prepayment of the Notes pursuant to subsection 3.3B, to the extent required under clause (xi) thereof, or pursuant to subsection 3.3C and any payment on the Notes required in connection with an acceleration thereof pursuant to Section 8, an amount equal to the difference between:

(i)        the then present value of the remaining scheduled principal and interest payments on the Notes avoided by such prepayment or required repayment (including any principal and interest due on the date of prepayment), with the amount of the interest payments avoided determined in accordance with clause (ii) below, discounted at a rate that is equal to the yield to maturity of actively traded United States Treasury securities having a maturity equal to the remaining weighted average life of the principal payments on the Notes avoided by such prepayment, such yields to maturity to be determined in each case by interpolating linearly from the yield to maturity of actively traded, currently quoted United States Treasury securities whose maturities are closest to such remaining weighted average life, as such yields to maturity are quoted by the Knight-Ridder Financial Information division of Knight-Ridder, Inc. (or such other source as may be mutually acceptable to Issuer and Required Holders) at 12:00 p.m. (noon) (New York City time) on the date of such prepayment or required repayment, all as reasonably determined by Required Holders or Agent after consultation with Issuer; and

(ii)       the aggregate principal amount of the Notes being prepaid or required to be repaid pursuant to any applicable clause of subsection 3.3B or subsection 3.3C or due as a result of an acceleration under Section 8, plus any accrued but unpaid interest thereon.

1.2        Accounting Terms and Determinations.

A.        Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Agent or Note Holders hereunder shall (unless otherwise disclosed to Agent or Note Holders in writing at the time of delivery thereof in the manner described in clause B below) be prepared, in accordance with GAAP (other than, in the case of interim financial statements, the absence of normally recurring year-end adjustments and notes) applied on a basis consistent with that used in the preparation of the latest financial statements furnished to Note Holders hereunder (which, prior to the first financial statements delivered under Section 6.1, means the financial statements referred to in subsection 4.1T). All calculations made for the purposes of determining compliance with the terms of this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with that used in the preparation of the financial statements of Issuer furnished to Note Holders pursuant to subsection 6.1A or 6.1B unless (i) Issuer shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) Required Holders shall so object in writing within thirty (30) days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 6.1, means the financial statements referred to in subsection 4.1T).

B.        Issuer shall deliver to Note Holders at the same time as the delivery of any financial statements under subsection 6.1A or 6.1B a description in reasonable detail of any material variation between the application of accounting principles employed in the preparation of such statements and the application of accounting principles employed in the preparation of the next preceding annual or quarterly financial statements as to which no objection has been made in accordance with the last sentence of clause A above, and reasonable estimates of the differences between such statements arising as a consequence thereof.

C.        To enable the ready and consistent determination of compliance with the covenants set forth in Section 7, Issuer and NGP I will not change the last day of their Fiscal Year from June 30 of each Fiscal Year, or the last days of the first three (3) Fiscal Quarters in each of its Fiscal Years from September 30, December 31 and March 31 of each Fiscal Year, respectively, except in accordance with Section 7.9.

1.3        Certain Principles of Interpretation.

A.        Unless the context requires otherwise, any reference in this Agreement to any Transaction Document means such Transaction Document, respectively, and all schedules, exhibits and attachments thereto, as amended, supplemented or otherwise modified and in effect from time to time. Unless otherwise stated, any reference in this Agreement to any Person shall include its permitted successors and assigns and, in the case of any Governmental Authority, any Person succeeding to its functions and capacities.

B.        Defined terms in this Agreement shall include in the singular number the plural and in the plural number the singular.

C.        The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular provision of this Agreement and all references to Sections, subsections, Exhibits and Schedules shall be references to Sections, subsections, Exhibits and Schedules of this Agreement unless otherwise expressly specified.

D.        Unless otherwise expressly specified, any agreement, contract, or document defined or referred to herein means such agreement, contract or document in the form (including all amendments and clarification letters relating thereto) delivered to Agent and Note Holders on the Original Closing Date or Restatement Effective Date, as applicable, as the same may thereafter be amended, supplemented, or otherwise modified from time to time in accordance with the terms of this Agreement and of the other Note Documents.

E.        The words “include,” “includes” and “including” are not limiting.

F.        The word “or” is not exclusive.

G.       The term “knowledge” in relation to Issuer, and any other similar expressions, shall mean knowledge of each of Issuer and the other Issuer Parties, in each case, after due inquiry.

SECTION 2. THE SECURITIES; CLOSING; DELIVERY

2.1        Closing.

A.        Authorization of Securities. On the Original Closing Date, Issuer issued to (i) Note Purchasers multiple draw secured promissory notes of Issuer dated as of the Original Closing Date in an aggregate initial maximum principal amount of $180,000,000 (the “Notes” and, each, a “Note”), with the applicable initial maximum principal amount of the Note issued to each Note Purchaser set forth opposite its name on Schedule 2.1A(i) and (ii) Note Purchasers (or their respective designees) the Cash Settled Options, with the Applicable Percentage represented by the Cash Settled Option issued to each Note Holder set forth opposite its name on Schedule 2.1A(ii), taking into account increases in the Applicable Percentages resulting from additional draws after the Original Closing Date. As of the Restatement Effective Date, after giving effect to the prepayment to occur on such date pursuant to the Consent and Partial Release, the aggregate principal amount outstanding on the Notes is $87,032,967.70.

B.        Closing. The closing of the amendment and restatement of this Agreement shall be held or take place on September 3, 2010 at 9:00 a.m., New York City time, at the offices of O’Melveny & Myers LLP in New York City or at such other time and place as Issuer and Note Purchasers may agree upon.

C.        Delivery. Subject to the terms of this Agreement, at the Original Closing, Issuer delivered to each Note Purchaser the Note and the Cash Settled Option(s) purchased by such Note Purchaser hereunder.

2.2        Intentionally Omitted.

2.3        Use of Proceeds.

A.        General. Issuer has used the proceeds from the sale of the Notes, net of amounts applied to pay interest and fees under the Original NPA, solely to make NGP I Intercompany Loans, which, in turn, were used by NGP I solely to pay Project Costs in accordance with the Construction Budget and Additional Drilling Costs, or as otherwise approved by the Agent.

B.        Margin Regulations. No portion of the proceeds from the sale of the Notes or Cash Settled Options was used or shall be used by Issuer for the purpose of “purchasing” or “carrying” any Margin Stock or used in any manner which might cause the purchase of the Notes or the application of such proceeds to violate Regulation U, Regulation T, or Regulation X, in each case as in effect on the Original Closing Date and on the date of such use of proceeds.

2.4        Allocation of Purchase Price of the Cash Settled Options.

Issuer and Note Purchasers, in consideration of the issuance of the Cash Settled Options, have allocated $1,000,000 as the aggregate fair market value of the Cash Settled Options as of the Original Closing Date; provided, that nothing contained in this Section 2.4 shall reduce the amount any Note Holder is entitled to receive pursuant to this Agreement, any Note or any other Note Document.

SECTION 3. THE NOTES – MATURITY; INTEREST AND FEES; PRINCIPAL PAYMENTS

3.1        Maturity.

The Notes shall mature on the Maturity Date, and on such date, or on any accelerated maturity as herein provided, the full amount of principal (including all amounts added to principal pursuant to subsection 3.2B(i)) under the Notes then outstanding, all accrued and unpaid interest thereon and, as applicable, all Yield Maintenance Amount with respect thereto, shall be due and payable.

3.2        Fees and Interest.

A.        Upfront Fee. On the Original Closing Date, Issuer paid to Agent, for allocation to Agent and Note Purchasers, as agreed among Agent and Note Purchasers, a non-refundable fee equal to two percent (2.0%) of the Commitment Amount (the “Upfront Fee”), which was paid from (or netted against) the proceeds of the Initial Advance.

B.        Interest on the Notes.

(i)          Base Interest. Subject to the provisions of subsection 3.2B(ii), the unpaid principal amount of the Notes shall bear interest at a base rate of fourteen percent (14.0%) per annum (such interest is referred to herein as the “Base Interest”) payable in arrears on and to each Payment Date; provided that, Base Interest equal to no more than six percent (6.0%) per annum may be added to the unpaid principal of the Notes on the applicable Payment Date, in lieu of payment in cash, solely to the extent that the sum of cash on hand at Issuer (including without limitation cash held in the Equity Distribution Account and Available Cash Flow) is not sufficient to enable Issuer to pay all Base Interest in cash. All amounts of Base Interest added to the principal of the Notes pursuant to this subsection 3.2B(i) shall bear interest as provided herein, be payable as provided in Section 3.3 and be due and payable on the Maturity Date or any accelerated maturity.

(ii)         Default Interest Rate. Upon the occurrence and during the continuance of an Event of Default hereunder, the unpaid principal amount of the Notes (including all amounts added to principal pursuant to clause (i) of this subsection 3.2B) and, to the extent permitted by Law, any accrued and unpaid interest thereon and any other Obligations then due and payable shall bear interest at the Default Interest Rate payable upon demand.

(iii)        Computation of Interest. Interest on the Notes accrued pursuant to subsections 3.2B(i) and 3.2B(ii) shall be computed on the basis of a year consisting of three hundred sixty-five (365) days and the actual number of days elapsed in the period during which it accrues.

(iv)        Maximum Amount of Interest. Anything to the contrary herein or in any Note Document notwithstanding, interest payable hereunder shall not exceed the maximum amount permitted under applicable Law.

3.3        Mandatory Principal Payments and Prepayments.

A.        Scheduled Principal Payments. On the Maturity Date, or on any accelerated maturity as provided herein, all principal (including all amounts added to principal pursuant to subsection 3.2B(i)) then outstanding on the Notes, together with all accrued and unpaid interest thereon, and, in the case of accelerated maturity, the Yield Maintenance Amount with respect thereto, shall be due and payable.

B.        Mandatory Prepayments.

(i)        Prepayments from Equity Issuances and/or Equity Contributions. Issuer shall prepay, or shall cause NGP I to make Distributions to Issuer in an amount sufficient to permit Issuer to prepay, the outstanding principal of the Notes (together with all amounts required in accordance with clause (xi) of this subsection 3.3B) with the proceeds of any equity issuance or sale conducted with the prior written consent of Agent and the Required Holders or any equity contribution made to Issuer (other than amounts contributed to NGP 1 in accordance with Section 2.2A of the Issuer Account Management Agreement) on the day such proceeds are received or, if such day is not a Business Day, on the next succeeding Business Day.

(ii)        Prepayments from Unused Loss Proceeds.

(a) If there shall occur any Event of Loss and (1) an Authorized Officer of Issuer and the Independent Engineer shall deliver to Agent written information acceptable to Required Holders that the Project can be Repaired Feasibly and (2) Agent shall receive an opinion of counsel acceptable to Required Holders covering such matters in connection with the proposed repair or restoration as Required Holders shall reasonably require, including that all Governmental Approvals, amendments to Transaction Documents and all other instruments, in each case to the extent necessary for the purpose of completing such repair or restoration or granting Agent (or, as applicable, any agent for lenders of Senior Loan Documents) a Lien on the repaired or restored property, have been obtained or delivered, then Issuer shall cause NGP I to use its best efforts to cause any such repair or restoration to be commenced and completed promptly and diligently at its own cost and expense. From time to time after Agent shall have received the documents required to be delivered under clauses (1) and (2) above, any Loss Proceeds arising out of the applicable Event of Loss may be applied by NGP I to pay for the cost of the repair or restoration actually incurred by NGP I, upon the delivery by Issuer to Agent of a certificate of an Authorized Officer which (I) describes in reasonable detail the nature of the repair or restoration, (II) states that NGP I has available amounts in the form of Loss Proceeds or otherwise to complete such repair or restoration in compliance with this subsection 3.3B(ii), (III) states the cost of such repair or restoration and the specific amount requested to be paid over to or upon the order of NGP I, the timing of such payments and that such amount is requested to pay the cost thereof (together with any documentation supporting such statement as Required Holders may reasonably request), (IV) states that the Project can be Repaired Feasibly and (V) states that no Event of Default has occurred and is continuing; provided that all such Loss Proceeds shall be held in a collateral account securing the obligations under the Senior Loan Documents or, if such obligations have been repaid, Issuer shall cause NGP I to make a Distribution of such Loss Proceeds to Issuer to be held in a collateral account securing the obligations under the Note Documents, until so applied and withdrawn only in accordance with draw procedures as Agent shall reasonably require.

(b) If (1) with respect to Loss Proceeds the disposition of which is covered under clause (a) of this subsection 3.3B(ii), the conditions specified in clauses (1) and (2) of such clause (a) are not satisfied within the later of (I) 45 days after receipt of such Loss Proceeds or (II) 90 days after the Event of Loss, or (2) with respect to any Loss Proceeds arising from a Specified Casualty Loss (the disposition of which is covered under clause (c) of this subsection 3.3B(ii)), any of such Loss Proceeds shall remain after any Specified Casualty Loss for which such Loss Proceeds were received has been fully repaired or restored (as certified in writing by the Borrower and the Independent Engineer), then in each case, subject to the Senior Loan Documents, Issuer shall cause NGP I make a Distribution in an amount equal to all of the applicable unused Loss Proceeds to Issuer, which Issuer shall apply to prepay the outstanding principal of the Notes (together with all amounts required in accordance with clause (xi) of this subsection 3.3B).

(c) With respect to any Loss Proceeds arising from any Specified Casualty Loss, Issuer shall provide, or cause NGP I to provide, written information to Agent describing the use to which such Insurance Proceeds are to be put and demonstrating to the reasonable satisfaction of Agent (acting in consultation with the Independent Engineer) that the Project can be Repaired Feasibly. Upon the satisfaction of the conditions described in the preceding sentence, and if no Event of Default shall have occurred and be continuing, such Insurance Proceeds shall be paid to NGP I (up to a maximum of $2,500,000 with respect to any single claim) and deposited promptly into a collateral account securing the obligations under the Senior Loan Documents or, if such obligations have been repaid, Issuer shall cause NGP I to make a Distribution of such Loss Proceeds to Issuer to be held in a collateral account securing the obligations under the Note Documents, and applied by Issuer in its reasonable discretion to the cost of the repair or restoration of the Project, as described in the written information provided to Agent.

(iii)        Prepayment from Performance Liquidated Damages. Subject to the Senior Loan Documents, Issuer shall prepay, or cause NGP I to make Distributions to Issuer in an amount sufficient to permit Issuer to prepay, the outstanding principal of the Notes (together with all amounts required in accordance with clause (xi) of this subsection 3.3B) with Performance Liquidated Damages paid under the EPC Contract or paid by any other contractor of NGP I in respect of the Gathering System Contract or the Transmission Line Contract on the day such amounts are received or, if such day is not a Business Day, on the next succeeding Business Day; provided, that no prepayment shall be required to be made with proceeds received in respect of any warranty payment to the extent that such proceeds are (a) to be applied to repair the item for which such warranty payment was received and (b) held in a collateral account pending such application.

(iv)         Prepayment from Proceeds of Indebtedness. Issuer shall prepay, or, in the case of any issuance of Indebtedness by NGP I, subject to the Senior Loan Documents, cause NGP I to make Distributions to Issuer in an amount sufficient to permit Issuer to prepay, the outstanding principal of the Notes (together with all amounts required in accordance with clause (xi) of this subsection 3.3B) with the proceeds of Indebtedness (other than Indebtedness permitted under Section 7.2 (except to the extent required by such Section 7.2)) on the day the proceeds of such Indebtedness are received or, if such day is not a Business Day, on the next succeeding Business Day.

(v)          Prepayment from Proceeds of Asset Dispositions. Issuer shall prepay, and subject to the Senior Loan Documents shall cause NGP I to make Distributions to Issuer in an amount sufficient to permit Issuer to prepay, the outstanding principal of the Notes (together with all amounts required in accordance with clause (xi) of this subsection 3.3B) with the net proceeds of any asset dispositions (other than asset dispositions permitted under subsection 7.4A) on the day such net proceeds are received or, if such day is not a Business Day, on the next succeeding Business Day.

(vi)         Prepayments from Extraordinary Distributions. Issuer shall, upon receipt of any Extraordinary Distribution, prepay the outstanding principal of the Notes (together with all amounts required in accordance with clause (xi) of this subsection 3.3B) with the proceeds of such Extraordinary Distribution (including without limitation but without duplication of any amounts prepaid pursuant to clauses (i) through (v) above, proceeds of equity issuances, unused Loss Proceeds, Grant Proceeds and Performance Liquidated Damages required to be prepaid pursuant to clause (iii) above, proceeds of Indebtedness (other than Indebtedness permitted under Section 7.2) and proceeds of asset dispositions (other than asset dispositions permitted under subsection 7.4A)) on the day such Extraordinary Distribution is received or, if such day is not a Business Day, on the next succeeding Business Day.

(vii)        Prepayment from Mandatory Cash Flow Prepayment Amount. On each Quarterly Payment Date (commencing with the first Quarterly Payment Date ending on or after the EPC Substantial Completion Date), Issuer shall apply any Mandatory Cash Flow Prepayment Amount as set forth in Section III of the Issuer Account Management Agreement to prepay the outstanding principal of the Notes (together with all amounts required in accordance with clause (xi) of this subsection 3.3B).

(viii)       Prepayment upon a Change of Control. Upon the occurrence of a Change of Control, Issuer shall prepay the outstanding principal of the Notes (together with all amounts required in accordance with clause (xi) of this subsection 3.3B) on the day such Change of Control occurs or, if such day is not a Business Day, on the next succeeding Business Day.

(ix)          Restrictions on Prepayment. Issuer’s obligation to make, and to cause NGP I to make Distributions to Issuer to make, any prepayment of the Notes pursuant to clauses (i) through (v) above shall be subject to the terms of the Senior Loan Documents to the extent requiring any action, including a Distribution by NGP I.

(x)          No Consent. Nothing set forth in this subsection 3.3B shall be deemed to constitute consent by the Note Holders to any transactions described in this subsection 3.3B to the extent such transactions are restricted by other provisions of this Agreement or any other Transaction Document.

(xi)         Inclusion of Interest and Premium with Prepayments. Any prepayment of principal on the Notes pursuant to this subsection 3.3B shall be made together with all accrued and unpaid interest thereon, plus,

(a) except to the extent clause (b) below applies, in the case of prepayments of Notes under clauses (i), (v), (vi) or (viii) of this subsection 3.3B, the Yield Maintenance Amount with respect to the amount of such prepayment; and

(b) in the case of prepayments of Notes (1) under clause (vi) of this subsection 3.3B made in respect of Grant Proceeds after the date hereof and prior to September 2, 2011, an amount equal to ten percent (10%) of the principal amount prepaid and (2) under clause (i), (v), (vi) (as to Grant Proceeds only, other than any Grant Proceeds previously prepaid pursuant to the immediately preceding clause (1) of this subsection (b)) or (viii) (solely to the extent made in respect of proceeds from a tax equity transaction that resulted in a Change of Control) after the date hereof and on or prior to March 2, 2012, fifteen percent (15%) of the principal amount prepaid (the prepayment premium under (1) or (2), as applicable, the “Alternative Yield Maintenance Premium”); provided that, to the extent any such prepayment pursuant to clause (i), (v), (vi) or (viii) of this subsection 3.3B prior to the dates set forth above in this subsection (b) shall reduce the aggregate outstanding principal amount of the Notes to less than $70,000,000 (the “Target Principal Amount”), the amount of such prepayment equal to the difference between (I) the Target Principal Amount and (II) the aggregate outstanding principal balance of the Notes after giving effect to such prepayment shall be accompanied by the Yield Maintenance Amount with respect to such amount of such prepayment, rather than the Alternative Yield Maintenance Premium (and the Alternative Yield Maintenance Premium shall apply to the remaining portion of such prepayment).

Any amount prepaid on the Notes may not be reborrowed. Notwithstanding anything set forth in this subsection 3.3B to the contrary, no prepayment in an amount less than $50,000 shall be required at any time.

C.        Optional Prepayments of Principal and Commitment Reductions.

Issuer may prepay the principal amount of the Notes outstanding in whole or in part; provided, that (i) Issuer shall give Agent not less than thirty (30) days’ prior written notice, specifying the principal amount to be prepaid and the date of prepayment, (ii) in the case of any prepayment, such prepayment shall include all accrued and unpaid interest on the principal amount to be prepaid plus the Yield Maintenance Amount with respect to the amount so prepaid and (iii) any such prepayment shall be in an aggregate minimum amount of $5,000,000 (or, if less, the outstanding principal amount) and multiples of $500,000 in excess of that amount. Any amount prepaid on the Notes may not be reborrowed.

D.        Yield Maintenance Amount.

Note Purchasers and Issuer agree that any Yield Maintenance Amount payable pursuant to this Section 3.3 or Section 8.2 is a liquidated amount agreed upon to provide yield maintenance protection, is a reasonable estimate of Note Holders’ loss in connection with the applicable prepayment and does not constitute a penalty.

3.4        Application of Mandatory Payments.

Any prepayments in accordance with subsections 3.3B and 3.3C and any scheduled principal payments in accordance with subsection 3.3A shall be applied in the following order of priority: first, to any outstanding interest then due and payable pursuant to the Notes to the full extent thereof; second, to the Yield Maintenance Amount, if any, due under the Notes to the full extent thereof; and third, to principal (including all amounts added to principal pursuant to subsection 3.2B(i)) outstanding under the Notes to the full extent thereof.

3.5        Taxes.

A.        Any and all payments on account of any Obligation hereunder or under any other Note Document shall be made free and clear of and without deduction for any Indemnified Taxes (including, without limitation, Other Taxes). If for any reason Issuer shall be required to deduct or withhold any Indemnified Taxes (including, without limitation, Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5), each Note Holder receives an amount equal to the sum it would have received had no such deductions been made and (ii) Issuer shall make such deductions or withholdings. Notwithstanding the foregoing, no sums payable shall be increased under clause (i) of the previous sentence to account for any deductions or withholdings with respect to Taxes of a Note Holder, Agent, or Transferee, if such Note Holder, Agent or Transferee, as the case may be, fails to provide Issuer with the tax forms and documentation required to be provided by it under subsection 3.5E; provided that if such Note Holder, Agent or Transferee shall have satisfied the requirements of subsection 3.5E on the date such Note Holder, Agent or Transferee became a Note Holder, Agent or Transferee, nothing in this subsection 3.5A shall relieve Issuer of its obligation to pay any amounts pursuant to clause (i) of the previous sentence in the event that, as a result of any change in any applicable Law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Note Holder, Agent or Transferee, as the case may be, is no longer properly entitled to deliver forms, certificates or other associated documentation at a subsequent date establishing the fact that such Note Holder, Agent or Transferee is not subject to withholding as described in subsection 3.5E.

B.        In addition, Issuer shall pay any Indemnified Taxes (including, without limitation, Other Taxes) to the relevant Governmental Authority in accordance with applicable Law, and, if the liability for any Indemnified Taxes (including, without limitation, Other Taxes) is imposed on any Note Holder, shall pay such Tax to the relevant Governmental Authority on behalf of and in the name of such Note Holder.

C.        Issuer shall indemnify Note Holders, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes (including, without limitation, Other Taxes) paid or payable by such Note Holder on or with respect to any payment by or on account of any Obligation hereunder or under any other Note Document (including Indemnified Taxes (including, without limitation, Other Taxes) imposed or asserted on or attributable to amounts payable under this Section 3.5) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes (including, without limitation, Other Taxes) were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Issuer by any Note Holder shall be conclusive absent manifest error.

D.        As soon as practicable after any payment of Indemnified Taxes (including, without limitation, Other Taxes) by Issuer to a Governmental Authority, Issuer shall deliver to Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent. In the event a Note Holder determines in its sole discretion that it has received a refund for Indemnified Taxes (including, without limitation, Other Taxes) as to which it has been indemnified by Issuer or with respect to which Issuer has paid additional amounts pursuant to subsection 3.5A or 3.5C, such Note Holder shall refund such amounts to Issuer, less any costs incurred by such Note Holder to recover such amounts and in the administration thereof, or otherwise reimburse Issuer for such benefit (less any costs incurred by such Note Holder to recover such amounts and in the administration thereof); provided, that Issuer, upon the request of such Note Holder, agrees to repay the amount paid over to Issuer (plus penalties, interest or other reasonable charges) to such Note Holder in the event such Note Holder is required to repay such refund to a taxing authority.

E.        Each Note Holder, Agent and each Transferee agrees to (i) deliver to Issuer (with a copy to Agent) on or prior to the date of the first interest payment to be received by such Person, or, in the case of Transferee, on or prior to the date it first becomes a Transferee, two accurate and complete original duly executed copies of all form(s) and associated documentation required under applicable Law to establish in accordance with United States Treasury Regulations such Person’s exemption or reduction from United States backup withholding and United States withholding taxes with respect to all payments to be made to or for the account of such Person under this Agreement, the Notes and the other Note Documents; provided that, in the event a Note Holder is receiving additional payments under clause (i) of the first sentence of subsection 3.5A, a Transferee of such Note Holder shall only be required to provide documentation establishing a rate no greater than that applicable to the transferring Note Holder and shall be entitled to the additional amounts that were being paid to such transferring Note Holder pursuant to clause (i) of the first sentence of subsection 3.5A; and (ii) at Issuer’s timely written request (with a copy to Agent), update such form(s) and documentation as necessary under applicable Law to maintain such exemption or reduction from United States backup withholding and United States withholding taxes or, if applicable, to thereafter establish the applicable rate of United States withholding taxes; provided, however, that a Note Holder, Agent or Transferee shall not be required to deliver any form(s) and associated documentation pursuant to this subsection 3.5E that it is not legally able to deliver.

3.6        General Provisions Regarding Payment.

A.        If more than one Note is outstanding, all payments on the Notes shall be applied to the Notes pro rata based on the principal amounts outstanding.

B.        All payments of principal and interest and other amounts due hereunder and under the Notes shall be in same day funds and delivered to Note Holders not later than 12:00 p.m. (noon) (New York time) on the date due (without setoff or counterclaim) in lawful money of the United States of America in immediately available funds through wire transfer to the account of the applicable Note Holder as set forth on Schedule 3.6B opposite the name of such Note Holder or at such other place in the United States as shall be designated in writing by such Note Holder to Issuer (such payment instructions the “Note Holder Payment Instructions”). At the time of payment, written confirmation of such payment shall be sent to the applicable Note Holder by telecopy at the number set forth in Note Holder Payment Instructions indicating the principal and interest paid and a wire transfer identification number. Funds received by Note Holders after that time shall be deemed to have been paid on the next succeeding Business Day. Whenever any payment to be made hereunder or under the Notes shall be stated to be due on a day that is not a Business Day, the payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and fees (if applicable) hereunder or under the Notes.

SECTION 4. CONDITIONS TO EFFECTIVENESS

4.1        Conditions to Effectiveness.

This Agreement shall be effective only upon the satisfaction as of the Restatement Effective Date of each of the following conditions, unless waived by Agent or Required Holders:

A.        Organizational Documents; Transaction Documents and Other Agreements. On or before the Restatement Effective Date, Issuer shall have delivered, and shall have caused each other Transaction Document Party to deliver, to Note Holders:

(i)          This Agreement. An original fully executed Agreement.

(ii)         Warrants. Original fully executed Warrants, to the extent not previously delivered, with the number of warrants represented by the Warrant issued to each Person listed set forth opposite its name on Schedule 4.1(A)(ii).

(iii)        Consent and Partial Release. An original fully executed Consent and Partial Release.

(iv)        Account Management Agreement Amendment. An original fully executed Account Management Agreement Amendment.

(v)         Security Agreement Amendment. An original fully executed Security Agreement Amendment.

(vi)        Irrevocable Payment Instruction. A fully executed Irrevocable Payment Instruction.

(vii)       TCW/Sponsor Letter Agreement. A original fully executed TCW/Sponsor Letter Agreement.

(viii)       Other Transaction Documents. A fully executed original of each other Transaction Document to be entered into on the Restatement Effective Date.

(ix)         Senior Loan Documents. A fully executed copy of each Senior Loan Document.

(x)          DOE Guarantee. The DOE Guarantee shall have been issued in connection with the Senior Loan Documents and Agent shall have received a fully executed copy of the DOE Guarantee.

(xi)         Other Documents. A copy of such other documents, instruments and agreements as Agent shall reasonably request, in form and substance reasonably satisfactory to Agent.

B.        Paydown Amount; Consent and Partial Release. On or before the Restatement Effective Date, Issuer shall have delivered, and shall have caused each other Note Document Party to deliver, to Note Holder

(i)          Paydown Amount. Each Note Holder shall have received its pro rata portion of the Paydown Amount, in cash, in the account designated in writing by such Note Holder in the Consent and Partial Release.

(ii)         Restructuring Partial Release. The Consent and Partial Release shall have been fully executed and all conditions precedent set forth in Section 1.1 of the Consent and Partial Release shall have been satisfied and the Consent and Partial Release shall be effective, or arrangements satisfactory to Agent shall have been irrevocably entered into in order to ensure the immediate satisfaction of the conditions precedent in Section 1.1 of the Consent and Partial Release.

C.        Project Documents and Governmental Approvals.

Except to the extent delivered to Agent on the Original Closing Date, Agent shall have received copies of (i) each Project Document (together with all amendments, supplements, schedules and exhibits thereto), each of which (a) shall have been duly authorized, executed and delivered by each Person party thereto (other than Agent and Note Holders), (b) is in form and substance satisfactory to Note Holders, and (c) is in full force and effect and (ii) each Governmental Approval listed on Schedule 5.7A (together with all amendments, supplements, attachments and exhibits thereto), each of which shall be (a) in form and substance satisfactory to Note Holders and (b) in full force and effect and final and Non-Appealable. Except as disclosed in writing to Agent, as of the Restatement Effective Date, none of the Project Documents have been amended, modified or terminated from those delivered on the Original Closing Date.

D.        Certifications Regarding Project Documents and Governmental Approvals.

(i)         Agent shall have received a certificate of an Authorized Officer of Issuer, dated the Restatement Effective Date, certifying that (a) the copies of the Project Documents delivered pursuant to subsection 4.1C(i) (as delivered on the Original Closing Date and as supplemented as of the Restatement Effective Date) are true, correct and complete copies of such documents, and that such documents are in full force and effect and no term or condition thereof has been amended from the form thereof delivered to Agent, or waived and (b) to Issuer’s knowledge, NGP I and the other parties to such documents have performed or complied with all material agreements and conditions contained in such documents and any agreements or documents referred to therein required to be performed or complied with by each of them on or before the Restatement Effective Date, other than as disclosed on Schedule 4.1D(i) in writing to Agent.

(ii)        Agent shall have received a certificate of an Authorized Officer of Issuer, dated the Restatement Effective Date, certifying that (a) the copies of the Governmental Approvals delivered pursuant to subsection 4.1C(ii) (as delivered on the Original Closing Date) are true, correct and complete copies of such Governmental Approvals, and that such Governmental Approvals are in full force and effect, final and Non-Appealable and no term or condition thereof has been amended from the form thereof delivered to Agent, or waived, (b) to Issuer’s knowledge, NGP I has performed or complied with all material agreements and conditions contained in such Governmental Approvals and any agreements or documents referred to therein required to be performed or complied with by it on or before the Restatement Effective Date, and (c) subject to the foregoing, to Issuer’s knowledge, NGP I is not in default in the performance or compliance with any of the terms or provisions thereof.

E.        Certificate of an Authorized Officer.

Agent shall have received a certificate of an Authorized Officer of Issuer, dated as of the Restatement Effective Date, certifying that before and after giving effect to the Consent and Partial Release and the incurrence of the obligations under the Senior Loan Documents, (i) no Default or Event of Default exists, (ii) all of the representations and warranties of any Issuer Party made in this Agreement and the other Transaction Documents are true and correct in all material respects on and as of the Restatement Effective Date (except to the extent such representation and warranty expressly relates to an earlier date, in which case such representation and warranty was true and correct in all material respects as of such date), (iii) all conditions precedent to the Restatement Effective Date have been satisfied or have been waived by Note Holders in writing, (iv) other than as disclosed in writing to Agent, since December 31, 2009, there has been no event or occurrence which has resulted in or could reasonably be expected to result in, individually or in the aggregate, any Material Adverse Effect, and (v) attaching each of the documents referred to in Section 4.1A and certifying that such documents are true, correct and complete copies and are in full force and effect without modification or amendment as of the Restatement Effective Date.

F.        Parent Documents.

Agent shall have received copies of the certificate of formation and limited liability company operating agreement of Parent together with a certificate of an Authorized Officer of Parent certifying that such documents delivered to Agent at the Restatement Effective Date are true, accurate and complete as of the Restatement Effective Date.

G.        Issuer Documents.

Agent shall have received the certificate of formation of the Issuer and the Issuer Limited Liability Company Agreement together with a certificate of an Authorized Officer of Issuer certifying that such documents delivered to Agent at Restatement Effective Date are true, accurate and complete as of the Restatement Effective Date.

H.        NGP I Documents.

Agent shall have received the certificate of formation of NGP I and the NGP I Limited Liability Company Agreement together with a certificate of an Authorized Officer of NGP I certifying that such documents delivered to Agent at the Restatement Effective Date are true, accurate and complete as of the Restatement Effective Date.

I.          Certified Resolutions, etc.

Agent shall have received certificates of an Authorized Officer of each Note Document Party, dated the Restatement Effective Date, certifying (a) the names and true signatures of the incumbent officers of such Note Document Party authorized to sign the Note Documents to which such Note Document Party is a party and (b) that all required corporate or limited liability company action, as the case may be, for approving and authorizing the execution, delivery and performance of all such Note Documents (copies of which shall be attached to such certificate) has been taken.

J.        Authority to Conduct Business.

Agent shall have received evidence that (i) Parent is duly authorized as a limited liability company to carry on its business as now being conducted and as proposed to be conducted by it in each jurisdiction in which it is required to be so authorized; (ii) Issuer is duly authorized as a limited liability company to carry on its business as now being conducted and as proposed to be conducted by it in each jurisdiction in which it is required to be so authorized; (iii) NGP I is duly authorized as a limited liability company to carry on its business as now being conducted and as proposed to be conducted by it in each jurisdiction (including the State of Nevada) in which it is required to be so authorized; and (iv) Operator is duly authorized as a limited liability company to carry on its business as now being conducted and as proposed to be conducted by it in each jurisdiction (including the State of Nevada) in which it is required to be so authorized.

K.        Opinions of Counsel.

Agent shall have received legal opinions from the following counsel, each addressed to Agent, each Note Holder and each Person who may become a purchasing Note Holder, dated the Restatement Effective Date, covering such matters relating to the transactions contemplated by the Transaction Documents and Senior Loan Documents and otherwise satisfactory in form and substance to Agent:

(i)        Latham & Watkins LLP, counsel to Note Document Parties; and

(ii)        Allison, MacKenzie, Pavlakis, Wright & Fagan, Ltd., Nevada counsel to Note Document Parties.

L.        Security Documents; Filings.

The Restatement Date Security Documents and all financing statements or other instruments with respect thereto, as may be necessary, shall have been duly filed or recorded in such manner and in such places as are required by Law to establish and perfect first priority Liens in favor of Agent for the benefit of Note Holders, as granted or purported to be granted in the Collateral pursuant to the Restatement Date Security Documents. Without limiting the generality of the foregoing, (i) Parent shall have executed and delivered the Parent Pledge Agreement and the Board Representation Agreement, (ii) Issuer shall have executed and delivered the Issuer Security Agreement, (iii) Issuer shall have executed and delivered the Issuer Account Management Agreement, (iv) Issuer shall have entered into the Control Agreement (Issuer Accounts) in form and substance satisfactory to Agent acting on behalf of Note Holders, (v) each Note Document Party, as applicable, shall have executed and filed, or caused to be filed, UCC-1 financing statements with respect to the Collateral in all jurisdictions required to provide Agent such perfected security interest in the Collateral and (vi) Agent shall have received all membership interest certificates (together with stock powers executed in blank) representing all of the outstanding membership interests of Issuer to be pledged to Agent pursuant to the terms of the Parent Pledge Agreement. Agent shall have received either copies of all such documents (including copies of all acknowledgment copies of filed financing statements and all other recordings made pursuant hereto) or other evidence satisfactory to Note Holders of the filing of all such financing statements and other recordings. All Taxes (including mortgage or deed of trust recording Taxes and recording fees), fees and other charges payable in connection therewith shall have been paid in full by Issuer.

M.        Record Searches.

A search, made no more than seven (7) days prior to the Restatement Effective Date, of the Uniform Commercial Code filing offices or other registers in Nevada or Delaware, as applicable, and in each jurisdiction in which any Note Document Party has an office or in which assets of any Note Document Party are located, as certified by an Authorized Officer of Issuer, shall have revealed no filings or recordings (other than those made with respect to Permitted Prior Liens, with respect to any Collateral or any other assets of NGP I in favor of any Person other than Agent). A list of all of such filings and recordings is set forth on Schedule 4.1M. Agent shall have received a copy of the search reports obtained as a result of such search.

N.        Title Insurance (Real Estate).

Agent shall have received evidence satisfactory to Agent that Agent is named as an additional insured and loss payee under the Owner’s Title Policy.

O.        Survey.

Agent and Note Holders shall have received an ALTA/ACSM “as built” survey for the Project in form and substance reasonably acceptable to Note Holders.

P.        Regulatory Status.

Agent shall have received evidence, in form and substance satisfactory to Note Holders, that: (i) the Project as owned and operated by NGP I is a Qualifying Facility eligible for the regulatory exemptions from (a) PUHCA, under 18 C.F.R. §§ 292.602 (b); (b) state laws and regulations respecting the rates, financial and organizational regulation of electric utilities, under 18 C.F.R. § 292.602 (c); (c) the Federal Power Act, under 18 C.F.R. § 292.601(c), except Sections 205 and 206 and other provisions of the Federal Power Act set forth in 18 C.F.R. § 292.601(c)(2)-(5); (ii) NGP I obtained MBR Authority from FERC as of the MBR Authority Date; (iii) each of Parent and Issuer is (a) a “holding company” under PUHCA solely with respect to its direct or indirect ownership of NGP I and (b) is exempt from regulation under PUHCA pursuant to 18 C.F.R. § 366.3(a)(1); and (iv) neither Parent nor Issuer is or will be subject to regulation under the Federal Power Act, except for regulation under Sections 203 and 301(c) of the Federal Power Act resulting solely from its direct or indirect ownership of NGP I.

Q.        Governmental Approvals.

Agent shall have received a certificate of the Authorized Officer of Issuer certifying that (i) Schedule 5.7A lists all Necessary Project Approvals and Schedule 5.7A lists all Deferred Approvals, (ii) attached to such certificate are true, correct and complete copies of all such Necessary Project Approvals to the extent not delivered on the Original Closing Date and (iii) all such Necessary Project Approvals are in full force and effect, final and Non-Appealable as of the Restatement Effective Date.

R.        Financial Statements and Information.

Agent shall have received from Issuer (i) consolidated financial statements for the Fiscal Quarter ended March 31, 2010 and (ii) such other financial information as Agent or any Note Holder may reasonably request.

S.        Updated Projections.

Agent shall have received projections (the “Projections”), prepared in good faith and certified by an Authorized Officer of Issuer as to the reasonableness of the underlying assumptions and the conclusions based thereon and satisfactory in form, substance, and detail to Note Holders and the Independent Engineer, covering the period from the Restatement Effective Date through the date which is twenty-five (25) years following the Scheduled PPA Commercial Operation Date. The Projections shall include the Debt Service Coverage Ratios, consolidated cash flow statements of Issuer and its Subsidiaries for each Fiscal Quarter for the first four Fiscal Quarters following the Restatement Effective Date and for each Fiscal Year commencing with the first Fiscal Year following the Restatement Effective Date, and they shall state any assumptions made in connection with the preparation thereof.

T.        Insurance.

Agent shall have received (i) a certificate of the Authorized Officer of Issuer satisfactory to Agent certifying that the insurance requirements set forth on Schedule 6.9 have been satisfied and that such insurance and all other insurance required to be obtained by NGP I pursuant to the

Transaction Documents and the Senior Loan Documents is in full force and effect and that all premiums due thereon have been paid and (ii) a report of the Insurance Advisor in form and substance satisfactory to Note Holders, discussing, among other matters that Agent may require in its reasonable discretion, the adequacy of the insurance coverage for the Project, together with a certificate of the Insurance Advisor in the form of Exhibit E appropriately completed to the satisfaction of Agent.

U.        Fees and Expenses.

Agent shall have received on the Restatement Effective Date, for its account and for the account of each Note Holder, as applicable, all Fees and other fees and expenses due and payable hereunder on or before the Restatement Effective Date, including the fees and expenses accrued and invoiced through the Restatement Effective Date of the Independent Engineer, the Insurance Advisor, the Geothermal Consultant and any legal counsel retained by Agent.

V.        Cotenancy Agreement.

Each of the First Amendment to the Cotenancy Agreement and the Amended and Restated Memorandum of Cotenancy shall have been duly executed by all parties thereto and recorded in the official real estate records of Humboldt County, Nevada and Pershing County, Nevada.

W.       First Amendment to O&M Agreement.

The First Amendment to the Operation and Maintenance Agreement shall have been duly executed by all parties thereto.

X.        Letter of Credit Arrangements.

Agent shall have received evidence that (i) the Existing Letters of Credit are in full force and effect, (ii) the Ormat Letter of Credit and Sierra Interconnect Letter of Credit have been released in accordance with terms of the EPC Contract and the Interconnection Agreement, respectively, and (iii) Agent shall have received copies of all reimbursement and cash collateral agreements relating thereto, in each case in form and substance reasonably satisfactory to Required Note Holders.

Y.        Additional Matters.

(i)        Agent shall have received such other certificates, documents and instruments relating to the transactions contemplated hereby as may have been reasonably requested by Agent for Required Holders, and all corporate, limited liability company, and other proceedings and all other documents (including all documents referred to herein and not appearing as exhibits hereto) and all legal matters in connection with such transactions shall be satisfactory in form and substance to Agent and Required Holders.

(ii)       All corporate and other proceedings in connection with the transactions to be consummated on the Restatement Effective Date and the transactions to be consummated pursuant to the Senior Loan Documents, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in form and substance to Note Purchasers and their counsel.

Z.        Representations and Warranties.

An Authorized Officer of Issuer shall have certified that the representations and warranties of Issuer herein, in the other Note Documents and in the Senior Loan Documents are true and correct in all material respects on such date after giving effect to the Consent and Partial Release and the transactions contemplated hereby and, the transactions contemplated by the Senior Loan Documents (except to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty was true and correct in all material respects as of such date).

AA.     No Proceeding or Litigation.

An Authorized Officer of Issuer shall have certified that (i) no action, suit, proceeding or investigation by or before any Governmental Authority or any arbitrator shall be pending or, to Issuer’s knowledge, threatened against or affecting any Issuer Party or the Project which could reasonably be expected to have a Material Adverse Effect and (ii) to Issuer’s knowledge, no action, suit, proceeding or investigation by or before any Governmental Authority or any arbitrator shall be pending or threatened against or affecting any other Major Participant which could reasonably be expected to have a Material Adverse Effect.

BB.     No Illegality.

No Law shall be in effect on the Restatement Effective Date which, in the judgment of Agent and Note Holders, would make (i) the participation by any of Note Holders in the transactions contemplated hereby or (ii) the participation of Issuer, Parent or NGP I in the transactions contemplated by the Senior Loan Documents, illegal or subject any of them to any penalty or other material liability or burdensome governmental regulation each as determined by the affected party in its sole discretion in connection with such transactions.

SECTION 5. REPRESENTATIONS AND WARRANTIES

In order to induce Note Purchasers to enter into this Agreement, Issuer makes the following representations and warranties. Any reference in any representation or warranty to a Transaction Document shall include only Transaction Documents that have been entered into on or prior to the date such representation or warranty is made or deemed made.

5.1        Existence and Business; Power and Authorization; Enforceable Obligations.

A.        Each of Issuer, Parent and NGP I is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Note Document Party and each Issuer Party (i) has the corporate or limited liability company power and authority to own, lease and operate its property and assets and to transact the business in which it is engaged or presently proposes to engage and (ii) is duly authorized to do business as a foreign corporation or limited liability company and is in good standing in each jurisdiction in which it is required to be authorized to do business or use properties owned or leased by it.

No Governmental Approval (other than those already obtained which are in full force and effect and Non-Appealable) is necessary or appropriate in connection with the formation and continued existence of any Note Document Party or Issuer Party.

B.        Each Note Document Party and each Issuer Party has full corporate or limited liability company power, authority and legal right to execute, deliver and perform the Transaction Documents to which it is a party or by which it is bound and to perform the transactions contemplated therein. Issuer has full limited liability company power, authority and legal right to borrow hereunder.

C.        Each Note Document Party and each Issuer Party has taken all necessary corporate or limited liability company action to authorize the execution, delivery and performance of the Transaction Documents to which it is a party, the performance of its obligations thereunder, and the consummation of the transactions contemplated therein. No corporate or limited liability company action and no consent or authorization of, filing with or other act by or in respect of any Governmental Authority or other Person is required in connection with the execution, delivery and performance by any Note Document Party or Issuer Party of the Transaction Documents to which such Note Document Party or Issuer Party is a party or the validity and enforceability of the Transaction Documents, except for the Deferred Approvals (to the extent impacting performance of Transaction Documents other than the Note Documents).

D.        This Agreement and each other Transaction Document to which any Note Document Party or Issuer Party is a party has been duly executed and delivered by such Note Document Party or Issuer Party and constitutes a legal, valid and binding obligation of such Note Document Party or Issuer Party, enforceable against such Note Document Party or Issuer Party in accordance with its terms except as the enforcement hereof or thereof may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of rights of creditors generally and except to the extent that enforcement of rights and remedies set forth herein or therein may be limited by equitable principles (regardless of whether enforcement is considered in a court of law or a proceeding in equity).

E.        The Equity Interests in each Issuer Party have been duly authorized and validly issued and are fully paid and non-assessable. As of the Restatement Effective Date, other than the Cash Settled Options, there is no existing option, warrant, call, right, right of first refusal, commitment or other agreement to which any Issuer Party is a party requiring, and there is no membership interest in or other Equity Interest in any Issuer Party outstanding which upon conversion or exchange would require, the issuance by such Issuer Party of any additional membership interests or other Equity Interests in such Issuer Party or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase a membership interest or other Equity Interest in such Issuer Party. As of the Restatement Effective Date, (i) one hundred percent (100%) of the Equity Interests in Issuer are owned by Parent, (ii) one hundred percent (100%) of the Equity Interests in NGP I are owned by Issuer and (iii) one hundred percent (100%) of the Equity Interests in Operator are owned by NGPC.

F.        The Notes and Cash Settled Options are duly authorized and validly issued, free of any Liens and enforceable against Issuer in accordance with their respective terms, except as the enforcement hereof or thereof may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of rights of creditors generally and except to the extent that enforcement of rights and remedies set forth herein or therein may be limited by equitable principles (regardless of whether enforcement is considered in a court of law or a proceeding in equity). Assuming the accuracy of the representations and warranties of Note Purchasers set forth herein, the offer and issuance of the Notes and the Cash Settled Options issued by Issuer under this Agreement, as applicable, were made in accordance with, and in full compliance with, all applicable Laws, including and United States securities and blue sky laws.

5.2        No Violation.

Neither the execution, delivery or performance by any Note Document Party of the Transaction Documents to which it is a party, nor compliance by it with the terms and provisions thereof nor the consummation of the transactions contemplated thereby, (i) will contravene any applicable provision of Law, (ii) will conflict with, or cause a breach of, or constitute a default that would permit the acceleration or termination by any party of any contract, license instrument, judgment or other arrangement that could reasonably be expected to have a Material Adverse Effect or result in the creation or imposition of (or the obligation to create or impose) any Lien (other than Permitted Liens) upon any of the property or assets of any Note Document Party or Issuer Party pursuant to the terms of any other Transaction Document or any agreement or instrument to which such Note Document Party is a party or by which it or any of its property or assets is bound or (iii) will violate any provision of the Issuer Limited Liability Company Agreement, the NGP I Limited Liability Company Agreement or any of the articles or certificate of incorporation, by-laws, limited liability company agreement, operating agreement, partnership agreement, limited partnership agreement or other organizational documents, as applicable, of such Note Document Party.

5.3        Litigation.

Except as described on Schedule 5.3, there are no actions, suits, investigations or proceedings by or before any Governmental Authority or arbitrator pending or, to Issuer’s knowledge, threatened against or affecting any Note Document Party, Issuer Party or the Project, except for matters arising after the Restatement Effective Date that could not reasonably be expected to have a Material Adverse Effect. To Issuer’s knowledge, there are no actions, suits, investigations or proceedings by or before any Governmental Authority or arbitrator pending or, threatened against or affecting any other Major Participant, except for matters that could not reasonably be expected to have a Material Adverse Effect.

5.4        Financial Statements; Financial Condition; Etc.

The consolidated financial statements of Issuer delivered pursuant to subsection 4.1R (including the related notes and schedules thereto) were prepared in accordance with GAAP and fairly present the financial condition and the results of operations of Issuer and its Subsidiaries on the dates and for the periods covered thereby, and, with respect to interim financial statements, subject to normally recurring year-end adjustments. Issuer and its Subsidiaries have no material Contingent Obligation not shown on such financial statements except for indemnity obligations under the Transaction Documents.

5.5        Material Adverse Effect.

A.        Except as set forth on Schedule 5.5A, since December 31, 2009, no event or change has occurred that has resulted in or could reasonably be expected to result in, either in any case or in the aggregate, a Material Adverse Effect.

B.        Issuer and its Subsidiaries have no material liabilities other than those reflected on the financial statements which under GAAP are required to be reflected on the financial statements.

C.        Except as set forth on Schedule 5.5C, since the ending date of the most recent audited (or certified) financial statements of the EPC Contractor (until the payment in full by the EPC Contractor of all Liquidated Damages owing under, and the expiration of all warranties provided by the EPC Contractor pursuant to, the EPC Contract), to the best of Issuer’s knowledge, there has occurred no material adverse change in the financial condition of the EPC Contractor that could reasonably be expected to have a Material Adverse Effect.

5.6        Use of Proceeds; Margin Regulations.

All proceeds of the Notes were used, or will be used by Issuer only in accordance with the provisions of Section 2.3. No part of the proceeds of the Notes or any draws thereon were used or will be used by Issuer to purchase or carry any Margin Stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. The use of the proceeds of the Notes and any draws thereon do not and will violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.

5.7        Governmental Approvals.

All Governmental Approvals, which under applicable Law are required or, in the opinion of Agent, desirable to have been obtained by any Note Document Party or Issuer Party in connection with (i) the due execution, delivery and performance by any such Person of the Transaction Documents to which it is a party, (ii) the construction and operation of the Project as contemplated by the Transaction Documents and (iii) the grant by Note Document Parties of the Liens granted under the Security Documents or the validity, perfection and enforceability thereof or for the exercise by Agent of its rights and remedies thereunder (all of the foregoing, the “Necessary Project Approvals”), have been obtained, are in full force and effect, are properly in the name of the appropriate Person and are final, and all appeal periods with respect thereto have expired or terminated, except those approvals listed on Schedule 5.7B, (collectively, the “Deferred Approvals”), but only to the extent such approvals are not required to have been obtained prior to the date this representation is made or deemed made except as applied to the Deferred Approval listed as item 3 on Schedule 5.7B. Each such Necessary Project Approval (other than the Deferred Approvals) is listed on Schedule 5.7A, and the information set forth in each application submitted by or on behalf of any Note Document Party or Issuer Party in connection with each such Necessary Project Approval was accurate and complete in all material respects at the time of submission and continues to be accurate and, except for Necessary Project Approvals that are subject to a supplemental filing shown on Schedule 5.7B, complete in all material respects to the extent required for the issuance or continued effectiveness of the related

Necessary Project Approval, and Issuer has no knowledge of any event, act, condition or state of facts inconsistent with such information. Issuer reasonably believes that each Deferred Approval shall be obtained in a final and Non-Appealable form in the ordinary course without material expense prior to the time it is required to be obtained hereunder or under the other Transaction Documents; provided that Issuer shall seek and obtain the Deferred Approval listed as item 3 on Schedule 5.7B as soon as reasonably possible. There is no action, suit, investigation or proceeding pending, or to the best knowledge of Issuer, threatened, that could reasonably be expected to result in the modification, rescission, termination, or suspension of any Governmental Approval referred to in Schedule 5.7A obtained prior to the date this representation is made or deemed made. Neither any Note Document Party nor any Issuer Party has received written notice from any Governmental Authority of an actual or potential material violation of any such Governmental Approval.

5.8        Project Compliance.

A.        The Project has been owned, developed and constructed, and is owned and operated, in compliance with all applicable Laws (including Environmental Laws) and in compliance with the requirements of all Necessary Project Approvals except such noncompliance as could not, singly and in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as otherwise disclosed pursuant to Section 5.7, neither any Note Document Party nor any Issuer Party has received written notice from a Governmental Authority of an actual material violation of any applicable Law which has not been fully remedied in accordance with the applicable Law.

B.        The Project conforms to and complies with all federal, state and local zoning, environmental, land use and other Laws and the requirements of all Necessary Project Approvals and Deferred Approvals except such noncompliance as could not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.9        Sole Purpose Nature; Business; Separateness.

A.        No Issuer Party has conducted any business other than the business contemplated by the Transaction Documents, has any outstanding Indebtedness or other material liabilities other than the Indebtedness or other material liabilities pursuant to or allowed by the Transaction Documents, and is not a party to or bound by any material contract other than the Transaction Documents to which it is a party.

B.        No Issuer Party is a general partner or a limited partner in any general or limited partnership or a joint venturer in any joint venture.

C.        NGP I has no Subsidiaries.

D.        Each Issuer Party maintains separate bank accounts and separate books of account from all other Persons. The separate liabilities of each Issuer Party are readily distinguishable from the liabilities of all other Persons.

E.        Each Issuer Party conducts its business solely in its own name in a manner not misleading to other Persons as to its identity.

F.        Except to the extent that the obligations of any Note Document Party under any Note Document may be construed as a guarantee, none of Parent or any NGP I Member guarantees any of the obligations of Issuer.

5.10      Real Estate.

All real property owned or leased by NGP I or to which NGP I has rights under easements or rights of way and the title insurance maintained by NGP I with respect to all such property is described in Schedule 5.10(a). NGP I has good, marketable and valid title in and to all of the NGP I Property described in Schedule 5.10(b) free and clear of all Liens other than Permitted Liens. NGP I is lawfully possessed of a valid fee simple interest in the portion of the Site held in fee, a valid and subsisting license or leasehold estate in and to its Site (including any portion thereof held under leases that grant NGP I rights in geothermal resources) and valid and subsisting grants for a term in any easements or rights of way needed for the operation of the Project. NGP I has a valid leasehold interest under the NLRC Lease, the RLF Lease and the BSNF Lease in all of the geothermal resources required for the construction and operation of the Project in accordance with the Transaction Documents. Issuer represents and warrants that neither Issuer nor NGP I has been informed in writing by the owner of any such real property described in Schedule 5.10(a) (as may be modified from time to time) that NGP I is in breach of its obligations with respect to such property. All premiums with respect to the Owner’s Title Policy have been paid and there are no circumstances that have rendered such title insurance unenforceable. To Issuer’s knowledge, the tangible assets included in the Project are in good condition, free and clear from all defects (patent or latent), taking into account their use and age, subject to normal wear and tear, and subject to continued maintenance, repair and replacement in the ordinary course of business, except to the extent of any defects that would not reasonably be expected to have a Material Adverse Effect. NGP I has purchased the surface rights under the NLRC Lease and obtained mineral rights under the NLRC Lease for the term of such lease.

5.11      Security Interests and Liens.

The Restatement Date Security Documents create, as security for the Obligations, valid and enforceable perfected first priority Liens on all of the Collateral purported to be covered thereby in favor of Agent for the ratable benefit of Secured Parties, subject to no Liens other than Permitted Liens, which Liens (other than Permitted Prior Liens) are junior to such Liens in favor of Agent. All Governmental Approvals necessary or desirable to perfect such Liens have been duly effected or taken.

5.12      Patents, Trademarks, Etc.

NGP I has obtained and holds in full force and effect all patents, trademarks, copyrights and other such rights or adequate licenses therein, free from burdensome restrictions, which are necessary for the ownership, construction, operation and maintenance of the Project, and all such items are described on Schedule 5.12.

5.13      Investment Company Act.

Issuer is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (ii) subject to any other Law which purports to restrict or regulate its ability to borrow money.

5.14      Governmental Regulation.

A.        (i) NGP I has filed a notice of self-certification of qualifying status for the Project with FERC (the “QF Notice”) in form and substance satisfactory to Agent; (ii) the Project is a Qualifying Facility and the QF Notice is in full force and effect; (iii) NGP I obtained MBR Authority as of the MBR Authority Date; (iv) NGP I owns and will construct and operate the Project in accordance with applicable Law, the QF Notice and the MBR Authority; (v) NGP I has no reason to believe that it will fail to maintain its Qualifying Facility status or its MBR Authority through the Maturity Date; (vi) the Project is not currently subject to any pending inquiry, investigation or challenge relating to its status as a Qualifying Facility; and (vii) NGP I is not, and, by reason of the ownership of the Project or the operation thereof by NGP I, or any other transaction contemplated by this Agreement or any other Transaction Document, will not be deemed by any Governmental Authority to be, subject to, or not exempt from, financial, organizational or rate regulation as an “electric utility”, “electric corporation”, “electrical company”, “gas utility”, “steam company”, “steam utility”, “public utility”, “holding company”, “public utility holding company”, “water utility”, “public service company” or similar entity under (a) the laws of any state respecting the rates, financial or organizational regulation of electric, water or steam utilities or companies, (b) the Federal Power Act, except Sections 205 and 206 thereof and other provisions of the Federal Power Act from which NGP I as a Qualifying Facility is not exempt as set forth in 18 C.F.R. § 292.601(c)(2)-(5) and (c) PUHCA.

B.        (i) Each of Parent and Issuer is a “holding company” under PUHCA solely with respect to its direct or indirect ownership of NGP I and is exempt from regulation under PUHCA pursuant to 18 C.F.R. § 366.3(a)(1); and (ii) neither Parent nor Issuer is or will be subject to regulation under the Federal Power Act, except for regulation under Sections 203(a)(2) and 301(c) of the Federal Power Act resulting solely from its direct or indirect ownership of NGP I.

C.        None of Secured Parties will, solely by reason of (i) the ownership, construction, operation and maintenance of the Project as contemplated by the Transaction Documents, (ii) the purchase of the Notes and the Cash Settled Options, (iii) the securing of the Obligations by Liens on the Collateral or (iv) any other transaction contemplated by this Agreement or any other Transaction Document, be deemed by any Governmental Authority to be, or to be subject to regulation as, an “electric utility,” “electric corporation,” “electrical company,” “gas utility,” “steam company,” “steam utility,” “public utility” or “public utility holding company,” “water utility”, “public service company” or similar entity under (a) the laws of any state respecting the rates, financial or organizational regulation of electric utilities, (b) PUHCA, or (c) the Federal Power Act, except that Secured Parties, may, solely by reason of direct or indirect ownership or operation of the Project as a Qualifying Facility, upon the exercise of its remedies under the Security Documents and without regard to any other activity of any Secured Party, become (1) as an indirect owner of the Project, a “holding company” exempt from regulation under PUHCA pursuant to 18 C.F.R. § 366.3(a)(1), (2) subject to Section 203(a)(2) of the Federal Power Act and (3) as a direct owner of the Project, subject to Sections 205 and 206 and such other provisions of the Federal Power Act from which a Qualifying Facility is not exempt as set forth in 18 C.F.R. § 292.601(c)(2)-(5).

D.        The Project qualifies as a Renewable Energy System, and NGP I qualifies as a renewable energy producer or similar status under the Renewable Energy Act or any regulations promulgated thereunder.

5.15      Sufficient Rights.

Except as provided in Schedule 5.15, the Transaction Documents, including, after the execution thereof, the Additional Project Documents, the Necessary Project Approvals and, upon receipt thereof, the Deferred Approvals, create rights in NGP I sufficient to enable NGP I to own, operate and maintain the Project and to perform their respective obligations under the Transaction Documents to which each such Person is a party for the period ending on the scheduled date of termination of the Power Purchase Agreement.

5.16      Property Rights, Utilities, Etc.

All utility services, means of transportation, facilities and other materials necessary for the construction and operation and maintenance of the Project (including as necessary, adequate ingress and egress and transmission capabilities and adequate gas, electrical, water and sewage services and facilities) are, or will be when needed, available to the Project and arrangements in respect thereof have been made on commercially reasonable terms.

5.17      No Defaults.

As of the date hereof, no Default or Event of Default has occurred or is continuing and NGP I is not in breach of, or in default under, any Project Document or any other agreement or instrument to which it is a party or by which it or its properties or assets may be bound, in each case in any material respect.

5.18      Taxes, Etc.

A.       Except as set forth on Schedule 5.18(a), Parent, each Issuer Party, and any predecessor of any such entity (Parent, Issuer Parties and any predecessors, collectively, the “NGP Entities”) has filed, or has caused to be filed on its behalf, all material tax returns required to be filed (after giving effect to any extensions that have been timely requested by, and granted to, such party by the applicable Governmental Authority) and has paid, or has caused to be paid on its behalf, all Taxes shown to be due on such returns. All such tax returns are true, complete and accurate in all material respects. All material Taxes owed by any NGP Entity, whether or not required to be paid by filing a tax return, have been fully paid on a timely basis, other than Taxes the payment of which is subject to a Contest and for which adequate reserves have been established in accordance with GAAP.

B.        There are no claims pending for any additional Tax assessed by any Governmental Authority against any NGP Entity, and no deficiency for any material Taxes of any NGP Entity has been assessed and remains outstanding, nor to the knowledge of Issuer, has been proposed, in each case other than Taxes the payment of which is subject to a Contest and for which adequate reserves have been established in accordance with GAAP. Other than as set forth in Schedule 5.18(b), there are no tax returns filed by or with respect to any NGP Entity that are currently being audited by any Governmental Authority, nor, to Issuer’s knowledge, is any such audit pending or threatened (formally, or informally, orally or in writing). No NGP Entity has waived any statute of limitations or agreed to any extension of time with respect to (i) the filing of any tax return or (ii) any Tax assessment or deficiency that has not been resolved. No written claim has been made by a Governmental Authority in a jurisdiction where an NGP Entity does not file tax returns that an NGP Entity is subject to taxation by that jurisdiction. No Issuer Party is liable for Taxes of another entity as a result of being a party to, or bound by, any tax sharing agreement or as a result of any obligation to indemnify any other Person with respect to Taxes by contract, as a transferee or successor, or otherwise, other than, with respect to any Issuer Party that is a member of a consolidated, combined or unitary group of which Parent is a member, any liability pursuant to Treasury Regulation section 1.1502-6 (or analogous provision of state or local Law) with respect to such consolidated, combined or unitary group.

5.19      Employee Benefit Plans; ERISA.

(i) Each Plan has been operated and maintained in compliance in all material respects with its terms and the applicable provisions of ERISA, the Code and other applicable federal or state laws, (ii) each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and nothing has occurred which could reasonably be expected to cause the loss of such qualification, (iii) no accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA) or Reportable Event exists with respect to any ERISA Plan, (iv) during the five (5) year period prior to the Restatement Effective Date each Issuer Party and each member of its ERISA Controlled Group have materially complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, (v) no Multiemployer Plan is in reorganization (as defined in Section 4241 of ERISA or Section 418 of the Code) or is insolvent (as defined in Section 4245 of ERISA), (vi) no material liability to the PBGC (other than required premium payments), the Internal Revenue Service (other than user fees), any ERISA Plan or any trust established under Title IV of ERISA exists or is reasonably expected by any Issuer Party or any member of its ERISA Controlled Group to be incurred by such Issuer Party, (vii) neither any Issuer nor any member of its ERISA Controlled Group which is a Subsidiary has any contingent liability with respect to any post-retirement benefit under any “welfare plan” (as defined in Section 3(1) of ERISA), other than liability for continuation coverage under Part 6 of Title I of ERISA and (viii) no Lien under Section 430(k) of the Code or Section 303(k) of ERISA or requirement to provide security under Section 401(a)(29) of the Code or Section 307 of ERISA exists or is reasonably expected by Issuer to be imposed on the assets of any Issuer Party.

5.20      Material Contracts, Transaction Documents and Other Documents; Representations and Warranties in Transaction Documents.

A.        Material Contracts

(i)        As of the Restatement Effective Date, set forth on Schedule 5.20 is a list of all Material Contracts to which each Issuer Party is a party.

(ii)       As of the Restatement Effective Date, with respect to the EPC Contract and other contracts, Schedule 5.20(a) lists all of the categories of goods and services, vendors and, if known, agreements, purchase orders and other documents involving aggregate consideration in excess of $500,000.

(iii)      Each Material Contract is binding on the Issuer Party thereto and on the other parties thereto, except as enforceability may be limited by applicable bankruptcy and similar Laws affecting the enforcement of creditors’ rights and general equitable principles. No Issuer Party nor, to the knowledge of Issuer, any other party to a Material Contract is in default under any Material Contract and, to the knowledge of Issuer, no event has occurred which, with lapse of time or action by a third party, would result in such a default under any Material Contract, except where any such default would not reasonably be expected to have a Material Adverse Effect. No party to any Material Contract has exercised any right of termination with respect thereto, except where such Material Contract has been fully performed in accordance with its terms where termination would not reasonably be expected to have a Material Adverse Effect. Copies of all of the Material Contracts have been provided to Agent and the versions of the Material Contracts provided by each Issuer Party to Agent are true, correct and complete and have not been amended or modified except as disclosed in writing to Agent.

B.        To Issuer’s knowledge, all representations, warranties and other factual statements made by each other Note Document Party and each other Issuer Party in any Transaction Document and any Senior Loan Document are true and correct in all material respects (except to the extent any such representation, warranty or other factual statement expressly relates to an earlier date, in which case such representation, warranty or other factual statement was true and correct in all material respects as of such date).

C.        All Transaction Documents and other Material Contracts required for the ownership, operation and maintenance of the Project are in full force and effect, or, on any date other than the Restatement Effective Date with respect to any such Project Document that is not in full force and effect, NGP I is in compliance with Section 6.13.

D.        (i) As of the Restatement Effective Date, there are no agreements, instruments or undertakings between any Note Document Party or Issuer Party, on the one hand, and any Project Party, on the other hand, relating to NGP I and the Project other than the Transaction Documents, true, correct and complete copies of which have been delivered to Agent on the Restatement Effective Date, and the Material Contracts that are listed on Schedule 5.20 and (ii) as of any subsequent date on which this representation is made, there are no agreements, instruments or undertakings between any Note Document Party or Issuer Party, on the one hand and any Project Party (that is not a Note Document Party or an Issuer Party), on the other hand, relating to NGP I and the Project other than (a) the Transaction Documents, (b) the Material Contracts listed in Schedule 5.20 and (c) agreements permitted by this Agreement.

5.21      True and Complete Disclosure; Projections.

A.        All written information (other than the Projections, estimates and information of a general economic nature) concerning any Issuer Party, the Project and any other transactions contemplated hereby and made available to Agent, any other Secured Party, the Insurance Advisor, the Independent Engineer, the Geothermal Consultant or counsel in connection with the issuance of a legal opinion on or prior to the Restatement Effective Date, is, and will be, when taken as a whole, true, and correct in all material respects on the date as of which such information is or was dated or furnished and as of the Restatement Effective Date (including the transactions contemplated by the Senior Loan Documents), and did not, and will not, when considered together with and in light of subsequent information disclosed prior to any applicable date, contain any untrue statement of material fact as of such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

B.        The assumptions constituting the basis on which the Note Document Parties prepared the Projections and developed the numbers set forth therein were developed and consistently utilized in good faith and are reasonable and represent each Note Document Party’s best judgment as to the matters contained in the Projections, based on all information known to Issuer on the Restatement Effective Date.

C.        The operation of the Project in accordance with the Project Documents and in compliance with applicable Governmental Approvals and applicable Law is technically and economically feasible.

5.22       Environmental Matters.

A.        Except as set forth in Part A of Schedule 5.22 and except to the extent that it could not reasonably be expected to have a Material Adverse Effect, (i) each Issuer Party and its Environmental Affiliates are in compliance with all applicable Environmental Laws, (ii) each Issuer Party and its Environmental Affiliates have all Environmental Approvals (other than Environmental Approvals that are Deferred Approvals) required to operate their businesses as presently conducted or as reasonably anticipated to be conducted and are in compliance with the terms and conditions thereof, (iii) neither any Issuer Party nor any of its Environmental Affiliates has received any communication (written or oral), whether from a Governmental Authority, employee or otherwise, that alleges that such Issuer Party or such Environmental Affiliate is not in full compliance with all Environmental Laws and Environmental Approvals and (iv) to Issuer’s best knowledge after due inquiry, there are no circumstances that may prevent or interfere with such full compliance in the future.

B.        Except as set forth in Part B of Schedule 5.22 there is no Environmental Claim pending or, to Issuer’s knowledge, threatened, against any Issuer Party or any of its Environmental Affiliates that could reasonably be expected to have a Material Adverse Effect.

C.        Except as set forth in Part C of Schedule 5.22, there are no present, or, to the best knowledge of Issuer, past, actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claims against any

Issuer Party or any of its Environmental Affiliates that could reasonably be expected to have Material Adverse Effect.

D.        Without in any way limiting the generality of the foregoing, (i) there are no on-site or off-site locations in which any Issuer Party or any of its Environmental Affiliates stored, disposed or arranged for the disposal of Materials of Environmental Concern that could form the basis of an Environmental Claim, (ii) no Issuer Party knows of, or will permit, any underground storage tanks located or to be located on property owned or leased by such Issuer Party or any of its Environmental Affiliates, (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by any Issuer Party or any of its Environmental Affiliates, (iv) no PCBs are or will be used or stored at any property owned or leased by any Issuer Party or any of its Environmental Affiliates and (v) there are no locations or premises used by any Issuer Party or any of its Environmental Affiliates where Materials of Environmental Concern have been allowed into the soil or groundwater in violation of Environmental Laws during the period that such Issuer Party or such Environmental Affiliate thereof has owned or leased such locations or premises which has not been fully remedied in accordance with all applicable Environmental Laws, except those that could not reasonably be expected to have a Material Adverse Effect.

E.        To the best knowledge of Issuer, there are no Archeological Finds that are not reflected in the Projections which could reasonably be expected to have a Material Adverse Effect.

5.23      Labor Matters.

There are no collective bargaining agreements or Multiemployer Plans covering the employees of any Issuer Party.

5.24      Solvency.

Immediately after giving effect to the transactions contemplated by this Agreement, the Consent and Partial Release and the Senior Loan Documents, (i) the fair value of the assets of each Issuer Party, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of such Issuer Party, (ii) the present fair saleable value of the property of each Issuer Party will be greater than the amount that will be required to pay the probable liability of such Issuer Party on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) each Issuer Party will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured and (iv) no Issuer Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Restatement Effective Date.

5.25      Intentionally Omitted.

5.26      Construction Status; Payment.

(i)          Final Completion was deemed to have occurred under Section 15.5(i) of the EPC Contract ten days following the delivery by EPC Contract’s Notice of Final Completion on October 9, 2009.

(ii)         No project party or first tier subcontractor under the EPC Contract, the Transmission Line Contract or the Gathering System Contract has suspended performance or otherwise repudiated its obligation to perform any duty or obligation under its respective project document or subcontract (unless such suspended or repudiated project document or subcontract is permitted to be, and actually has been, replaced in accordance with Section 6.13 hereof, or a replacement is determined not to be necessary to the satisfaction of Agent (acting in consultation with the Independent Engineer)).

5.27      Insurance.

As of the Restatement Effective Date, the certificates delivered under subsection 4.1T list all insurance maintained for the Project by or on behalf of any Issuer Party, indicating the types of coverage, name of insurance carrier or underwriter, policy limits, the special provisions required as set forth in Schedule 6.9 and the expiration date of each policy. All of the insurance policies required under Schedule 6.9 are in full force and effect, no Issuer Party is in default with respect to any obligations it may have under any of the insurance policies in any material respects and all premiums with respect to such insurance policies then due thereon have been paid.

5.28      Condemnation.

Except as set forth on Schedule 5.28, no Issuer Party has received written notice of condemnation of the Project, and no condemnation is pending or, to the knowledge of Issuer, threatened in writing with respect to the Project or any portion thereof material to the ownership or operation of the Project.

5.29      Repairs.

Except as set forth on Schedule 5.29, no unrepaired casualty exists with respect to the Project that materially and adversely affects, or could reasonably be expected to materially and adversely affect, the performance of the Project unless, in the reasonable opinion of the Independent Engineer, such casualty is capable of repair in a reasonable timeframe and an adequate reserve (to the extent not covered by insurance, warranty or indemnity), reasonably acceptable to Agent, has been established for such repair.

5.30      Water Rights.

As of the Restatement Effective Date, the Water Rights Permits and all water rights thereunder shall be sufficient to operate the Project at the levels set forth in the Projections.

5.31      Interconnection.

As of the Restatement Effective Date, the construction of the Interconnection Facilities (as defined in the Interconnection Agreement) has been completed and there has been no related delay to the Scheduled PPA Commercial Operation Date.

5.32      Tax Character.

Each of Issuer and NGP I is a “disregarded entity” or a partnership for federal income tax purposes and has been such an entity since its formation. No elections have been filed with the IRS to treat either Issuer or NGP I as a corporation for federal income tax purposes.

5.33      Affiliate Transactions.

Except as set forth in Schedule 5.33, there are no existing contracts between an Issuer Party, on the one hand, and any other Affiliate of Issuer (other than such Issuer Party), on the other hand, or among any Issuer Parties. No Issuer Party has outstanding Indebtedness to an Affiliate thereof other than the Indebtedness of NGP I to Issuer in respect of the NGP I Intercompany Loans to be repaid or converted into equity on the Restatement Effective Date pursuant to the terms of the Transaction Documents.

SECTION 6. AFFIRMATIVE COVENANTS OF ISSUER

Issuer covenants and agrees that for so long as any Obligations remain outstanding, unless waived in writing by Required Holders (except to the extent such waiver requires the approval of all Note Holders pursuant to Section 9.6):

6.1        Information Covenants.

Issuer will, and will cause the other Issuer Parties, as applicable, to, furnish to Agent (with a copy for each Note Holder):

A.        Quarterly Financial Statements. Within sixty (60) days after the close of each Fiscal Quarter of Issuer, the consolidated balance sheet of Issuer and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, cash flows and changes in financial position for such Fiscal Quarter and for the elapsed portion of the Fiscal Year ended with the last day of such Fiscal Quarter, in each case setting forth comparative figures for the related periods in the prior Fiscal Year.

B.        Annual Financial Statements. Within one hundred twenty (120) days after the close of each Fiscal Year of Issuer, the consolidated balance sheet of Issuer and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, cash flows and changes in financial position for such Fiscal Year, setting forth comparative figures for the preceding Fiscal Year and certified without qualification by certified independent certified public accountants of recognized national standing acceptable to Agent together with a report of such accounting firm stating that the audit was conducted in accordance with GAAP; provided that, for the Fiscal Year ending June 30, 2009, such financial statements may be certified by Morgan & Co.

C.        Updated Projections. As soon as practicable, and in any event no later than sixty (60) days after the end of each Fiscal Year of Issuer, updated Projections prepared in good faith and certified by an Authorized Officer of an Issuer Party as to the reasonableness of the underlying assumptions and the conclusions based thereon and satisfactory in form, substance, and detail to Note Holders and the Independent Engineer, covering the period from the end of the most recently ended Fiscal Year through the date which is twenty (20) years following the Restatement Effective Date. The Projections shall include the Debt Service Coverage Ratios and the consolidated cash flow statements of Issuer and its Subsidiaries for the each of the four Fiscal Quarters following the Fiscal Year most recently ended and for each Fiscal Year thereafter included in such Projections and shall state any assumptions made in connection with the preparation thereof.

D.        Officer’s Certificates. At the time of the delivery of the financial statements under clauses A and B above, a certificate of an Authorized Officer of Issuer which certifies (i) that such financial statements fairly present the financial condition and results of operations of Issuer and its Subsidiaries on the dates and for the periods indicated in accordance with GAAP, subject, in the case of financial statements delivered under clause A above, to the absence of notes and normally recurring Fiscal Year-end adjustments, (ii) the computation of the Debt Service Coverage Ratio for the most recently ended Fiscal Quarter and (iii) that such Authorized Officer has reviewed the terms of the Note Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and financial condition of Issuer and its Subsidiaries during the accounting period covered by such financial statements, and that as a result of such review such Authorized Officer has concluded that no Default or Event of Default has occurred during the period commencing at the beginning of the accounting period covered by the financial statements accompanied by such certificate and ending on the date of such certificate or, if any Default or Event of Default has occurred, specifying the nature and extent thereof and, if continuing, the action Issuer proposes to take in respect thereof.

E.         Intentionally Omitted.

F.         Intentionally Omitted.

G.        Notice of Default, Litigation or Other Events. Promptly and in any event within two (2) Business Days after any Note Document Party obtains knowledge thereof, notice of (i) the occurrence of any Default or Event of Default, (ii) any litigation or governmental proceeding pending or threatened in writing against any Note Document Party or Issuer Party or, to the knowledge of Issuer, any other Person party to a Transaction Document; provided, that in the case of any threatened litigation or governmental proceeding against any Note Document Party, Issuer Party or other Person party to a Transaction Document, such threatened litigation or governmental proceeding could reasonably be expected to have a Material Adverse Effect, (iii) any other event, act or condition (including any Tax related event) which could reasonably be expected to result in a Material Adverse Effect and (iv) any claim or potential claim under the Owner’s Title Policy and shall thereafter keep Agent reasonably informed as to the progress of such claim or potential claim.

H.        Notices Under Transaction Documents. Promptly after delivery or receipt thereof, copies of all notices, certificates or other documents given or received by any Note Document Party or Issuer Party pursuant to any Transaction Document other than routine correspondence given or received in the ordinary course of business relating to routine aspects of construction, operation and maintenance of the Project.

I.          Intentionally Omitted.

J.        Certain Events. Promptly, and in any event within three (3) Business Days, after any Issuer Party obtains knowledge thereof, notification of any event of Force Majeure or similar event under any Project Document.

K.        ERISA.

(i)          As soon as possible and in any event within five (5) Business Days after any Issuer Party knows, or has reason to know, that:

(a) any Issuer Party or any member of its ERISA Controlled Group which is a Subsidiary becomes obligated to establish, maintain or contribute to an ERISA Plan or a Multiemployer Plan, or

(b) any Termination Event with respect to an ERISA Plan or a Multiemployer Plan has occurred or will occur which could reasonably be expected to result in any Issuer Party incurring a liability in excess of $500,000, or

(c) any condition exists with respect to a Plan which presents a material risk of termination of an ERISA Plan (other than a standard termination under Section 4041(b) of ERISA) or imposition of an excise tax or other liability with respect to an ERISA Plan which in any case could reasonably be expected to result in any Issuer Party incurring a liability in excess of $500,000, or

(d) any Issuer Party has applied for a waiver of the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, or

(e) any Issuer Party or any member of its ERISA Controlled Group which is a Subsidiary has engaged in a “prohibited transaction,” as defined in Section 4975 of the Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Code and Section 408 of ERISA and which could reasonably be expected to result in any Issuer Party incurring a liability in excess of $500,000, or

(f) any ERISA Plan has an Unfunded Benefit Liability in excess of $500,000 with respect to its most recently completed plan year, or

(g) any condition exists with respect to a Multiemployer Plan which presents a risk of a partial or complete withdrawal (as described in Section 4203 or 4205 of ERISA) by any Issuer Party or any member of its ERISA Controlled Group from a Multiemployer Plan and which could reasonably be expected to result in such Issuer Party incurring a liability in excess of $500,000, or

(h) any Issuer Party or any member of its ERISA Controlled Group is in “default” (as defined in Section 4219I(5) of ERISA) with respect to payments to a Multiemployer Plan and such default could reasonably be expected to result in such Issuer Party incurring a liability in excess of $500,000, or

(i) a Multiemployer Plan is in “reorganization” (as defined in Section 418 of the Code or Section 4241 of ERISA) or is “insolvent” (as defined in Section 4245 of ERISA), or

(j) any Issuer Party and/or any member of its ERISA Controlled Group has or have incurred any potential withdrawal liability (as defined in accordance with Title IV of ERISA) in excess of one hundred twenty percent (120%) of the amount disclosed pursuant to Section 5.19, or

(k) there is an action brought against any Issuer Party or any member of its ERISA Controlled Group under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA, or

(l) receipt from the Internal Revenue Service of notice of the failure of any ERISA Plan intended to be qualified under Section 401(a) of the Code to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any ERISA Plan to qualify for exemption from taxation under Section 501(a) of the Code, or

(m) a determination that any ERISA Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303(j)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code),

a certificate of any Authorized Officer of such Issuer Party setting forth the details of each of the events described in clauses (a) through (m) above, as applicable, and the action which such Issuer Party or the applicable member of its ERISA Controlled Group proposes to take with respect thereto, together with a copy of any notice or filing from the PBGC, Internal Revenue Service, Department of Labor or which may be required by the PBGC or other agency of the United States government with respect to each of the events described in clauses (a) through (m) above, as applicable.

(ii)         As soon as possible and in any event within five (5) Business Days after the receipt by any Issuer Party of a demand letter from the PBGC notifying such Issuer Party of its final decision finding liability and the date by which such liability must be paid, a copy of such letter, together with a certificate of the president or chief financial officer of such Issuer Party setting forth the action which such Issuer Party proposes to take with respect thereto.

L.        Environmental Matters; Archeological Finds. Promptly and in any event within five (5) Business Days after the existence of any of the following conditions, a certificate of an Authorized Officer of the applicable Issuer Party specifying in detail the nature of such condition and such Issuer Party’s or its applicable Environmental Affiliate’s proposed response thereto: (i) the receipt by any Issuer Party or any of its Environmental Affiliates of any communication (written or oral) from a Governmental Authority or any written communication from any other Person that alleges that such Issuer Party or Environmental Affiliate made any

Archeological Find or is not in compliance with applicable Environmental Laws or Environmental Approvals; (ii) any Issuer Party or any of its Environmental Affiliates shall obtain actual knowledge of an Archeological Find or that there exists any Environmental Claim pending or threatened against such Issuer Party or Environmental Affiliate; or (iii) any Issuer Party shall obtain knowledge of any Archeological Find, or any release, emission, discharge or disposal of any Material of Environmental Concern that could form the basis of an Environmental Claim against such Issuer Party or any of its Environmental Affiliates which could reasonably be expected to have a Material Adverse Effect. Each Issuer Party will also maintain at the Site and make available for inspection by Agent and Note Holders and their agents and employees, accurate and complete records of all investigations, studies, sampling and testing conducted, and any and all remedial actions taken, by such Issuer Party or, to the knowledge of such Issuer Party and to the extent obtained by such Issuer Party, by any Governmental Authority or other Person in respect of Materials of Environmental Concern on or affecting the Project.

M.       Receipt of Deferred Approvals. Promptly after receipt thereof, copies of any Deferred Approvals obtained by any Note Document Party or Issuer Party, together with such documents relating thereto as any Note Holder shall request through Agent.

N.        Board Notices. A copy of all reports and notices submitted to the Board of Directors (or any committee thereof) of any Issuer Party or to Parent or any NGP I Member within ten (10) days after any such report or notice is delivered to such Person.

O.        Intentionally Omitted.

P.        Amendments to Transaction Documents. Drafts of any proposed amendment, supplement or modification (which amendment, supplement or modification Issuer believes to be in substantially final form) to any Transaction Document (or other agreement which, after giving effect to such amendment, supplement or modification would be a Material Contract) to which any Issuer Party is a party and any draft (which draft Issuer believes to be in substantially final form) of any proposed replacement to any such agreement, and to afford Note Holders a commercially reasonable opportunity to review and comment thereon. Nothing in this subsection 6.1P shall be deemed to modify or limit the restrictions set forth in Section 7.11.

Q.       Notices and Documents Delivered under Senior Loan Documents. Concurrently with delivery thereof to any Senior Creditor (as defined in the Senior Loan Documents), copies of all notices, reports, financial information, documents, requests for waivers or consents delivered under the Senior Loan Documents.

R.       Other Information. From time to time, such other information or documents (financial or otherwise) as Agent or any Note Holder through Agent may reasonably request.

S.        Delivery of Documents. Any documents required to be delivered to Agent or Note Holders pursuant to this Section 6.1, Section 6.2, Section 6.10, Section 6.11, Section 6.12 or Section 6.16, a PDF of such materials should be prepared and sent to EIG@TCW.com, Attention Mr. Niranjan Ravindran and original paper copies of such materials should be sent to EIG Alternative Investments, 1700 Pennsylvania Avenue, NW, Suite 800, Washington, DC

20006, Attention: Mr. Phil Abejar, Senior Vice President (or in such other manner as notified to the Issuer in any subsequent notification from Agent), with copies of such PDF and/or original paper copies to each such additional representative of Agent or Note Holders as Agent shall direct.

6.2        Operating Statements.

Within sixty (60) days after the close of each Fiscal Quarter ending after the PPA Commercial Operation Date and concurrently with the delivery of the financial statements referred to in subsection 6.1A, Issuer shall, or shall cause NGP I to, furnish to Agent an operating statement regarding the operation and performance of the Project for such Fiscal Quarter and, in the case of the operating statement for the last Fiscal Quarter of each Fiscal Year, such Fiscal Year in the form of Exhibit F. Such operating statements shall contain (i) line items corresponding to each Operating Budget Category of the current Operating Budget showing in reasonable detail by Operating Budget Category all expenses related to the operation and maintenance of the Project, (ii) information showing the amount of electrical energy generated by the Project during such period and the amount of electrical energy sold by NGP I to the Power Purchaser for delivery and (iii) a narrative report describing the operations of Issuer and NGP I and the operation and performance of the Project in the form prepared for presentation to senior management for such fiscal period and for the period from the beginning of the then current Fiscal Year to the end of such fiscal period. The operating statements shall be certified as complete and correct by an Authorized Officer of Issuer who also shall certify that the expenses reflected therein for each Operating Budget Category for the Fiscal Year to date and for each Fiscal Quarter therein did not exceed the provision for such classification and period contained in the Operating Budget then in effect, or, if any of such certifications cannot be given, stating in reasonable detail the necessary qualifications to such certifications.

6.3        Books, Records and Inspections.

Issuer shall, and shall cause each Issuer Party to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of Law shall be made of all dealings and transactions in relation to its business and activities. Issuer shall, and shall cause each Issuer Party to, permit officers and designated representatives of Agent or any Note Holder to visit and inspect any of the properties of such Issuer Party and to examine the books of record and accounts of such Issuer Party and discuss the affairs, finances and accounts of such Issuer Party with, and be advised as to the same by, its and their officers and independent accountants, all upon at least seven (7) days’ written notice and at such reasonable times as Agent or such Note Holder may desire.

6.4        Taxes and Claims.

Parent and Issuer shall, and shall cause each Issuer Party to, (i) pay or cause to be paid when due, all material Taxes and all material charges, betterments or other assessments owed by any of the NGP Entities (including such amounts relating to the NGP I Property) and all other material lawful claims required to be paid by such NGP Entity except to the extent any of the same are subject to a Contest and for which adequate reserves have been established in accordance with

GAAP and (ii) file, or cause to be filed when due, all material tax returns required to be filed with respect to any NGP Entity.

6.5        Governmental Approvals.

Issuer shall, and shall cause each Issuer Party to, (i) maintain in full force and effect and, except as set forth on Schedule 6.5, in its own name, all Necessary Project Approvals and use its best efforts to obtain all Deferred Approvals (all of which shall be satisfactory to Required Holders) as promptly as practicable but in any event no later than the date required to be obtained under applicable Law (except as otherwise provided pursuant to Section 5.7) and (ii) own, construct, operate and maintain the Project (or, as applicable, cause the Project to be constructed, operated and maintained) in material compliance with the terms and provisions (including all conditions and mitigants) of all Necessary Project Approvals (including, without limitation, the Water Rights Permits and when obtained, all Deferred Approvals).

6.6        Compliance with Law.

A.        Issuer shall cause each Issuer Party to own, construct, operate and maintain the Project (or, as applicable, cause the Project to be constructed, operated and maintained) in compliance with all Laws, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Issuer acknowledges that failure by NGP I (i) to respond to any request for change order that is issued pursuant to NRS 624.610 or (ii) to comply with NRS 624.609(2)(a)(1) regarding retainage shall in each case result in a Material Adverse Effect.

B.        Notwithstanding anything in the foregoing clause A or in this Agreement to the contrary, Issuer shall cause each Issuer Party to comply with, and ensure compliance by any and all occupants and operators of the Project with, all Environmental Laws, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, shall keep the Project free of any Lien imposed pursuant to such Environmental Laws and shall pay or cause to be paid when due any and all costs in connection with the foregoing, including the cost of identifying the nature and extent of the presence of any Materials of Environmental Concern in, on or about the Project or on any real property owned or leased by NGP I or on the NGP I Property and the cost of delineation, management, remediation, removal, treatment and disposal of any such Materials of Environmental Concern. If NGP I fails to do any of the foregoing, then (i) after the occurrence of an Event of Default related thereto which is continuing or (ii) in the event Agent or any Note Holder sustains any liability, loss, cost, damage or expense (including attorneys’ fees and expenses) arising out of the presence of any Materials of Environmental Concern in, on or about the Project or the Collateral, Agent may cause the Project or the Collateral to be freed (by removal or otherwise) from such Materials of Environmental Concern, and the cost of such remedial action (including attorneys’, consultants’ and laboratories’ fees and expenses) shall be added to the Obligations and secured by the Security Documents. Issuer shall, and shall cause each Issuer Party to, give to Agent and Note Holders and their agents and employees reasonable access to the Project and the Collateral to effect the foregoing.

C.        Issuer shall cause each Issuer Party not use the Project to generate, manufacture, refine, produce, treat, store, handle, dispose of, transfer, process or transport Materials of Environmental Concern other than in compliance in all material respects with Environmental Laws.

6.7        Performance of Obligations.

Issuer shall, and shall cause each Issuer Party to, perform all of its obligations under the terms of each mortgage, deed of trust, indenture, security agreement, debt instrument, lease, undertaking and contract by which it or any of its properties is bound or to which it is a party, including all Transaction Documents to which it is a party, except (with respect to Transaction Documents that are not Note Documents) for nonperformance as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.8        Qualifying Facility Status and MBR Authority.

Issuer shall, and shall cause NGP I to, own, construct, operate and maintain the Project in a manner so that at all times the Project will be a Qualifying Facility and a Renewable Energy System and NGP I will have MBR Authority, unless the failure of the Project to be a Qualifying Facility or a Renewable Energy System or NGP I to maintain MBR Authority would not, in the reasonable judgment of Required Holders, have a Material Adverse Effect.

6.9        Insurance.

Issuer shall, and shall cause each Issuer Party to, at all times obtain and maintain, or cause to be obtained and maintained, the types and amounts of insurance listed and described on Schedule 6.9, in accordance with the terms and provisions set forth in such Schedule 6.9. Issuer shall obtain and maintain such other insurance as may be required pursuant to the terms of any Transaction Document. In the event any Issuer Party fails to take out or maintain the full insurance coverage required by this Section 6.9, Agent, upon ten (10) days prior notice (unless the aforementioned insurance would lapse within such period, in which event notice shall not be required) to such Issuer Party of any such failure, may (but shall not be obligated to) take out the required policies of insurance and pay the premiums on the same. All amounts so advanced by Agent shall become an Obligation and such Issuer Party shall forthwith pay such amounts to Agent, together with interest from the date of payment by Agent at the Default Interest Rate.

6.10      Operating Budget.

A.       No less than forty-five (45) Business Days in advance of the beginning of each calendar year thereafter, Issuer shall adopt an operating plan and a budget for the ensuing calendar year developed in accordance with the obligations of NGP I under the Senior Loan Documents, and provide a copy of such operating plan and budget to the Issuer Parties at such time to Agent. (Each such operating plan and budget is herein called an “Operating Budget”). Each Operating Budget shall be prepared in accordance with a form approved by the Independent Engineer and shall become effective upon acceptance by Agent (in consultation with the Independent Engineer). If Issuer shall not have adopted an annual Operating Budget before the beginning of any calendar year or any Operating Budget adopted by Issuer shall not have been accepted by Agent (acting in consultation with the Independent Engineer) before the beginning of any upcoming calendar year, the Operating Budget for the preceding calendar year, Adjusted For Inflation and adjusted to remove all discretionary capital expenditures therefrom, shall, until the adoption of an annual Operating Budget by Issuer and acceptance of such Operating Budget by Agent (acting in consultation with the Independent Engineer), as the case may be, be deemed to be in force and effective as the annual Operating Budget for such upcoming calendar year.

B.        Each Operating Budget delivered to Agent pursuant to clause A of this Section 6.10 shall be accompanied by a memorandum detailing all material assumptions used in the preparation of such Operating Budget, shall contain a line item for each budget category (which budget categories shall be acceptable to Agent) and shall specify for each month and for each such budget category, the amount budgeted for such category for such month.

6.11     Maintenance of Existence and Properties.

A.        Intentionally Omitted.

B.        Issuer shall, and shall cause each Issuer Party to, keep, or cause to be kept, in good working order and condition, ordinary wear and tear excepted, all of its properties which are necessary or useful in the proper conduct of its business.

C.        Issuer shall not, and shall cause each Issuer Party not to, permit the Project or any material portion thereof to be removed, demolished or materially altered.

D.        Issuer shall, and shall cause each Issuer Party to, do or cause to be done, all things necessary to preserve and keep in full force and effect its limited liability company existence and its material patents, trademarks, trade names, copyrights, franchises and similar rights.

6.12      Additional Drilling.

Issuer shall not undertake any drilling activities other than those required under the Senior Loan Documents without the prior written consent of the Required Note Holders.

6.13      Project Documents.

A.        Issuer shall cause NGP I to maintain in full force and effect and to preserve, protect and defend its rights under and take all reasonable actions necessary to prevent termination or cancellation (except by expiration in accordance with its terms) of, each Project Document other than a termination or cancellation that has been approved by Agent and/or Required Holders, as applicable, in accordance with Section 7.11. Notwithstanding the foregoing, (i) if any Project Document is terminated or canceled (except by expiration in accordance with its terms) by a Person other than NGP I or (ii) by NGP I in accordance with Section 7.11, Issuer shall cause NGP I to use its best efforts to, and shall cause NGP I to, no later than the date which is three (3) months after such termination or cancellation, enter into a replacement Additional Project Document and shall cause NGP I to deliver such Additional Project Document and all Ancillary Documents related thereto to Agent; provided, that (a) if the terminated Project Document involved, or the replacement Additional Project Document involves, projected expenditures of between $1,000,000 and $2,000,000 individually but not more than $3,000,000 in the aggregate (taking into account, without duplication, all such terminated Project Documents and all such other replacement Additional Project Documents entered into pursuant to this Section 6.13), such replacement Additional Project Document shall be with parties and in form and substance reasonably satisfactory to Agent and (b) if the terminated Project Document involved, or the replacement Additional Project Document involves, projected expenditures of more than $2,000,000 individually or more than $3,000,000 in the aggregate (taking into account, without duplication, all such terminated Project Documents and such replacement Additional Project Documents entered into pursuant to this Section 6.13), such replacement Additional Project Document shall be with parties and in form and substance satisfactory to Required Holders.

B.        Issuer shall cause NGP I to (i), subject to Section 7.11, enter into each Additional Project Document required for the operation and maintenance of the Project on a timely basis as required for such operation and maintenance of the Project in accordance with the terms of the Transaction Documents; and (ii) ensure that each Letter of Credit and any other letter of credit required under any Project Document has been delivered when required under any applicable Project Document and remains in full force and effect so long as required by such Project Document.

6.14      Operations and Maintenance.

Issuer shall, and shall cause each Issuer Party to, operate and maintain the Project in accordance with the terms and provisions of the Transaction Documents and all applicable Governmental Approvals, except, in the case of the Project Documents, any noncompliance which could not reasonably be expected to result in a Material Adverse Effect.

6.15      Intentionally Omitted.

6.16      Maintenance of Lien.

Each Note Document Party shall take or cause to be taken all action necessary or desirable to maintain good and valid title to the Collateral and shall maintain and preserve the Liens of the Security Documents and the priority thereof. Each Note Document Party shall from time to time execute or cause to be executed any and all further instruments (including financing statements, continuation statements and similar statements with respect to any Security Document) and register and record such documents and instruments in such offices reasonably requested by Agent for such purposes.

6.17      Further Assurances.

Issuer shall, and shall cause each Issuer Party to, take all such further actions and execute all such further documents and instruments as Agent may at any time reasonably determine to be necessary to further carry out and consummate the transactions contemplated by the Note Documents or to perfect or protect the Liens of Agent on the Collateral under the Security Documents.

6.18      Transfer of Project Revenues.

A.        Intentionally Omitted.

B.        Issuer shall cause NGP I, not less than once each Fiscal Quarter of Issuer (commencing with the Fiscal Quarter ending on or immediately after the PPA Commercial Operation Date), to distribute all Available Cash Flow to Issuer and make, at such time as any Senior Loan Documents are in force and effect, all Extraordinary Distributions to Issuer that are permitted pursuant to the terms of any applicable Senior Loan Documents. The proceeds of such Distributions shall be deposited directly into the Collection Account (as defined in the Issuer Account Management Agreement).

6.19      Establishment of Accounts.

A.        Intentionally Omitted.

B.        Issuer shall maintain the accounts required by the Issuer Account Management Agreement. Such accounts shall at all times be under the exclusive dominion and control of Agent pursuant to the Control Agreement (Issuer Accounts) or a similar agreement in form and substance satisfactory to Agent acting on behalf of Note Holders.

6.20      Mandatory Jurisdiction of Nevada Law on Construction Contracts.

Issuer shall, and shall cause each Issuer Party to, comply with NRS 108.2453 that requires the EPC Contract and any other Project Document for the improvement of Nevada land to be under Nevada law. Issuer shall, and shall cause each Issuer Party to, assure compliance with Nevada’s mechanic lien law of NRS 108.2453(2)(d), which forbids a clause that requires any litigation, arbitration or other process for dispute resolution on disputes arising out of a construction contract or other agreements for the improvement of property to occur in a state other than Nevada.

6.21      Further Assurances With Respect to Water Rights.

If at any time the Independent Engineer advises that NGP I does not have sufficient water rights for the operation of the Project at the level set forth in the Projections, Issuer shall (i) deliver written notice to Agent promptly upon obtaining knowledge of such insufficiency and (ii) cause NGP I to use its commercially reasonable efforts to enter into purchase contracts or contracts to appropriate water in the amounts deemed sufficient by Agent (acting in consultation with the Independent Engineer) for the operation of the Project.

6.22      Permits with the Nevada Division of Water Resources.

A.        Intentionally Omitted.

B.        No later than thirty (30) days after each anniversary hereof beginning on September 2, 2011 and continuing until the Maturity Date, the Issuer shall provide a report on the status of the Water Rights Permits and the sufficiency of the existing water rights to operate the Project at the levels set forth in the Projections, including all applications for change submitted and/or approved since the preceding report (or, in the case of the report delivered in

November 2008, since the Restatement Effective Date), together with copies of all amended, modified or new water rights permits relating to the Project.

6.23      Lease Extensions.

A.        Issuer shall cause NGP I to, at the earliest feasible date, to exercise its extension rights under, or otherwise extend, each material lease (including the BSNF Lease and the RLF Lease) if and to the extent necessary to cause such lease to extend through a date no earlier than one (1) year after the Maturity Date.

B.        Intentionally omitted.

6.24      Intentionally Omitted.

6.25      Intentionally Omitted.

6.26      Minimum Equity.

Issuer shall cause each Issuer Party to at all times until the Maturity Date, maintain the equity contribution in the Project in a minimum amount equal to $35,000,000.

6.27      Pass-Through for Tax Purposes.

Issuer shall, and shall cause NGP I to, at all times maintain its respective status as a partnership or similarly treated pass-through entity or disregarded entity for U.S. federal income tax purposes; provided, however, that Issuer or NGP I may, with the prior written consent of Required Holders, change its respective status from a disregarded entity to a pass-through entity and vice-versa.

6.28      Reserve Letters of Credit.

A.        In the event Issuer provides, causes to be provided or permits to be provided, a letter of credit in lieu of making or causing, or in replacement of, cash deposits to be made into any Trustee Account (as that term is defined in the Senior Loan Documents) (each a “Reserve Letter of Credit”), Issuer shall provide, shall cause NGP I to provide, or otherwise cause such Reserve Letter of Credit to be provided, on the following terms and conditions:

(i)          such Reserve Letter of Credit shall be from a financial institution acceptable to the Agent and, in any event, rated at least “AA” by two nationally recognized statistical rating organizations (one of which must be either Moody’s or S&P’s);

(ii)         provides that the secured parties under the Senior Loan Documents can unconditionally draw upon such Reserve Letter of Credit under any circumstances that would otherwise permit withdrawals from the Trustee Account for which the Reserve Letter of Credit is being obtained or at any time within thirty (30) days prior to the expiration of such Reserve Letter of Credit (unless such Reserve Letter of Credit is replaced by another Reserve Letter of Credit that meets the requirements of this Section 6.32);

(iii)      provides for an automatic draw immediately upon the occurrence of a rating downgrade of the issuer of such Reserve Letter of Credit; and

(iv)      is otherwise in form and substance satisfactory to the Agent.

B.        The Issuer shall provide Agent with thirty (30) days’ prior written notice of its intent to enter into a Reserve Letter of Credit and shall submit all documents related thereto to Agent and Note Holders for review. The Issuer shall not, and shall not permit any Subsidiary or Affiliate, to enter into a Reserve Letter of Credit without the prior written approval of Agent, such approval not to be unreasonably withheld or delayed.

C.        The Issuer shall notify Agent at least forty-five (45) days prior to the expiration of any Reserve Letter of Credit provided pursuant to this Section 6.32.

6.29      Adjustment of Average Annual Supply Amount.

A.        Prior to October 1 of each Contract Year (as defined in the Power Purchase Agreement), the Issuer shall cause NGP I to adjust the Average Annual Supply Amount (as defined in the Power Purchase Agreement) for the subsequent year to be ninety-seven percent (97%) of the Average Annual Supply Amount for the current Contract Year pursuant to Section 3.7.2 of the Power Purchase Agreement, and to adjust the Yearly PC Amount and the Supply Amount (each term as defined in the Power Purchase Agreement) accordingly. If (A) either (i) the projected Average Annual Supply Amount for the Project for the current Contract Year is anticipated to be one hundred and five percent (105%) of the current Average Annual Supply Amount, or (ii) there have been changes in the performance of the Project during the current Contract Year that are reasonably expected, as determined by the Resource Analyst (as defined in the Senior Note Purchase Agreement) or the Independent Engineer, as appropriate, to cause the Average Annual Supply Amount for the Project for the following Contract Year to be one hundred and five percent (105%) of the current Average Annual Supply Amount and the projected Average Annual Supply Amount for the Project for the current Contract Year is anticipated to be one hundred percent (100%) of the current Average Annual Supply Amount, and (B) nothing contained within any report provided by the Resource Analyst or the Independent Engineer would reasonably be expected to cause NGP I to be required to pay Replacement Costs or PC Replacement Costs (as defined in the Power Purchase Agreement) during the remaining term of the Power Purchase Agreement, then Issuer shall not be required to cause NGP I to reduce the Average Annual Supply Amount for the following Contract Year.

B.        Except for reductions to the Average Annual Supply, Yearly PC Amount and Supply Amount (each as defined in the Power Purchase Agreement) pursuant to paragraph (a) of this Section 6.29, Issuer shall not cause NGP I to adjust the Average Annual Supply Amount, Yearly PC Amount or Supply Amount under the Power Purchase Agreement without the prior written consent of the Required Holders, which consent shall not be unreasonably withheld, conditioned or delayed so long as no Default or Event of Default has occurred and is continuing.

SECTION 7. NEGATIVE COVENANTS OF ISSUER

Issuer covenants and agrees that for so long as any Obligations remain outstanding, Issuer shall, and shall cause each Issuer Party to, perform or cause to be performed the covenants in this Section 7.

7.1        Equity Issuances; Distributions.

A.        Issuer shall not, and shall not cause or permit any Issuer Party to, directly or indirectly, issue, sell, transfer, assign, pledge or otherwise encumber, or grant any options, rights or warrants with respect to, any Equity Interests or other ownership interests of any Issuer Party, except for Liens on such Equity Interests or other ownership interests created pursuant to the terms of the Senior Loan Documents or Note Documents.

B.        Intentionally Omitted.

C.        Issuer shall not directly or indirectly declare, order, pay, make or set apart any sum for any Distribution except in accordance with the terms of the Issuer Account Management Agreement. Without limiting the foregoing, Issuer shall not directly or indirectly declare, order, pay, make or set apart any sum for any Distribution unless: (i) two (2) full Fiscal Quarters have elapsed since the Restatement Effective Date; (ii) no Default or Event of Default exists or would result therefrom; (iii) the Debt Service Coverage Ratio for the four (4) Fiscal Quarters immediately preceding the date of such Distribution, or, if less, for the number of Fiscal Quarters that have elapsed since the EPC Substantial Completion Date, is not less than 1.4:1; and (iv) the projected Debt Service Coverage Ratio for the four (4) Fiscal Quarters immediately following date of such Distribution is not less than 1.4:1. Notwithstanding the foregoing, Issuer may (a) pay management fees under the Operation and Maintenance Agreement in an amount not to exceed $250,000 per year, as adjusted pursuant to Section 6.03 of the Operation and Maintenance Agreement, (b) pay management fees in accordance with the Cotenancy Agreement in an aggregate amount not to exceed $25,000 per year, as adjusted in accordance with the terms of such agreement: provided that no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such Distribution.

7.2       Indebtedness.

Issuer shall not, and shall not cause or permit any Issuer Party to, without the prior written consent of Required Holders create, incur, assume, suffer to exist or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, including without limitation, any subordinated intercompany Indebtedness on terms (including the terms of subordination) satisfactory to Note Holders, other than:

(i)          Indebtedness hereunder and under the other Note Documents;

(ii)         Indebtedness permitted under the Senior Loan Documents as in effect on the Restatement Effective Date.

7.3          Liens.

Issuer shall not, and shall not cause or permit any Issuer Party to, create, incur, assume or suffer to exist, directly or indirectly, any Lien on any of its property now owned or hereafter acquired, other than the following:

(i)          Liens granted to Agent for the benefit of Secured Parties pursuant to the Security Documents;

(ii)         Liens described on Schedule 7.3;

(iii)        Liens for Taxes not yet due and payable or which are subject to a Contest for which adequate reserves have been established in accordance with GAAP;

(iv)        in the case of NGP I, Liens permitted under the Senior Loan Documents as in affect on the Restatement Effective Date; and

(v)        Liens on assets of NGP I and on Equity Interests in NGP I owned by Issuer, in each case securing obligations under the Senior Loan Documents.

7.4        Restriction on Fundamental Changes.

A.        Issuer shall not, and shall not cause or permit any Issuer Party to, enter into any merger or consolidation, or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any part of its business or property (other than drilling permits that the Geothermal Consultant determines not to be reasonably required for the Project), whether now owned or hereafter acquired, except (i) sales of obsolete and/or replaced equipment, (ii) sales of inventory in the ordinary course of business, or (iii) sales of other property not material to the operation of the Project and with an aggregate book value (a) not in excess of $250,000 during any Fiscal Year or (b) with the prior written consent of Agent, in excess of $250,000 (but not in excess of $1,000,000) during any Fiscal Year.

B.        Issuer shall not, and shall not cause or permit any Issuer Party to, (i) acquire by purchase or otherwise any property or assets of, or stock or other evidence of beneficial ownership of, any Person, except pursuant to the Project Documents and except acquisitions of property or assets in the ordinary course of NGP I’s business, (ii) create or acquire any Subsidiary or (iii) enter into any partnership or joint venture.

7.5        Contingent Obligations.

Issuer shall not, and shall not cause or permit any Issuer Party to, create or become or be liable with respect to, any Contingent Obligation, except:

(i)          indemnities and other Contingent Obligations provided under the Transaction Documents; and

(ii)         reimbursement obligations in respect of any Letter of Credit.

7.6        Advances, Investments and Loans.

Issuer shall not, and shall not cause or permit any Issuer Party to, lend money or credit or make advances or contributions to any Person, or directly or indirectly purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to any Person, except that Issuer and NGP I may maintain any account required or permitted by the Security Documents and may invest the funds on deposit therein in Permitted Investments and NGP I may maintain accounts required under the Senior Loan Documents (as in effect on the date hereof) and may invest funds on deposit therein in Permitted Investments.

7.7        Transactions with Affiliates.

Issuer shall not, and shall not cause or permit any Issuer Party to, directly or indirectly, enter into any transaction or series of related transactions with any Affiliate, other than (i) the transactions expressly provided for in the Transaction Documents, (ii) transactions entered into in the ordinary course of business with an aggregate limit of $250,000 during any Fiscal Year on terms which are at least as favorable to such Issuer Party as could be obtained by such Issuer Party in an arms-length transaction, (iii) the Cotenancy Agreement and transactions contemplated thereby, (iv) the Operation and Maintenance Agreement and transactions contemplated thereby, (v) the transactions whereby the drilling permits that the Geothermal Consultant determines not to be reasonably required for the Project are assigned to or reissued in the name of an Affiliate of such Issuer Party or (vi) transactions otherwise approved in writing by Required Holders. Issuer shall not, and shall not cause or permit any Issuer Party to, directly or indirectly, enter into any transaction or series of related transactions with any Affiliate to undertake or permit any development activity in respect of projects to be constructed or operated by NGP II, NGP III, NGP IV or otherwise.

7.8       Changes in Business.

Issuer shall not cause or permit NGP I to enter into or engage in any business other than the ownership, development, construction, operation and maintenance of the Project in accordance with the Transaction Documents. Issuer shall not, and shall not cause or permit any Issuer Party (other than NGP I) to, engage in any business other than consummation of the transactions contemplated by the Transaction Documents and, in the case of Issuer, ownership of the Equity Interests of the other Issuer Parties.

7.9        Fiscal Year; Fiscal Quarter.

Issuer shall not, and shall not cause or permit any Issuer Party to, change its Fiscal Year or any of its Fiscal Quarters or any of its accounting policies.

7.10      Abandonment.

Issuer shall not cause or permit any Issuer Party to cause or permit or suffer to exist an Event of Abandonment.

7.11      Termination, Amendment of Project Documents; Additional Project Documents.

Issuer shall not, and shall not cause or permit any Issuer Party to:

(i)          without the prior written consent of Required Holders, in the case of the Power Purchase Agreement, the Issuer Limited Liability Company Agreement, the NGP I Limited Liability Company Agreement, the Cotenancy Agreement, the Interconnection Agreement, the Operation and Maintenance Agreement, the EPC Contract, the Real Estate Agreements and the Senior Loan Documents (collectively, the “Core Transaction Documents”), terminate, amend or modify in any material respect, assign, or permit the Power Purchaser or any other applicable Project Party to assign (other than to the extent permitted without NGP I’s consent under and in accordance with the Power Purchase Agreement) any of its rights or obligations under, grant consents with respect to any obligation under, or waive timely performance or observance by any Person (other than the Power Purchaser) of any material obligation under any Core Transaction Document;

(ii)         without the prior written consent of Required Holders, in the case of each of the Project Documents (other than the Core Transaction Documents), terminate, amend or modify in any material respect, assign (or permit any other Project Party to assign) any of its rights or obligations under, grant consents with respect to any obligation under, waive timely performance or observance by any Person (other than Agent or any Note Holder) of any material obligation under, exercise any options or remedies or make any elections under any Project Document or any other Material Contract (other than the Core Transaction Documents), in each case if such action could reasonably be expected to have a Material Adverse Effect; or

(iii)         enter into any Additional Project Documents; provided, that NGP I may execute and deliver an Additional Project Document (a) involving projected expenditures of less than $500,000 individually, (b) with the prior written consent of Agent (acting in consultation with the Independent Engineer), in the case of Additional Project Document involving projected expenditures of between $500,000 and $1,000,000 individually but not more than $2,000,000 in the aggregate (taking into account all such other Additional Project Documents entered into pursuant to subsection 7.11(iii)(a) or this subsection 7.11(iii)(b)) and (c) with the prior written consent of Required Holders, in the case of the Transmission Line Contract, the Gathering System Contract or any Additional Project Document involving projected expenditures of $1,000,000 or more individually or more than $2,000,000 in the aggregate; provided that, on or before the date on which NGP I executes and delivers any such Additional Project Document, NGP I shall have delivered to Agent all Ancillary Documents relating thereto as may be required by Agent.

7.12      Intentionally Omitted.

7.13      Use of Proceeds; Margin Regulations.

Issuer shall not, and shall not cause or permit NGP I to, use any proceeds of any Note or any draw on any Note other than in accordance with the provisions of Section 2.3. Issuer shall not use any part of the proceeds of any Note or any draw on any Note to purchase or carry any Margin Stock (as defined in Regulation U) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Issuer shall not use the proceeds of any Note or any draw on any Note in a manner that could reasonably be expected to violate or be inconsistent with the provisions of Regulation T, Regulation U or Regulation X.

7.14      Environmental Matters.

Issuer shall not permit, and shall not permit any Issuer Party to permit, (i) any underground storage tanks to be located on any property owned or leased by Issuer or NGP I, as the case may be, or any of its Environmental Affiliates, (ii) any asbestos to be contained in or form part of any building, building component, structure or office space owned or leased by Issuer or NGP I, as the case may be, or any of its Environmental Affiliates or (iii) any PCBs to be used or stored at any property owned or leased by Issuer or NGP I, as the case may be, or any of its Environmental Affiliates.

7.15      Governmental Regulation.

Issuer shall not permit any Issuer Party to permit the Project to lose its Qualifying Facility status, its MBR Authority or its Renewable Energy System status, or take any action that could reasonably be expected to cause NGP I to lose its Qualifying Facility status, its MBR Authority or its Renewable Energy System status, in each case without the consent of Note Holders. Issuer shall not permit any Issuer Party to permit itself to be deemed by any Governmental Authority to be, or be subject to, or not exempt from, financial, organizational or rate regulation as, an “electric utility,” “electric corporation,” “electrical company,” “gas utility,” “steam company,” “steam utility,” “public utility,” “public utility holding company,” “water utility”, “public service company” or similar entity under (i) the laws of any state respecting the rates, financial or organizational regulation of electric, water or steam utilities or companies, (ii) the Federal Power Act, except Sections 205 and 206 thereof and other provisions of the Federal Power Act from which Issuer as a Qualifying Facility is not exempt as set forth in 18 C.F.R. § 292.601I(2)-(5), or (iii) PUHCA. Issuer shall not permit any Issuer Party to take any action to cause itself to be (or omit to take any action necessary to prevent itself from becoming) subject to securities or rate regulation by the Nevada Public Utilities Commission.

7.16      No Accounts.

(i) Issuer shall not permit NGP I to establish or maintain any accounts except as expressly permitted by the Senior Loan Documents, subsection 6.20A or any Additional Security Document and (ii) Issuer shall not establish any accounts except as expressly permitted by the Issuer Account Management Agreement, subsection 6.20B or any Additional Security Document.

7.17      Expenditures and Budgets.

A.        Intentionally Omitted.

B.        Issuer shall not, or permit any Issuer Party to, make any payments or expenditures, except those (i) contemplated by the Operating Budget, (ii) payments in respect of obligations under the Senior Loan Documents permitted under Section 7.18(iii) or (iii) as otherwise agreed to in writing by Required Holders.

7.18      Debt Repayment; Modification of Permitted Financing Documents.

Issuer shall not, and shall not permit any Issuer Party to:

(i)          make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on subordinated debt, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any subordinated debt;

(ii)         amend or modify, or permit the amendment or modification of, any provision of any subordinated debt or any agreement relating thereto, other than amendments or modifications that are not in any manner adverse to Note Holders and that do not affect the subordination provisions thereof;

(iii)        make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, whether by prepayment, refinancing, exchange, defeasance or otherwise, other than scheduled principal, interest and fee payments and mandatory prepayments with respect to such Indebtedness; or

(iv)       directly or indirectly, amend, supplement, or waive, or consent to the amendment, supplement or waiver of any of the provisions of any Senior Loan Documents.

7.19      Certain Restrictions.

Issuer shall not, and shall not permit any Issuer Party to, enter into any agreement (other than the Note Documents and Senior Loan Documents) which restricts the ability of Issuer or NGP I to (i) enter into any amendments, modifications or waivers of the Transaction Documents, (ii) sell or otherwise dispose of its assets, (iii) create, incur, assume or suffer to exist any Lien upon any of its property, (iv) create, incur, assume or become liable with respect to any Indebtedness or (v) make Distributions.

7.20      Additional Development.

Issuer shall not, and shall not permit NGP I or any Affiliate thereof to undertake any development activities at or near the Site without the prior written consent of the Required Holders, which consent may be conditioned or withheld in the sole discretion of the Required Holders.

7.21      Debt Service Coverage Ratio.

Note Document Parties shall not permit the Debt Service Coverage Ratio at the end of any four Fiscal Quarter period to be less than 1.4:1 for such period, commencing with the first full four Fiscal Quarter period following the Restatement Effective Date.

SECTION 8. EVENTS OF DEFAULT; REMEDIES

8.1        Events of Default

Each of the following events, acts, occurrences or conditions shall constitute an Event of Default under this Agreement, regardless of whether such event, act, occurrence or condition is voluntary or involuntary or results from the operation of Law or pursuant to or as a result of compliance by any Person with any judgment, decree, order, rule or regulation of any Governmental Authority:

A.        Failure to Make Payments.

Issuer shall (i) default in the payment when due of any interest, Fees or any other Obligations, including mandatory prepayments, (other than principal (including all amounts added to principal pursuant to subsection 3.2B(i)) of the Notes), for five (5) or more days, or (ii) default in the payment when due of any principal (including all amounts added to principal pursuant to subsection 3.2B(i)) of the Notes, including any mandatory prepayments required hereunder, or any Reimbursement Obligations.

B.        Breach of Representation or Warranty.

Any representation or warranty made by any Note Document Party or Issuer Party in any Note Document or in any certificate or statement delivered pursuant thereto shall prove to have been false or misleading in any material respect as of the date made or deemed made.

C.        Breach of Covenants.

(i) Issuer shall fail to perform or observe any covenant or obligation arising under subsections 6.1, 6.5(i), 6.6, 6.8, 6.9, 6.11A, 6.11C, 6.12, 6.13, 6.14, 6.19, 6.22, Section 7 or the Issuer Account Management Agreement or (ii) Issuer or any other Note Document Party shall fail to perform or observe any covenant or obligation arising under this Agreement (except those described in clauses A, B and C(i) above) or under any other Note Document (other than the Issuer Account Management Agreement), and such failure shall continue for thirty (30) days after Issuer or any other Note Document Party has, or should have, knowledge thereof.

D.        Default Under Other Agreements.

(i) Any Issuer Party shall (A) default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, but after giving effect to any grace period) of any amount owing in respect of any Transaction Document to which it is a party (except for amounts subject to a Contest) or any Issuer Party shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise, but after giving effect to any grace period) of any amount owing in respect of any other financial Indebtedness (other than the Obligations) in the aggregate principal amount of $250,000 or more or (B) default in the performance or observance of any obligation or condition with respect to any such Indebtedness or any other event shall occur or condition exist, if the effect of such default, event or condition is to accelerate the maturity of any such Indebtedness or to permit (without regard to any required notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holder or holders, to accelerate the maturity of any such Indebtedness, or any such Indebtedness shall become or be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled payment; or (ii) any “Default” or “Event of Default” (each as defined under the Senior Loan Documents) shall occur under the Senior Loan Documents.

E.        Default Under Transaction Documents.

(i) Any Project Party shall fail to perform or observe any of the terms or conditions of any Transaction Document or any Material Contract to which it is a party, or shall breach or otherwise be in default under any such Transaction Document or any Material Contract (as the case may be), if such failure, breach or default, either singly or in the aggregate, could reasonably be expected to have a Material Adverse Effect, beyond any applicable grace period expressly provided for in such Transaction Document or (ii) any Transaction Document shall for any reason cease to be in full force and effect in all material respects prior to the scheduled termination date thereof or (iii)(a) the term of any Transaction Document shall expire, (b) such Transaction Document is material to the operation of the business of any Issuer Party, and (c) Issuer Parties do not continue to enjoy all rights and benefits of such contractual arrangement or such Transaction Document is not replaced with a Transaction Document in accordance with Section 7.11.

F.        Bankruptcy, Etc.

(i) Any Event of Bankruptcy shall occur with respect to any Note Document Party, any Issuer Party, the Power Purchaser, any NGP I Member or the EPC Contractor or (ii) any Event of Bankruptcy shall occur with respect to any other Major Participant and, in the case of this clause (ii) only, such Event of Bankruptcy could in the judgment of Required Holders reasonably be expected to have a Material Adverse Effect.

G.        Dissolution.

(i) Any order, judgment, or decree shall be entered against (a) any Note Document Party, any Issuer Party, the Power Purchaser, any NGP I Member or the EPC Contractor or (b) any other Major Participant decreeing such Person’s involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days or (ii) (a) any Note Document Party, any Issuer Party, the Power Purchaser, any NGP I Member or the EPC Contractor or (b) any other Major Participant shall dissolve or cease to exist, if, in the case of this clause (b) only, such cessation or dissolution could in the judgment of Required Holders reasonably be expected to have a Material Adverse Effect.

H.        ERISA.

(i) Any Termination Event shall occur, (ii) any Plan shall incur an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (iii) any Issuer Party or any member of its ERISA Controlled Group which is a Subsidiary shall have engaged in a transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA, (iv) any Issuer Party or any member of its ERISA Controlled Group shall fail to pay when due an amount which it shall have become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, (v) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that an ERISA Plan must be terminated or have a trustee appointed to administer it, (vi) a proceeding shall be instituted against any Issuer Party or any member of its ERISA Controlled Group to enforce Section 515 of ERISA or (vii) any other event or condition shall occur or exist with respect to any Plan which would subject any Issuer Party or any member of its ERISA Controlled Group to any Tax, penalty or other liability, but only to the extent the occurrence of an event listed in clauses (i) through (vii) hereof could reasonably be expected to result in any Issuer Party or any member of its ERISA Controlled Group incurring a liability in excess of $500,000.

I.        Judgments.

Any judgment or decree shall be entered by a court or courts of competent jurisdiction against any Note Document Party or Issuer Party and (i) such judgment or decree shall award non-monetary relief which has, or could reasonably be expected to have, a Material Adverse Effect and has not been stayed, discharged, or vacated within thirty (30) days, (ii) such judgment or decree (other than any judgment as to which, and only to the extent, a reputable insurance company acceptable to Agent has acknowledged coverage of such claim in writing) shall award monetary damages in an amount of $500,000 or more individually, or in an aggregate amount of $1,000,000 or more when taken together with all other judgments and decrees, and shall not be stayed, discharged, paid, bonded or vacated within thirty (30) days or (iii) enforcement proceedings shall be commenced by any creditor on any such judgment or decree.

J.        Environmental Matters.

(i) Any Environmental Claim shall have been asserted against any Issuer Party or any of its Environmental Affiliates which (after a consideration of reasonably available and reasonably feasible plans of mitigation or remediation) could reasonably be expected to have a Material Adverse Effect, (ii) any release, emission, discharge or disposal of any Material of Environmental Concern shall have occurred, and such event could form the basis of an Environmental Claim against any Issuer Party or any of its Environmental Affiliates which (after a consideration of reasonably available and reasonably feasible plans of mitigation or remediation) could reasonably be expected to have a Material Adverse Effect or (iii) any Issuer Party or any of its Environmental Affiliates shall have failed to obtain any Environmental Approvals necessary for the management, use, control, ownership, or operation of its business, property or assets or any such Environmental Approval shall be revoked, terminated, or otherwise cease to be in full force and effect, in each case, if the existence of such condition could reasonably be expected to have a Material Adverse Effect.

K.        Eminent Domain.

Any Governmental Authority or any Person acting under any Governmental Authority shall have taken any action to condemn, seize or appropriate all or any portion of the Project or the related Unit, in each case which portion is necessary to the operation of the Project, or shall have taken any action to displace permanently the management of NGP I or to curtail NGP I’s authority to conduct its business, and Note Holders shall reasonably believe that such action will succeed or could otherwise reasonably be expected to have a Material Adverse Effect.

L.        Event of Loss.

There shall have occurred an Event of Loss involving a material portion of the assets or operations of the Project, or which causes the Project to cease construction or operation for a period beyond the later of (i) forty-five (45) days after the receipt of Loss Proceeds in connection with such Event of Loss or (ii) ninety (90) days after such Event of Loss unless a plan of restoration or repair shall have been approved by Required Holders and NGP I is diligently proceeding in accordance with such plan.

M.        Event of Abandonment.

There shall have occurred an Event of Abandonment.

N.         Governmental Approvals.

Any Necessary Project Approval or Deferred Approval then required to have been obtained for construction or operation of the Project shall not have been obtained, or shall be revoked, terminated, withdrawn, suspended, modified in any material adverse respect or withheld, or shall otherwise cease to be in full force and effect in any material respect for, subject to subsection 8.1P(iii), (i) a period of twenty (20) days after any Issuer Party becomes aware thereof or (ii) a period not to exceed one hundred eighty (180) days after any Issuer Party becomes aware thereof, if during such period (a) NGP I is diligently pursuing corrective action with respect to the foregoing, (b) such corrective action could reasonably be expected to be successful and (c) no Material Adverse Effect could reasonably be expected to result from such event if such corrective action is not successful.

O.        Security Documents and Note Documents.

(i) Any of the Security Documents or any Note Document shall for any reason cease to be in full force and effect or shall cease to give Agent the Liens, rights, powers and privileges purported to be created thereby or (ii) any claim shall have been asserted which could lead to any Security Document or Note Document not being for any reason in full force and effect or no longer giving Agent the Liens, rights, powers and privileges purported to be created thereby.

P.        Change of Regulatory Environment.

(i) Any Issuer Party is or becomes subject to regulation under the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation, in each case, to the extent any of the foregoing has had or could reasonably be expected to have a Material Adverse Effect; (ii) NGP I fails to maintain the status of the Project as a Qualifying Facility exempt from (a) the Federal Power Act under 18 C.F.R. § 292.601 (c), except Sections 205 and 206 of the Federal Power Act and the other provisions thereof set forth in 18 C.F. R. § 292.601(c)(2)-(5), (b) state laws and regulations under 18 C.F.R. § 292.602(c) or (c) PUHCA; (iii) NGP I fails to maintain its MBR Authority and such failure could, in the reasonable judgment of Note Holders, have a Material Adverse Effect; or (iv) one or more events, conditions or circumstances in the regulatory environment occurs which has had or could reasonably be expected to have a Material Adverse Effect.

Q.        Loss of Renewable Energy System Status.

NGP I shall have failed at any time to qualify the Project as a Renewable Energy System or itself as a renewable energy producer or similar status under the Renewable Energy Act or any regulations promulgated thereunder.

R.        Unit Operator.

NGP I shall cease to be the Unit Operator.

8.2        Remedies

(i) Upon the occurrence of any Event of Default described in subsections 8.1F or 8.1G, the unpaid principal amount of the Notes (including all amounts added to principal pursuant to subsection 3.2B(i)) and all accrued and unpaid interest on the Notes (including all interest thereon accrued at the Default Interest Rate), the Yield Maintenance Amount thereon (determined as provided below) and any and all accrued Fees and other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by Issuer and (ii) upon the occurrence and during the continuation of any other Event of Default, Agent may and at the direction of any Required Holders will, by written notice to Issuer, declare all or any portion of the amounts described in clause (i) above to be, and the same shall further become, immediately due and payable, without presentment, further demand, protest or other requirements of any kind, all of which are hereby expressly waived by Issuer. Upon any acceleration of the Obligations pursuant to the terms of this Section 8, Issuer shall be obligated to pay to Note Holders the Yield Maintenance Amount on the principal to be repaid, determined in accordance with subsection 3.3D as though the principal amount of the Notes becoming due, or declared to be due and payable, on such date had been voluntarily prepaid on such date. In addition to the foregoing, upon the occurrence and during the continuance of any Event of Default, Agent shall at the request, or may with the consent, of Required Holders (a) exercise all of its rights as a secured party under the Security Documents, under applicable Law or otherwise (and all remedial provisions in the Security Documents are hereby incorporated by reference), (b) apply all amounts on deposit in any account subject to any Security Document to the Obligations in such order as it shall select in its sole discretion, (c) replace the Operator and terminate any subcontracts on behalf of the Operator or any Issuer Party in accordance with the terms of the Operation and Maintenance Agreement and (d) exercise all rights and remedies of Agent under the Owner’s Title Policy. The remedies set forth in this Section 8 are in addition to all other rights and remedies available to Note Holders or Agent under this Agreement, any other Note Document or by law or equity.

SECTION 9. MISCELLANEOUS

9.1        Registration and Transfer of the Notes

A.        Issuer shall keep at its principal office a register for the registration and registration of transfers of the Notes. The name and address of each holder of the Notes, each transfer thereof and the name and address of each Transferee of any holder’s interest in the Notes shall be registered in such register. Prior to due presentment for registration of transfer, the

Person in whose name the Notes shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof. Issuer shall give to any holder of a Note and any Agent promptly upon request therefore, a complete and correct copy of the names and addresses of all registered holders of Notes. Any registered holder of Notes shall be considered to be a “Note Holder” for purposes of this Agreement and each other Note Document.

B.        Note Holders may at any time sell, assign, transfer, or grant participations in the Notes to any Permitted Transferee by complying with the transfer procedures set forth in subsection 9.1C below (in the case of any sale, assignment, or transfer); provided, that no sale, assignment, or transfer of or grant of participation in the Notes shall be permitted unless the subsequent Transferee is a person who qualifies as an “accredited investor” as that term is defined under Securities and Exchange Commission Rule 501 of Regulation D under the Securities Act and the transaction complies with applicable state securities Laws. Issuer hereby acknowledges and agrees that any sale, assignment or transfer of the Notes will give rise to a direct obligation of Issuer to the Transferee. Any holder of a participation in the Notes shall have no right to consent or vote on any matters hereunder other than with respect to (i) the extension of any scheduled payment of principal (including all amounts added to principal pursuant to subsection 3.2B(i)) or interest in respect of the Notes, (ii) the reduction of the amount of any scheduled payment of principal (including all amounts added to principal pursuant to subsection 3.2B(i)), (iii) a decrease in the rate of interest on the Notes (as specified in the Notes) (other than any imposition of a default rate of interest), (iv) the termination of any Note Document except in accordance with their terms or (v) release of all or substantially all of the Collateral securing the Notes other than in accordance with the terms of the Note Documents; provided, however, that the restrictions set forth in this sentence shall not apply in respect of such waiver or amendment required by any applicable Law, rule, regulation, order, decree, or request of any Governmental Authority (including, without limitation, in connection with any actual or proposed reorganization, restructuring, bankruptcy, insolvency, or other similar event affecting Issuer or any other party to any Security Document).

C.        Upon surrender of any Note at the principal office of Issuer for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices and payment instructions of each Transferee of such Note or part thereof and a representation by each such Transferee that such Transferee is a Permitted Transferee), Issuer shall execute and deliver, at Issuer’s expense, one or more new Notes (as requested by the holder thereof) in exchange therefore, in an aggregate principal amount equal to the unpaid principal (including all amounts added to principal pursuant to subsection 3.2B(i)) amount of the surrendered Note. Each such new Note shall be substantially in the form of Exhibit G and shall be payable to such Person as such holder may request. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.

D.        Upon receipt by Issuer of evidence reasonably satisfactory to Issuer of the loss, theft, destruction or mutilation of any Note, and (i) in the case of loss, theft or destruction, upon receipt of an unsecured agreement of indemnity or, in the case of any Note Holder that is not an institutional investor, an indemnity bond, in each case in such reasonable amount as Issuer shall determine, or (ii) in the case of mutilation, upon surrender and cancellation thereof, Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

9.2        Payment of Expenses and Indemnity.

A.        Issuer shall, whether or not the transactions hereby contemplated are consummated, pay all reasonable out-of-pocket costs and expenses of Agent and Note Holders in connection with (i) the negotiation, preparation, execution and delivery of the Note Documents and the documents and instruments referred to therein, (ii) the management and agenting of the Notes (including reasonable fees and expenses of the Independent Engineer in the performance of services contemplated by the terms of this Agreement, or otherwise in providing engineering expertise reasonably deemed necessary by Agent in connection with any consent or approval by Note Holders, Required Holders or Agent, or in connection with the reasonably deemed necessary review of any circumstance or condition affecting the Project, the reasonable fees and expenses of the Insurance Advisor and the Geothermal Consultant), (iii) the creation, perfection or protection of Agent’s Liens in the Collateral (including reasonable fees and expenses for title and lien searches and filing and recording fees), (iv) Agent’s review and due diligence (including the review of the other Project Documents and the reasonable fees and expenses of the Independent Engineer, the Insurance Advisor and the Geothermal Consultant) and (v) any amendment, waiver or consent relating to any Note Document (including as to each of the foregoing, the reasonable fees and disbursements of counsel to Agent and any other attorneys retained by Agent and reasonable allocated costs of internal counsel).

B.        Issuer shall pay all reasonable out-of-pocket costs and expenses of Agent and each Note Holder in connection with the preservation of rights under, and enforcement of, the Note Documents and the documents and instruments referred to therein or in connection with any restructuring or rescheduling of the Obligations (including the reasonable fees and disbursements of counsel for Agent and Note Holders and reasonable allocated costs of internal counsel).

C.        Issuer shall pay, and hold Agent and each Note Holder harmless from and against, any and all present and future stamp, excise, mortgage or deed of trust recording and other similar Taxes and fees with respect to the foregoing matters and hold Agent and each Note Holder harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Note Holder) to pay such Taxes.

D.        Except with respect to Taxes, which shall be governed exclusively by Section 3.5, Issuer shall indemnify Agent and each Note Holder and their respective officers, directors, employees, representatives and agents (each an “Indemnitee”) from, and hold each of them harmless against, any and all losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for such Indemnitee in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) (collectively, “Subject Claims”) that may at any time (including at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated hereby or the execution, delivery or performance of any Note Document or any other Transaction Document, (ii) any violation by any Note Document Party or its Environmental Affiliates of any applicable Environmental Law or Environmental Approval, (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by any Note Document Party or any of its Environmental Affiliates, including all on-site and off-site activities involving Materials of Environmental Concern, (iv) the breach of any environmental representation or warranty set forth in Section 5.22, (v) the grant to Agent and Secured Parties of any Lien in any property or assets of any Note Document Party or any Equity Interest in any Note Document Party and (vi) the exercise by Agent and Secured Parties of their rights and remedies (including foreclosure) under any agreements creating any such Lien (but excluding, as to any Indemnitee, any Subject Claims to the extent caused by reason of the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction). Each Note Document Party’s obligations under this Section 9.2 shall survive the repayment of all Obligations and the termination of this Agreement.

E.        In the event any action, suit or proceeding shall be brought against any Indemnitee, such Indemnitee shall promptly notify Issuer of the commencement thereof, and Issuer shall be entitled, at its expense, acting through counsel reasonably acceptable to such Indemnitee, to participate in, and, to the extent that Issuer desires, to assume and control the defense thereof. Such Indemnitee shall be entitled, at its expense, to participate in any action, suit or proceeding the defense of which has been assumed by Issuer. Notwithstanding the foregoing, Issuer shall not be entitled to assume and control the defense of any such action, suit or proceeding if and to the extent that, in the reasonable opinion of such Indemnitee and its counsel, such action, suit or proceeding involves the potential imposition of criminal liability upon such Indemnitee or a conflict of interest between such Indemnitee and Issuer or between such Indemnitee and another Indemnitee (unless such conflict of interest is waived in writing by the affected Indemnitees), and in such event (other than with respect to disputes between such Indemnitee and another Indemnitee) Issuer shall pay the reasonable expenses of such Indemnitee in such defense. Issuer shall report to such Indemnitee on the status of such action, suit or proceeding as material developments shall occur and from time to time as requested by such Indemnitee (but not more frequently than every sixty (60) days). Issuer shall deliver to such Indemnitee a copy of each document filed or served on any party in such action, suit or proceeding, and each material document which any Note Document Party possesses relating to such action, suit or proceeding.

(i)          Notwithstanding Issuer’s rights hereunder to control certain actions, suits or proceedings, if any Indemnitee reasonably determines that failure to compromise or settle any Subject Claim made against such Indemnitee is reasonably likely to have an imminent and material adverse effect on such Indemnitee or such Indemnitee’s interest in any Note Document Party or the Project, such Indemnitee shall be entitled to compromise or settle such Subject Claim.

(ii)         Notwithstanding Issuer’s rights hereunder to control certain actions, suits or proceedings, any Indemnitee against whom any Subject Claim is made shall be entitled to compromise or settle any such Subject Claim if such Indemnitee determines in its reasonable discretion that failure to compromise or settle such Subject Claim is reasonably likely to have a Material Adverse Effect or a material adverse effect on such Indemnitee, the Project or on such Indemnitee’s interest in the Project; provided, that such Indemnitee consults with and coordinates such compromise or settlement with Issuer. Any such compromise or settlement shall be binding upon Issuer for the purposes of this Section 9.2.

(iii)        Upon payment of any Subject Claim by Issuer pursuant to this Section 9.2 or other similar indemnity provisions contained herein to or on behalf of an Indemnitee, Issuer, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto, and such Indemnitee shall cooperate with Issuer and Issuer’s insurance carrier, and give such further assurances as are necessary or advisable to enable Issuer vigorously to pursue such claims.

F.         Any amounts payable by Issuer pursuant to this Section 9.2 shall be regularly payable within thirty (30) days of the date Issuer receives an invoice for such amounts from any applicable Indemnitee, and if not paid within such thirty (30) day period shall bear interest at the Default Interest Rate.

G.        To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 9.2 may be unenforceable because it is violative of any applicable Law or public policy, Issuer shall contribute the maximum portion which it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnitees or any of them. Any indemnification payments made pursuant to this Agreement shall be calculated on an after-tax basis, increased to take into account any tax costs associated with the receipt of such payment.

9.3        Right of Setoff.

In addition to any rights now or hereafter granted under applicable Law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Note Holder is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to Issuer or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final) and any other indebtedness at any time held or owing by such Note Holder to or for the credit or the account of Issuer against and on account of the Obligations of Issuer to such Note Holder under this Agreement or under any other Note Document, including all interests in Obligations purchased by such Note Holder pursuant to Section 9.7, and all other claims of any nature or description arising out of or in connection with this Agreement or any other Note Document, irrespective of whether or not such Note Holder shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

9.4        Notices.

Except as otherwise expressly provided herein, all notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy, telex, or cable communication), and shall be deemed to have been duly given or made when delivered by hand, or upon actual receipt if deposited in the United States mail, postage prepaid, or, in the case of telex notice, when answerback is received, or, in the case of telecopy notice, when confirmation is received, or, in the case of a nationally recognized overnight courier service, one Business Day after delivery to such courier service, addressed, in the case of each party hereto, at its address specified opposite its name on Schedule 9.4 or on the appropriate transfer instrument delivered to Issuer in connection with the assignment of any Note or portion thereof, or to such other address as may be designated by any party in a written notice to the other parties hereto; provided, that notices and communications to Agent or Note Holders by Issuer shall not be effective until received by Agent or Note Holders, as the case may be.

9.5        Successors and Assigns; Subsequent Holders of Notes.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of Note Holders. The terms and provisions of this Agreement shall inure to the benefit of any Transferee of any Notes, and in the event of such transfer or assignment, the rights and privileges herein conferred upon Note Holders shall automatically extend to and be vested in such Transferee, all subject to the terms and conditions hereof. Issuer’s rights and interests hereunder may not be assigned without the prior written consent of all Note Holders.

9.6        Amendments and Waivers.

Neither this Agreement, any Note, any other Note Document to which Issuer is a party nor any terms hereof or thereof may be amended, supplemented, modified or waived except in accordance with the provisions of this Section 9.6. Required Holders and Issuer may, from time to time, enter into written amendments or waivers of this Agreement, the Notes, or the other Note Documents to which Issuer is a party; provided, that no such amendment or waiver shall (i) extend either the Maturity Date or any scheduled payment of principal (including all amounts added to principal pursuant to subsection 3.2B(i)) or interest or decrease the rate of interest on the Notes (as specified in the Notes) (other than any imposition of a default rate of interest), or reduce the principal (including all amounts added to principal pursuant to subsection 3.2B(i)) amount of any Obligations or reduce any fee payable to Note Holders hereunder, or release any material portion of the Collateral (except as expressly permitted by subsection 6.17B or the Security Documents), or amend, modify or waive any provision of this Section 9.6 or the definition of Required Holders, or consent to or permit the assignment or transfer by Issuer of any of its rights and obligations under this Agreement or any other Note Document, or change the number or percentage of Note Holders who must approve the satisfaction of any condition precedent, or modify subsection 2.3A, 9.5 or 9.7, in each case without the written consent of all Note Holders or (ii) amend, modify or waive any provision of Section 9.9 or any other provision of any Note Document if the effect thereof is to affect the rights or duties of Agent, without the written consent of the then Agent. For purposes of the foregoing, an amendment or termination of a contract constituting Collateral shall not be treated as a release of Collateral if any required approval under this Agreement for such amendment or termination was obtained by Issuer. Any such amendment, supplement, modification or waiver shall apply to each of Note Holders equally and shall be binding upon Issuer, Note Holders, Agent and all future holders of the Notes.

9.7        Ratable Sharing.

Note Holders hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Note Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code or any similar Law, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to that Note Holder hereunder or under the other Note Documents (collectively, the “Aggregate Amounts Due” to such Note Holder) which is greater than the proportion received by any other Note Holder in respect of the Aggregate Amounts Due to such other Note Holder, then Note Holder receiving such proportionately greater payment shall (i) notify each other Note Holder of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Note Holders so that all such recoveries of Aggregate Amounts Due shall be shared by all Note Holders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Note Holder is thereafter recovered from such Note Holder upon the bankruptcy or reorganization of Issuer or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Note Holder ratably to the extent of such recovery, but without interest. Issuer expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Issuer to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

9.8        Classification of Transaction.

Notwithstanding anything to the contrary herein contained, Note Holders, by entering into this Agreement or by any action pursuant hereto, will not be, and neither Issuer nor Note Holders intend any Note Holder to be, deemed a partner or joint venturer with Issuer.

9.9        Agent.

A.            (i)        TCW Asset Management Company is hereby appointed to act on behalf of all Note Holders as Agent under this Agreement and the other Note Documents. The provisions of this Section 9.9 are solely for the benefit of Agent and Note Holders and no Note Document Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions of this Section 9.9 (other than clause E hereof). In performing its functions and duties under this Agreement and the other Note Documents, Agent shall act solely as an agent of Note Holders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Note Document Party or any other Person.

(ii)        Each Note Holder irrevocably authorizes Agent to take such action on such Note Holder’s behalf and to exercise such powers, rights and remedies hereunder and under the other Note Documents as are specifically delegated or granted to Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Note Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Note Document or otherwise a fiduciary relationship in respect of any Note Holder. Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Note Holder for any action taken or omitted to be taken by it hereunder or under any other Note Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

(iii)        Each Note Holder hereby further authorizes Agent, on behalf of and for the benefit of Note Holders to enter into each Security Document as secured party and to be the agent for and representative of Note Holders under other Note Document, and each Note Holder agrees to be bound by the terms of each Security Document and each Note Document; provided that Agent shall not (a) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Security Document or other Note Document or (b) release any Security Document (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Security Document), in each case without the prior written consent of Required Holders (or, if required pursuant to Section 9.6, all Note Holders); provided further, however, that, without further written consent or authorization from Note Holders, Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or to which Required Holders have otherwise consented. Anything contained in any Note Documents to the contrary notwithstanding, Issuer, Agent and each Note Holder hereby agree that (1) no Note Holder shall have any right individually to realize upon Collateral under any Security Document or to enforce any other Note Document, it being understood and agreed that all powers, rights and remedies under the Security Documents and the other Note Document may be exercised solely by Agent for the benefit of Note Holders in accordance with the terms thereof and (2) in the event of a foreclosure by Agent on any Collateral pursuant to a public sale, Agent or any Note Holder may be the purchaser of any or all of such Collateral at any such sale and Agent, as agent for and representative of Note Holders (but not any Note Holder or Note Holders in its or their respective individual capacities unless Required Holders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any Collateral payable by Agent at such sale.

(iv)        If Agent shall request instructions from Required Holders or all affected Note Holders with respect to any act or action (including failure to act) in connection with this Agreement or any other Note Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Required Holders or all affected Note Holders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Note Document (a) if such action would, in the opinion of Agent, be contrary to Law or the terms of this Agreement or any other Note Document, (b) if such action would, in the opinion of Agent, expose Agent to any

Environmental Claim or liability or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Note Holder shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Note Document in accordance with the instructions of Required Holders or all affected Note Holders, as applicable.

B.        Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Note Documents, except for damages caused by its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Agent: (i) may treat the payee of any Notes as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Note Holder and shall not be responsible to any Note Holder for any statements, warranties or representations made in or in connection with this Agreement or the other Note Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Note Documents on the part of any Note Document Party or to inspect the Collateral (including the books and records) of any Note Document Party; (v) shall not be responsible to any Note Holder for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Note Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement or the other Note Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

C.        Without prejudice to any existing agreement between Agent and any Note Holder, each Note Holder acknowledges that: (i) it has, independently and without reliance upon Agent or any other Note Holder and based on the financial statements of Note Document Parties and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Note Document Parties and its own decision to enter into this Agreement and (ii) it will, independently and without reliance upon Agent or any other Note Holder and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

D.        Note Holders agree to indemnify Agent (to the extent not reimbursed by Issuer or other Note Document Parties and without limiting the obligations of any Note Document Party under any Note Document), ratably according to their respective Aggregate Amounts Due, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Note Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Note Holder shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct. Without limiting the foregoing, each Note Holder agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Note Document, to the extent that Agent is not reimbursed for such expenses by Issuer or other Note Document Parties.

E.        Agent may resign at any time by giving not less than thirty (30) days’ prior written notice thereof to Note Holders and Issuer. Upon any such resignation, Required Holders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by Required Holders and shall have accepted such appointment within thirty (30) days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Note Holders, appoint a successor Agent, which shall be a Note Holder if a Note Holder is willing to accept such appointment. If no successor Agent has been appointed pursuant to the foregoing within thirty (30) days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and Required Holders shall thereafter perform all the duties of Agent hereunder until such time, if any, as Required Holders appoint a successor Agent as provided above. Any successor Agent appointed by Required Holders hereunder shall be subject to the approval of Issuer, such approval not to be unreasonably withheld, delayed or conditioned; provided, that such approval shall not be required if a Default or an Event of Default shall have occurred and be continuing. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Note Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9.9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Note Documents.

9.10      Investment Representation of Note Purchasers.

In order to induce Issuer to issue and sell the Notes and the Cash Settled Options to Note Purchasers, each Note Purchaser represented and warranted, and hereby represents and warrants to Issuer, and acknowledges as follows:

A.        Investment. Such Note Purchaser acquired each such Note and purchased the Cash Settled Options solely for its own account, for investment purposes, with no intention of distributing or reselling such Note or the Cash Settled Options, in any public offering or in any transaction that would be in violation of the securities laws of the United States, or any state thereof, without prejudice, however, to such Note Purchaser’s right at all times to sell or otherwise dispose of all or any part of the Note or the Cash Settled Options under an effective registration statement under the Securities Act and applicable state securities laws (it being understood that Issuer has no obligation to undertake any such registration), or an exemption from such registration requirements.

B.        Transfer Restrictions. Such Note Purchaser acknowledges and agrees that none of the Notes or the Cash Settled Options have been registered under the Securities Act, or the securities laws of any state, and none of them may be sold or otherwise transferred in the absence of an effective registration thereunder unless an exemption from registration is available.

C.        Accredited Investor. Such Note Purchaser, at the time that it committed to enter into this Agreement was, and now is, an “accredited investor” as that term is defined in Regulation D under the Securities Act.

D.        Knowledge and Experience. Without limiting the force and effect of the representations and warranties of any Note Document Party, such Note Purchaser (i) has such knowledge and experience in financial and business matters, as to enable it to evaluate the merits and risks of entering into this Agreement, receiving the Notes and the Cash Settled Options, (ii) is able to bear the economic risk of the transaction and (iii) is able to hold its interest indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration.

9.11      No Waiver; Remedies Cumulative.

No failure or delay on the part of Agent or any Note Holder in exercising any right, power or privilege hereunder or under any other Note Document and no course of dealing between Issuer and Agent or any Note Holder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Note Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which Agent or any Note Holder would otherwise have. No notice to or demand on Issuer in any case shall entitle Issuer to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Agent or any Note Holder to any other or further action in any circumstances without notice or demand.

9.12        No Third Party Beneficiaries.

The terms and conditions set forth in this Agreement are solely for the benefit of Issuer, and no other Person (including any other Project Party, obligor, contractor, subcontractor, supplier or materialman furnishing supplies, goods or services to or for the benefit of the Project) shall have any rights hereunder, as against Agent or any Note Holder, or under any other Note Document.

9.13        Counterparts.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

9.14        Effectiveness.

This Agreement shall become effective on the date on which all of the parties hereto shall have signed a counterpart hereof and shall have delivered the same to Agent which delivery, in the case of Note Holders, may be given to Agent by telecopy or electronic mail (with the originals delivered promptly to Agent via overnight courier service).

9.15        Headings Descriptive.

The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

9.16        Marshaling; Recapture.

Neither Agent nor any Note Holder shall be under any obligation to marshal any assets in favor of Issuer or any other party or against or in payment of any or all of the Obligations. To the extent any Note Holder receives any payment by or on behalf of Issuer, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to Issuer or its estate, trustee, receiver, custodian or any other party under any bankruptcy Law, state or federal Law, common Law or equitable cause, then to the extent of such payment or repayment, the obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of Issuer to such Note Holder as of the date such initial payment, reduction or such satisfaction occurred.

9.17       Severability.

A.        In case any provision in or obligation under this Agreement or the Notes or the other Note Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

B.        If any provision hereof is declared by a court of competent jurisdiction to be illegal, void or unenforceable, whether pursuant to NRS 624.622, NRS 624.628, NRS 624.700, NRS 108.2453, NRS 108.2457, or otherwise, the court shall have the duty and the right to blue pencil or, if necessary, reform or amend, such provision to the extent necessary to comply with Nevada or other applicable Law, preserving to the extent possible the intent herein. The remaining provisions, or parts thereof, shall remain in full force and effect as though such invalid or unenforceable portion had not been a part hereof.

9.18      Survival.

All representations, warranties and indemnities set forth herein including those in Sections 3.2, 3.5, 9.2, 9.7 and 9.9 shall survive the execution and delivery of this Agreement and the Notes and the repayment of the Notes.

9.19      Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or Event of Default if such action is taken or condition exists.

9.20      Limitation of Liability.

Neither Parent nor any other Person shall be personally liable (whether by operation of Law or otherwise) for payments due hereunder or under any other Note Document or for the performance of any Obligations except as expressly provided in such Note Document. The sole recourse of Secured Parties for satisfaction of the Obligations shall be against Issuer and its assets and the other Note Document Parties to the extent of the Obligations and, to the extent provided for in the Note Documents, their assets and not against any other Person; provided, that (i) nothing in this Section 9.20 shall limit or otherwise prejudice in any way the right of Secured Parties to proceed against any Person with respect to the enforcement of such Person’s obligations (or the enforcement of Secured Parties’ rights) under any Note Document to which it is a party and (ii) recourse against a Person for such Person’s fraud or intentional misrepresentation shall not be limited by this Section 9.20.

9.21      GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

A.        THIS AGREEMENT AND THE OTHER NOTE DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

B.        ANY LEGAL ACTION OR PROCEEDING AGAINST ANY PARTY HERETO WITH RESPECT TO THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, ISSUER HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND APPELLATE COURTS FROM ANY THEREOF. ISSUER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS CORPORATION SERVICE COMPANY SYSTEM AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY ACTION OR PROCEEDING. IF FOR ANY REASON SUCH DESIGNEE, APPOINTEE AND AGENT SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, ISSUER AGREES TO DESIGNATE A NEW DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION SATISFACTORY TO AGENT. ISSUER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED

OR CERTIFIED MAIL, POSTAGE PREPAID, TO ISSUER AT ITS ADDRESS REFERRED TO IN SECTION 9.4. ISSUER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED IN ANY OTHER JURISDICTION.

C.        EACH OF ISSUER AND SECURED PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER NOTE DOCUMENT OR ANY MATTER ARISING HEREUNDER OR THEREUNDER.

9.22      Confidentiality.

Each of Agent and each Note Holder agrees (on behalf of itself and each of its Affiliates, directors, officers, employees and representatives) to use reasonable precautions to keep confidential, in accordance with the customary procedures of Agent or such Note Holder for handling confidential information of such nature for handling confidential information, any non-public information supplied to it by Issuer pursuant to this Agreement which is identified by Issuer as being confidential at the time the same is delivered to Agent or any Note Holder; provided, that nothing herein shall limit the disclosure of any such information (i) to its, and its Affiliates’, partners, separate account participants and the directors, officers, employees and agents, including accountants, legal counsel and other advisors of all of the foregoing (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to the extent required by statute, rule, regulation or judicial process, (iii) to the extent requested by any Governmental Authority, (iv) to the Independent Engineer or the Insurance Advisor, (v) as may be requested in connection with any litigation to which Agent or any Note Holder is a party, (vi) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the other Note Documents or the enforcement of rights hereunder or thereunder, (vii) subject to an agreement containing provisions substantially the same as those of this Section 9.22, to any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any transactions relating to Obligations or (viii) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Note Holder’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Note Holder or its Affiliates (and that no written or oral communications from counsel to Note Purchasers and no information that is or is designated as privileged or as attorney work product may be disclosed to any Person unless such Person is a Note Holder or a participant hereunder); provided, further, that, unless specifically prohibited by applicable Law or court order, Agent, or affected Note Holder shall, prior to disclosure thereof, notify Issuer of any request for disclosure of any such non-public information (a) by any Governmental Authority or (b) pursuant to legal process); provided, still further, that Agent and each Note Holder shall use reasonable precautions in accordance with customary procedures to prevent the disclosure of identities of the direct or indirect parent of any NGP I Member in any of its advertising, press releases or any publication (but only to the extent Agent or such Note Holder would serve as the source of such information); and provided, finally, that in no event shall Agent or any Note Holder be obligated or required to return any materials furnished by Issuer. The obligations of Agent and each Note Holder under this Section 9.22 shall supersede and replace the obligations of Agent or any Note Holder under any other confidentiality agreement in respect of this financing signed and delivered by Agent or any Note Holder to Issuer prior to the Restatement Effective Date or prior to the date on which any Person becomes a Transferee.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the undersigned have caused this Amended and Restated Note Purchase Agreement to be executed by their respective duly authorized officers as of the date first written above.

ISSUER:

NGP BLUE MOUNTAIN HOLDCO LLC

By:	/s/ Andrew Studley
Name:
Title:

NOTE PURCHASERS:

TRUST COMPANY OF THE WEST,
not in its individual capacity but only as trustee of the trust established pursuant to an Individual Trust Agreement dated as of January 31, 1987, as amended, between The Boilermaker-Blacksmith Pension Trust and itself

By:	/s/ Brian O’Connor
Name: Brian O’Connor
Title: Senior Vice President

By:	/s/ Gerald J. Stalun
Name: Gerald J. Stalun
Title: Managing Director

TCW ENERGY FUND XIV, L.P.

By:	TCW Asset Management Company,
its general partner

By:	/s/ Brian O’Connor
Name: Brian O’Connor
Title: Senior Vice President

By:	/s/ Gerald J. Stalun
Name: Gerald J. Stalun
Title: Managing Director

TCW ENERGY FUND XIV-A, L.P.

By:	TCW Asset Management Company,
its general partner

By:	/s/ Brian O’Connor
Name: Brian O’Connor
Title: Senior Vice President

By:	/s/ Gerald J. Stalun
Name: Gerald J. Stalun
Title: Managing Director

TCW ENERGY FUND XIV-B, L.P.

By:	TCW Asset Management Company,
its general partner

By:	/s/ Brian O’Connor
Name: Brian O’Connor
Title: Senior Vice President

By:	/s/ Gerald J. Stalun
Name: Gerald J. Stalun
Title: Managing Director

TCW ENERGY FUND XIV (CAYMAN), L.P.

By:	TCW Asset Management Company
International Limited,
its general partner

By:	/s/ Brian O’Connor
Name: Brian O’Connor
Title: Senior Vice President

By:	/s/ Gerald J. Stalun
Name: Gerald J. Stalun
Title: Managing Director

TEP DEBT HOLDINGS OFFSHORE, LTD.

By:	/s/ R. Blair Thomas
Name: R. Blair Thomas
Title: President

By:	/s/ Phil Abejar
Name: Phil Abejar
Title: Vice President

AGENT:

TCW ASSET MANAGEMENT COMPANY,
in its capacity as Agent for the Note Holders

By:	/s/ Brian O’Connor
Name: Brian O’Connor
Title: Senior Vice President

By:	/s/ Gerald J. Stalun
Name: Gerald J. Stalun
Title: Managing Director

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

DATED AS OF SEPTEMBER 2, 2010

BY AND AMONG

NGP BLUE MOUNTAIN HOLDCO LLC,

as Issuer,

TCW ASSET MANAGEMENT COMPANY,

as administrative agent for Note Holders

AND

THE NOTE PURCHASERS NAMED HEREIN

NGP BLUE MOUNTAIN HOLDCO LLC

Amended and Restated Note Purchase Agreement

-i-

(continued)

5.7	Governmental Approvals	49
5.8	Project Compliance	50
5.9	Sole Purpose Nature; Business; Separateness	50
5.10	Real Estate	51
5.11	Security Interests and Liens	51
5.12	Patents, Trademarks, Etc	51
5.13	Investment Company Act	52
5.14	Governmental Regulation	52
5.15	Sufficient Rights	53
5.16	Property Rights, Utilities, Etc	53
5.17	No Defaults	53
5.18	Taxes, Etc	53
5.19	Employee Benefit Plans; ERISA	54
5.20	Material Contracts, Transaction Documents and Other Documents; Representations and Warranties in Transaction Documents	54
5.21	True and Complete Disclosure; Projections	55
5.22	Environmental Matters	56
5.23	Labor Matters	57
5.24	Solvency	57
5.25	Intentionally Omitted	58
5.26	Construction Status; Payment	58
5.27	Insurance	58
5.28	Condemnation	58
5.29	Repairs	58
5.30	Water Rights	58
5.31	Interconnection	58
5.32	Tax Character	59
5.33	Affiliate Transactions	59
SECTION 6.	AFFIRMATIVE COVENANTS OF ISSUER	59
6.1	Information Covenants	59
6.2	Operating Statements	64
6.3	Books, Records and Inspections	64

-ii-

(continued)

6.4	Taxes and Claims	64
6.5	Governmental Approvals	65
6.6	Compliance with Law	65
6.7	Performance of Obligations	66
6.8	Qualifying Facility Status and MBR Authority	66
6.9	Insurance	66
6.10	Operating Budget	66
6.11	Maintenance of Existence and Properties	67
6.12	Additional Drilling	67
6.13	Project Documents	67
6.14	Operations and Maintenance	68
6.15	Intentionally Omitted	68
6.16	Maintenance of Lien	68
6.17	Further Assurances	68
6.18	Transfer of Project Revenues	68
6.19	Establishment of Accounts	69
6.20	Mandatory Jurisdiction of Nevada Law on Construction Contracts	69
6.21	Further Assurances With Respect to Water Rights	69
6.22	Permits with the Nevada Division of Water Resources	69
6.23	Lease Extensions	70
6.24	Intentionally Omitted	70
6.25	Intentionally Omitted	70
6.26	Minimum Equity	70
6.27	Pass-Through for Tax Purposes	70
6.28	Reserve Letters of Credit	70
6.29	Adjustment of Average Annual Supply Amount	71
SECTION 7.	NEGATIVE COVENANTS OF ISSUER	71
7.1	Equity Issuances; Distributions	72
7.2	Indebtedness	72
7.3	Liens	72
7.4	Restriction on Fundamental Changes	73

-iii-

(continued)

7.5	Contingent Obligations	73
7.6	Advances, Investments and Loans	73
7.7	Transactions with Affiliates	74
7.8	Changes in Business	74
7.9	Fiscal Year; Fiscal Quarter	74
7.10	Abandonment	74
7.11	Termination, Amendment of Project Documents; Additional Project Documents	74
7.12	Intentionally Omitted	75
7.13	Use of Proceeds; Margin Regulations	75
7.14	Environmental Matters	76
7.15	Governmental Regulation	76
7.16	No Accounts	76
7.17	Expenditures and Budgets	76
7.18	Debt Repayment; Modification of Permitted Financing Documents	76
7.19	Certain Restrictions	77
7.20	Additional Development	77
7.21	Debt Service Coverage Ratio	77
SECTION 8.	EVENTS OF DEFAULT; REMEDIES	78
8.1	Events of Default	78
8.2	Remedies	82
SECTION 9.	MISCELLANEOUS	82
9.1	Registration and Transfer of the Notes	82
9.2	Payment of Expenses and Indemnity	84
9.3	Right of Setoff	86
9.4	Notices	86
9.5	Successors and Assigns; Subsequent Holders of Notes	87
9.6	Amendments and Waivers	87
9.7	Ratable Sharing	88
9.8	Classification of Transaction	88
9.9	Agent	88
9.10	Investment Representation of Note Purchasers	91

-iv-

(continued)

9.11	No Waiver; Remedies Cumulative	92
9.12	No Third Party Beneficiaries	92
9.13	Counterparts	92
9.14	Effectiveness	92
9.15	Headings Descriptive	93
9.16	Marshaling; Recapture	93
9.17	Severability	93
9.18	Survival	93
9.19	Independence of Covenants	93
9.20	Limitation of Liability	94
9.21	GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL	94
9.22	Confidentiality	95

-v-

SCHEDULES

1.1	Parcels of land constituting the Site

2.1A(i)	Note Holders; Initial Commitment Amounts

2.1A(ii)	Initial Option Holders; Original Cash Settled Option Amounts

2.1A(iii)	Warrants

3.6B	Note Holder Payment Instructions

4.1D(i)	Compliance with Project Documents and Governmental Approvals

4.1L	UCC Filings and Recordings

5.3	Litigation

5.5A	Material Adverse Effect

5.5C	EPC Contractor Financial Condition

5.7A	Necessary Project Approvals

5.7B	Deferred Approvals

5.10(a)	Real Property

5.10(b)	NGP I Property

5.12	Intellectual Property

5.15	Sufficient Rights

5.18(a)	Late-Filed Tax Returns

5.18(b)	Tax Returns

5.20	Material Contracts

5.20(a)	Contracts in Excess of $500,000

5.22A	Environmental Laws

5.22B	Environmental Claims

5.22C	Materials of Environmental Concern

5.28	Condemnation

5.29	Unrepaired Casualties

5.33	Affiliate Transactions

6.5	Governmental Approvals

6.9	Required Insurance

7.3	Permitted Liens

9.4	Notice Addresses

EXHIBITS

A	Form of Account Management Agreement Amendment

B	Form of Irrevocable Payment Instruction

C	Form of Security Agreement Amendment

D	Form of TCW/Sponsor Letter Agreement

E	Form of Insurance Advisor’s Certificate

F	Form of Operating Statement

G	Form of Note

EXHIBIT A

Form of Account Management Agreement Amendment

EXECUTION COPY

ACCOUNT MANAGEMENT AGREEMENT AMENDMENT

This FIRST AMENDMENT TO ACCOUNT MANAGEMENT AGREEMENT (ISSUER) (this "Amendment "), dated as of September 2, 2010, is entered into by and among NGP BLUE MOUNTAIN HOLDCO LLC, a Delaware limited liability company (“Issuer”), TCW ASSET MANAGEMENT COMPANY, a California corporation, in its capacity as administrative agent for the benefit of the Note Holders under the Note Purchase Agreement referred to below (together with its successors and permitted assigns in such capacity, the “Agent”) and the REQUIRED HOLDERS. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Amended and Restated Note Purchase Agreement, dated as of the date hereof, by and among the Issuer, Agent and Note Holders (the “Note Purchase Agreement”).

W I T N E S S E T H:

WHEREAS, Issuer and Agent are party to that certain Account Management Agreement (Issuer) dated as of August 29, 2008 (the “Account Management Agreement”) pursuant to which Issuer established certain collateral accounts for the benefit of the Note Holders and which sets forth the terms and conditions upon which Issuer can transfer cash to and from such collateral accounts in accordance with that certain Note Purchase Agreement, dated as of August 29, 2008, by and among Issuer, Agent and Note Purchasers (as defined therein) (the “Original NPA”);

WHEREAS, in connection with the consummation of the Senior Financing, Issuer wishes to enter into that Consent and Partial Release, dated as of the date hereof (the “Consent and Partial Release”), by and among Issuer, NGP I, Agent and Note Holders, and to amend and restate the Original NPA;

WHEREAS, it is a condition precedent to the amendment and restatement of the Original NPA that the parties enter into this Amendment pursuant to which certain terms and conditions of the Account Management Agreement are amended; and

WHEREAS, pursuant to Section 4.9 of the Account Management Agreement, an amendment or waiver of certain terms of the Account Management Agreement must be in writing signed by Issuer, Agent and Required Holders.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, receipt of which is hereby acknowledged, in order to induce the Note Holders to agree to amend and restate the Original NPA, the parties hereto hereby agree as follows:

ARTICLE I

CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective upon the satisfaction of the following conditions precedent (the date on which all such conditions are satisfied, the “Effective Date”):

(a)        Issuer shall have paid, caused the payment of, or caused arrangements satisfactory to Agent to have been implemented to ensure the immediate payment of, $82,547,953.00 to Note Holders by wire transfer of immediately available funds in accordance with the wire instructions set forth on Exhibit A, to pay the accrued but unpaid interest on the Notes (as defined in the Note Purchase Agreement) and to prepay a portion of the principal amount outstanding under the Notes (as defined in the Note Purchase Agreement), together with the Prepayment Fee (as defined in the Consent and Partial Release) thereon.

(b)        Issuer shall have executed and delivered to Agent and Note Holders the Note Purchase Agreement.

(c)        The transactions contemplated by the Senior Financing shall have been consummated or arrangements satisfactory to Agent shall have been made by Issuer and NGP I to ensure the substantially concurrent consummation thereof upon the satisfaction of the condition precedent described in clause (a) above.

ARTICLE II

AMENDMENTS TO TRANSACTION DOCUMENTS

The following amendment to the Account Management Agreement shall become effective in accordance with Article I hereof as of the Effective Date:

(a)        Section 2.2(A) of the Account Management Agreement is hereby amended by deleting clause (ii) in its entirety and replacing it with the following: “equity contributions to Issuer by Parent to be funded into NGP I to avoid default under any Material Contact or to remedy any emergency situation at the Project”.

(b)        The definition of “Account Control Agreement” is hereby amended by deleting the words “dated as of the date hereof” and replacing them with the words “dated as of September 2, 2010”.

(c)        The definition of “Collection Account” is hereby amended by deleting the number “247-106800” and replacing it with the number “014-092809” and the parties further acknowledge and agree that such account number references the “Collection Account” as defined in the Issuer Security Agreement.

(d)        The definition of “Equity Distribution Account” is hereby amended by deleting the number “247-106792” and replacing it with the number “014-166355” and the parties further acknowledge and agree that such account number references the “Equity Distribution Account” as defined in the Issuer Security Agreement.

(e)        The following clause is hereby added immediately prior to the period in the last line of the definition of “Mandatory Cash Flow Prepayment Amount”: “; and provided further that for purposes of calculating the percentage of Excess Cash to be used to pay the Mandatory Cash Flow Prepayment Amount, equity contributions to be applied to prepay the Notes under subsection 3.3B(i) of the Note Purchase Agreement shall not be included in such calculation”.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce Agent and Note Holders to enter into this Amendment, Issuer hereby represents and warrants that:

(a)        Power and Authority. Issuer and Parent (together, the “NGP Parties”) have all requisite limited liability company and/or corporate, as applicable, power and authority to enter into this Amendment and to carry out the transactions contemplated hereby and perform their respective obligations hereunder.

(b)        Authorization of Agreements. The execution and delivery by the NGP Parties of this Amendment and the performance by each of them of their respective obligations hereunder have been duly authorized by all necessary action on the part of the NGP Parties, as applicable.

(c)        No Conflict. The execution, delivery and performance by (i) Issuer and the other NGP Parties of this Amendment and (ii) Issuer of the Amended and Restated Note Purchase Agreement, do not and will not (A) violate any provision of any Law applicable to such party, any organizational document of such party or any order, judgment or decree of any Governmental Authority binding on such party or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation of such party.

(d)        Binding Obligation. This Amendment constitutes the legal, valid and binding obligations of each NGP Party party hereto, enforceable against such parties in accordance with its terms except (i) as such enforceability may be limited by bankruptcy, insolvency reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(e)        Incorporation of Representations and Warranties from the Note Purchase Agreement. Each of the representations and warranties contained in Section 5 of the Note Purchase Agreement, after giving effect to the Consent and Partial Release, is and will be true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date.

(f)        No Default. After giving effect hereto, no Default or Event of Default (i) has occurred and is continuing as of the Effective Date or the date of this Amendment or (ii) will result from the execution, delivery or performance by Issuer or Parent of this Amendment.

ARTICLE IV

MISCELLANEOUS

4.1         Termination of this Release. This Amendment will terminate and be of no force and effect if the conditions to effectiveness set forth in Article I are not satisfied on or prior to September 3, 2010.

4.2         Acknowledgement and Consent by Credit Support Parties.

(a)        Issuer is a party to the Issuer Account Agreement, the Issuer Security Agreement and the Issuer Control Agreement, pursuant to which Issuer has created Liens in favor of the Note Holders on certain collateral to secure Issuer’s obligations under the Note Purchase Agreement (the "Obligations"). Parent is party to the Parent Pledge Agreement, pursuant to which Parent has pledged all of its equity interests in Issuer to the Note Holders to secure Issuer’s Obligations. Issuer and Parent are collectively referred to in this Section 4.2 as the "Credit Support Parties," and the Issuer Security Agreement, the Issuer Account Agreement, the Issuer Control Agreement and the Parent Pledge Agreement are collectively referred to in this Section 4.2 as the "Credit Support Documents."

(b)        Each Credit Support Party hereby acknowledges that it has reviewed the terms and provisions of this Amendment and agrees and consents to the terms and provisions hereof. Each Credit Support Party hereby confirms that except as expressly amended by Article II, each Transaction Document remains in full force and effect and each Credit Support Document to which it is a party or otherwise bound and all Collateral (as such term is defined in the applicable Credit Support Documents) encumbered thereby will continue to guaranty or secure, as the case may be, to the fullest extent possible the payment and performance of all "Obligations," and "Secured Obligations" as the case may be (in each case as such terms are defined in the applicable Credit Support Document), including without limitation the payment and performance of all such "Obligations," and "Secured Obligations" as the case may be, in respect of the Obligations of Issuer now or hereafter existing.

(c)        Each Credit Support Party acknowledges and agrees that any of the Credit Support Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each Credit Support Party represents and warrants that all representations and warranties contained in the Credit Support Documents to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

(d)        Each Credit Support Party acknowledges and agrees that nothing in the Note Purchase Agreement, this Amendment or any other Note Document shall be deemed to require the consent of such Credit Support Party to any future amendments to the Note Purchase Agreement.

4.3         Amendments. No amendment, modification, termination or waiver of any provision of this Amendment, and no consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing and signed by all parties hereto. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

4.4         Governing Law; Jurisdiction.

(a)        THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(b)        ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING TO THIS AMENDMENT, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AMENDMENT, EACH PARTY HERETO FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY, AT ITS ADDRESS PROVIDED IN THE NOTE PURCHASE AGREEMENT; AGREES THAT SERVICE AS PROVIDED ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AGREES THAT THE PARTIES HERETO RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND AGREES THAT THE PROVISIONS OF THIS SECTION RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

4.5        Waiver of Jury Trial. EACH PARTY HERETO HEREBY AGREES TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The parties hereto each acknowledge that this waiver is a material inducement for the parties to enter into this Amendment, that the parties have already relied on the waiver in entering into this Amendment and that each will continue to rely on the waiver in their related future dealings. Each party hereto further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 4.5 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AMENDMENT. In the event of litigation, this Amendment may be filed as a written consent to a trial by the court.

4.6        Counterparts. This Amendment may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

4.7        Construction. The rules of construction set forth in Section 1.3 of the Note Purchase Agreement shall be applicable to this Amendment mutatis mutandis.

4.8        Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

[Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ISSUER:

NGP BLUE MOUNTAIN HOLDCO LLC

By:
Name:
Title:

AGENT:

TCW ASSET MANAGEMENT COMPANY,
in its capacity as Agent for the Note Holders

By:
Name: Brian O’Connor
Title: Senior Vice President

By:
Name: Gerald J. Stalun
Title: Managing Director

NOTE HOLDERS:

TRUST COMPANY OF THE WEST,
not in its individual capacity but only as trustee of the trust established pursuant to an Individual Trust Agreement dated as of January 31, 1987, as amended, between The Boilermaker-Blacksmith Pension Trust and itself

By:
Name: Brian O’Connor
Title: Senior Vice President

By:
Name: Gerald J. Stalun
Title: Managing Director

TCW ENERGY FUND XIV, L.P.

By:	TCW Asset Management Company,
its general partner

By:
Name: Brian O’Connor
Title: Senior Vice President

By:
Name: Gerald J. Stalun
Title: Managing Director

TCW ENERGY FUND XIV-A, L.P.

By:	TCW Asset Management Company,
its general partner

By:
Name: Brian O’Connor
Title: Senior Vice President

By:
Name: Gerald J. Stalun
Title: Managing Director

TCW ENERGY FUND XIV-B, L.P.

By:	TCW Asset Management Company,
its general partner

By:
Name: Brian O’Connor
Title: Senior Vice President

By:
Name: Gerald J. Stalun
Title: Managing Director

TCW ENERGY FUND XIV (CAYMAN), L.P.

By:	TCW Asset Management Company
International Limited,
its general partner

By:
Name: Brian O’Connor
Title: Senior Vice President

By:
Name: Gerald J. Stalun
Title: Managing Director

TEP DEBT HOLDINGS OFFSHORE, LTD.

By:
Name: R. Blair Thomas
Title: President

By:
Name: Phil Abejar
Title: Vice President

THE NOTE DOCUMENT PARTIES SET FORTH BELOW HEREBY DULY EXECUTE AND DELIVER AS OF THE DATE FIRST WRITTEN ABOVE THIS AMENDMENT SOLELY FOR PURPOSES OF SECTION 4.2 HEREOF:

NEVADA GEOTHERMAL POWER HOLDING COMPANY LLC

By:
Name:
Title:

Exhibit A

Wire Transfer Instructions

Note Holder/ Wire Transferee	Amount	Wire Instructions
Trust Company of the West, not in its individual capacity but only as trustee of the trust established pursuant to an Individual Trust Agreement dated as of January 31, 1987, as amended, between The Boilermaker-Blacksmith Pension Trust and itself	$18,343,989.56	Bank Name:	Mellon Trust of New England
One Boston Place, Boston, MA 02108
		ABA/Routing Number:	011-001-234
		Demand Deposit A/C#	169064
		Account Name:	TCW Cogen-Boilermakers
		Account #:	TCNFCOGEN02
		Reference:	NGP Blue Mountain
		Attention:	Kelly Zambrano: (412) 234-5198

TCW Energy Fund XIV, L.P., a California limited partnership	$59,617,966.06	Bank Name:	Mellon Trust of New England One Boston Place, Boston, MA 02108
TCW Energy Fund XIV-A, L.P., a California limited partnership		ABA/Routing Number:	011-001-234
TCW Energy Fund XIV-B, L.P., a California limited partnership		Demand Deposit A/C#	169064 (MCA/Mellon Wire Clearing DDA)
TCW Energy Fund XIV (Cayman), L.P., a California limited partnership		For further credit:	TCNFENRG142
		Account Name:	TCW Energy Funds XIV
TCW Energy XIV Blocker (NGP Blue Mountain), L.L.C., a Delaware limited liability company		Reference:	NGP Blue Mountain
		Attention:	Kelly Zambrano: (412) 234-5198

TEP Debt Holdings Offshore, Ltd.	$4,585,997.38	Bank Name:	Union Bank of California, N.A.
Monterey Park, CA 91755
TRUSF Branch 09569
		ABA/Routing Number:	122000496
		Attention:	Domestic Custody Trust Department
		For Credit to Account#:	6733001411
		Account Name:	TEP Debt Holdings Offshore, Ltd.
		Reference:	NGP Blue Mountain

EXHIBIT B

Form of Irrevocable Payment Instruction

     NGP BLUE MOUNTAIN I LLC
595 Double Eagle Court, Suite 2001-A
Reno, Nevada 89521

September 2, 2010

Wilmington Trust Company, as Trustee
1100 North Market Street
Wilmington, Delaware 19890-1605
Attention: Corporate Trust Administration, re: NGP Blue Mountain I LLC

Re:	Payment Direction

Ladies and Gentlemen:

Reference is made to (i) that certain Indenture of Trust and Security Agreement, dated as of September 2, 2010, by and between NGP Blue Mountain I LLC, a Delaware limited liability company (“NGP”) and Wilmington Trust Company, as security trustee (“Trustee”) (as amended, amended and restated or otherwise modified from time to time, the “Indenture”) and (ii) that certain Note Purchase Agreement, dated as of September 2, 2010, by and among NGP, NGP Blue Mountain I Noteholder Trust, as purchaser, John Hancock Life Insurance Company (U.S.A.), as Administrative Agent, and the United States Department of Energy, as guarantor of the notes issued thereunder (as amended, amended and restated or otherwise modified from time to time, the “NPA”). The Indenture and the NPA are referred to herein as the “Note Purchase Documents.”

Notwithstanding anything to the contrary contained in the Note Purchase Documents or otherwise, NGP hereby directs and authorizes the Trustee from and after the date hereof to make all payments and distributions to be made by the Trustee under and in accordance with Section 3.03(a)(xiv) of the Indenture to the following account or to such other account or person or entity as TCW Asset Management Company (“TCW”), as agent for the Note Holders under that certain Amended and Restated Note Purchase Agreement, dated September 2, 2010 (as amended, amended and restated or otherwise modified from time to time), may from time to time specify in writing to the Trustee:

Bank:	Bank of the West
Routing No.	121100782
Account No.	247-106792
Account Name:	TCW/NGP Blue Mountain Holdco Collection Account

This instruction shall be unconditional and irrevocable until terminated by the written instruction of NGP, which instruction shall have been acknowledged and consented to in writing by TCW. Please confirm your receipt and acceptance of the foregoing by signing and returning to us an executed counterpart of this letter.

Irrevocable Payment Instruction

Very truly yours,

NGP BLUE MOUNTAIN I LLC

By:	___________________
Name:
Title:

Irrevocable Payment Instruction

Accepted and agreed to as of
the date first above written:

WILMINGTON TRUST COMPANY,
as Trustee,

By:	_____________________________
Name:
Title:

Irrevocable Payment Instruction

EXHIBIT C

Form of Security Agreement Amendment

EXECUTION VERSION

FIRST AMENDMENT TO ISSUER PLEDGE AND SECURITY AGREEMENT

This FIRST AMENDMENT TO ISSUER PLEDGE AND SECURITY AGREEMENT (this "Amendment "), dated as of September 2, 2010, is entered into among NGP BLUE MOUNTAIN HOLDCO LLC, a Delaware limited liability company (“Issuer”), TCW ASSET MANAGEMENT COMPANY, a California corporation, in its capacity as administrative agent for the benefit of the Note Holders under the Note Purchase Agreement referred to below (together with its successors and permitted assigns in such capacity, the “Agent”) and the REQUIRED HOLDERS. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Amended and Restated Note Purchase Agreement, dated as of the date hereof, by and among the Issuer, Agent and Note Holders (the “Note Purchase Agreement”).

W I T N E S S E T H:

WHEREAS, Issuer and Agent are party to that certain Issuer Pledge and Security Agreement dated as of August 29, 2008 (the “Security Agreement”) pursuant to which Issuer (i) granted a security interest in all of its assets, (ii) pledged of all of the equity (“NGP I Equity”) of NGP Blue Mountain I LLC, a wholly-owned subsidiary of Issuer (“NGP I”), and (iii) pledged all of its right, title and interest in the Intercompany Notes to Note Holders to secure its obligations under that certain Note Purchase Agreement, dated as of August 29, 2008, by and among Issuer, Agent and the Note Purchasers party thereto;

WHEREAS, in connection with the consummation of the Senior Financing, Issuer wishes to enter into that Consent and Partial Release, dated as of the date hereof (the “Consent and Partial Release”), by and among Issuer, NGP I, Agent and Note Holders, whereby the pledge of NGP I Equity and the Intercompany Notes would be released;

WHEREAS, it is a condition precedent to the Consent and Partial Release that the parties enter into this Amendment pursuant to which certain terms and conditions of the Security Agreement are amended; and

WHEREAS, pursuant to Section 19 of the Security Agreement, an amendment or waiver of certain terms of the Security Agreement must be in writing signed by Issuer, Agent and Required Holders.

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CONDITIONS TO EFFECTIVENESS

This Amendment shall become effective upon the satisfaction of the following conditions precedent (the date on which all such conditions are satisfied, the “Effective Date”):

(a)        Issuer shall have paid, caused the payment of, or caused arrangements satisfactory to Agent to have been implemented to ensure the immediate payment of, $82,547,953.00 to Note Holders by wire transfer of immediately available funds in accordance with the wire instructions set forth on Exhibit A, to pay the accrued but unpaid interest on the Notes (as defined in the Note Purchase Agreement) and to prepay a portion of the principal amount outstanding under the Notes (as defined in the Note Purchase Agreement), together with the Prepayment Fee (as defined in the Consent and Partial Release) thereon.

(b)        Issuer shall have executed and delivered to Agent and Note Holders the Note Purchase Agreement.

(c)        The transactions contemplated by the Senior Financing shall have been consummated or arrangements satisfactory to Agent shall have been made by Issuer and NGP I to ensure the substantially concurrent consummation thereof upon the satisfaction of the condition precedent described in clause (a) above.

ARTICLE II

AMENDMENTS TO TRANSACTION DOCUMENTS

Each of the amendments to the Security Agreement set forth below in this Article II shall become effective in accordance with Article I hereof as of the Effective Date:

(a)        The last paragraph of Section 1 of the Security Agreement is hereby amended by deleting the period at the end thereof and adding the following proviso: “; provided, however, that the Collateral shall in no event include Excluded Equity Interests.”

(b)        The definition of “Pledged Equity” in the Security Agreement is hereby amended by inserting the words “other than Excluded Equity Interests” immediately after the first occurrence of “Grantor”.

(c)        The definition of “Securities Collateral” in the Security Agreement is hereby amended by inserting the words “(other than Excluded Equity Interests)” immediately after the words “Investment Property”.

(d)        The following definition is added to Section 28 of the Security Agreement in the appropriate alphabetical order: ““Excluded Equity Interests” means the Equity Interests in NGP I owned by Issuer at any time and from time to time, including the rights and interests set forth on Annex I; provided that notwithstanding anything contained in the foregoing clause or on Annex I, Excluded Equity Interests shall not include proceeds, distributions or other assets that are distributed to Issuer free and clear of any lien by the Senior Lenders in accordance with the terms of (i) the Indenture of Trust and Security Agreement, by and between NGP I and Wilmington Trust Company, as trustee thereunder (the “Trustee”) and (ii) the Security Agreement, Pledge and Assignment, by and between the Issuer and the Trustee, in each case as in existence on the Restatement Effective Date. ”

(e)        Schedule 3 of the Security Agreement is hereby replaced in its entirety with Exhibit B hereto.

(f)        Schedule 6 of the Security Agreement is hereby replaced in its entirety with Exhibit C hereto.

(g)        Schedule 7 of the Security Agreement is hereby replaced in its entirety with Exhibit D hereto;

(h)        Annex I attached hereto as Exhibit E is hereby added to the Security Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

In order to induce Agent and Note Holders to enter into this Amendment, Issuer hereby represents and warrants that:

(a)        Power and Authority. Issuer and Parent (together, the “NGP Parties”) have all requisite limited liability company and/or corporate, as applicable, power and authority to enter into this Amendment and to carry out the transactions contemplated hereby and perform their respective obligations hereunder.

(b)        Authorization of Agreements. The execution and delivery by the NGP Parties of this Amendment and the performance by each of them of their respective obligations hereunder have been duly authorized by all necessary action on the part of the NGP Parties, as applicable.

(c)        No Conflict. The execution, delivery and performance by (i) Issuer and the other NGP Parties of this Amendment and (ii) Issuer of the Consent and Partial Release, do not and will not (A) violate any provision of any Law applicable to such party, any organizational document of such party or any order, judgment or decree of any Governmental Authority binding on such party or (B) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any contractual obligation of such party.

(d)        Binding Obligation. This Amendment constitutes the legal, valid and binding obligations of each NGP Party party hereto, enforceable against such parties in accordance with its terms except (i) as such enforceability may be limited by bankruptcy, insolvency reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(e)        Incorporation of Representations and Warranties from the Note Purchase Agreement. Each of the representations and warranties contained in Section 5 of the Note Purchase Agreement, after giving effect to the Consent and Partial Release, is and will be true, correct and complete in all material respects on and as of the Effective Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects on and as of such earlier date.

(f)        No Default. After giving effect hereto, no Default or Event of Default (i) has occurred and is continuing as of the Effective Date or the date of this Amendment or (ii) will result from the execution, delivery or performance by Issuer or Parent of this Amendment.

ARTICLE IV

MISCELLANEOUS

4.1        Termination of this Amendment. This Amendment will terminate and be of no force and effect if the conditions to effectiveness set forth in Article I are not satisfied on or prior to September 3, 2010.

4.2        Acknowledgement and Consent by Credit Support Parties.

(a)        Issuer is a party to the Issuer Account Agreement, the Issuer Security Agreement and the Issuer Control Agreement, pursuant to which Issuer has created Liens in favor of the Note Holders on certain collateral to secure Issuer’s obligations under the Note Purchase Agreement (the “Obligations”). Parent is party to the Parent Pledge Agreement, pursuant to which Parent has pledged all of its equity interests in Issuer to the Note Holders to secure Issuer’s Obligations. Issuer and Parent are collectively referred to in this Section 4.2 as the “Credit Support Parties,” and the Issuer Security Agreement, the Issuer Account Agreement, the Issuer Control Agreement and the Parent Pledge Agreement are collectively referred to in this Section 4.2 as the “Credit Support Documents.”

(b)        Each Credit Support Party hereby acknowledges that it has reviewed the terms and provisions of this Amendment and agrees and consents to the terms and provisions hereof. Each Credit Support Party hereby confirms that except as expressly amended by Article II or as set forth in the Consent and Partial Release dated as of the date hereof among Issuer, NGP I, the Agent and each Note Holder, each Transaction Document remains in full force and effect and each Credit Support Document to which it is a party or otherwise bound and all Collateral (as such term is defined in the applicable Credit Support Documents) encumbered thereby will continue to guaranty or secure, as the case may be, to the fullest extent possible the payment and performance of all “Obligations,” and “Secured Obligations” as the case may be (in each case as such terms are defined in the applicable Credit Support Document), including without limitation the payment and performance of all such “Obligations,” and “Secured Obligations” as the case may be, in respect of the Obligations of Issuer now or hereafter existing.

(c)        Each Credit Support Party acknowledges and agrees that any of the Credit Support Documents to which it is a party or otherwise bound shall continue in full force and effect and that all of its obligations thereunder shall be valid and enforceable and shall not be impaired or limited by the execution or effectiveness of this Amendment. Each Credit Support Party represents and warrants that all representations and warranties contained in the Credit Support Documents to which it is a party or otherwise bound are true, correct and complete in all material respects on and as of the date hereof to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects on and as of such earlier date.

(d)        Each Credit Support Party acknowledges and agrees that nothing in the Note Purchase Agreement, this Amendment or any other Note Document shall be deemed to require the consent of such Credit Support Party to any future amendments to the Note Purchase Agreement.

4.3        Amendments. No amendment, modification, termination or waiver of any provision of this Amendment, and no consent to any departure by any party therefrom, shall in any event be effective unless the same shall be in writing and signed by all parties hereto. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

4.4        Governing Law; Jurisdiction.

(a)        THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

(b)        ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING TO THIS AMENDMENT, OR ANY OBLIGATIONS HEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AMENDMENT, EACH PARTY HERETO FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO SUCH PARTY, AT ITS ADDRESS PROVIDED IN THE NOTE PURCHASE AGREEMENT; AGREES THAT SERVICE AS PROVIDED ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER SUCH PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AGREES THAT THE PARTIES HERETO RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST SUCH GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION; AND AGREES THAT THE PROVISIONS OF THIS SECTION RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

4.5        Waiver of Jury Trial. EACH PARTY HERETO HEREBY AGREES TO WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AMENDMENT. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims. The parties hereto each acknowledge that this waiver is a material inducement for the parties to enter into this Amendment, that the parties have already relied on the waiver in entering into this Amendment and that each will continue to rely on the waiver in their related future dealings. Each party hereto further warrants and represents that each has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 4.5 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AMENDMENT. In the event of litigation, this Amendment may be filed as a written consent to a trial by the court.

4.6        Counterparts. This Amendment may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

4.7        Construction. The rules of construction set forth in Section 1.3 of the Note Purchase Agreement shall be applicable to this Amendment mutatis mutandis.

4.8        Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

[Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

ISSUER:

NGP BLUE MOUNTAIN HOLDCO LLC

By:
Name:
Title:

AGENT:

TCW ASSET MANAGEMENT COMPANY,
in its capacity as Agent for the Note Holders

By:
Name: Brian O’Connor
Title: Senior Vice President

By:
Name: Gerald J. Stalun
Title: Managing Director

NOTE HOLDERS:

TRUST COMPANY OF THE WEST,
not in its individual capacity but only as trustee of the trust established pursuant to an Individual Trust Agreement dated as of January 31, 1987, as amended, between The Boilermaker-Blacksmith Pension Trust and itself

By:
Name: Brian O’Connor
Title: Senior Vice President

By:
Name: Gerald J. Stalun
Title: Managing Director

TCW ENERGY FUND XIV, L.P.

By:	TCW Asset Management Company,
its general partner

By:
Name: Brian O’Connor
Title: Senior Vice President

By:
Name: Gerald J. Stalun
Title: Managing Director

TCW ENERGY FUND XIV-A, L.P.

By:	TCW Asset Management Company,
its general partner

By:
Name: Brian O’Connor
Title: Senior Vice President

By:
Name: Gerald J. Stalun
Title: Managing Director

TCW ENERGY FUND XIV-B, L.P.

By:	TCW Asset Management Company,
its general partner

By:
Name: Brian O’Connor
Title: Senior Vice President

By:
Name: Gerald J. Stalun
Title: Managing Director

TCW ENERGY FUND XIV (CAYMAN), L.P.

By:	TCW Asset Management Company
International Limited,
its general partner

By:
Name: Brian O’Connor
Title: Senior Vice President

By:
Name: Gerald J. Stalun
Title: Managing Director

TEP DEBT HOLDINGS OFFSHORE, LTD.

By:
Name: R. Blair Thomas
Title: President

By:
Name: Phil Abejar
Title: Vice President

THE NOTE DOCUMENT PARTIES SET FORTH BELOW HEREBY DULY EXECUTE AND DELIVER AS OF THE DATE FIRST WRITTEN ABOVE THIS AMENDMENT SOLELY FOR PURPOSES OF SECTION 4.2 HEREOF:

NEVADA GEOTHERMAL POWER HOLDING COMPANY LLC

By:
Name:
Title:

Exhibit A

Wire Transfer Instructions

Note Holder/ Wire Transferee	Amount	Wire Instructions
Trust Company of the West, not in its individual capacity but only as trustee of the trust established pursuant to an Individual Trust Agreement dated as of January 31, 1987, as amended, between The Boilermaker-Blacksmith Pension Trust and itself	$18,343,989.56	Bank Name:	Mellon Trust of New England
One Boston Place, Boston, MA 02108
		ABA/Routing Number:	011-001-234
		Demand Deposit A/C#	169064
		Account Name:	TCW Cogen-Boilermakers
		Account #:	TCNFCOGEN02
		Reference:	NGP Blue Mountain
		Attention:	Kelly Zambrano: (412) 234-5198

TCW Energy Fund XIV, L.P., a California limited partnership	$59,617,966.06	Bank Name:	Mellon Trust of New England One Boston Place, Boston, MA 02108
TCW Energy Fund XIV-A, L.P., a California limited partnership		ABA/Routing Number:	011-001-234
TCW Energy Fund XIV-B, L.P., a California limited partnership		Demand Deposit A/C#	169064 (MCA/Mellon Wire Clearing DDA)
TCW Energy Fund XIV (Cayman), L.P., a California limited partnership		For further credit:	TCNFENRG142
		Account Name:	TCW Energy Funds XIV
TCW Energy XIV Blocker (NGP Blue Mountain), L.L.C., a Delaware limited liability company		Reference:	NGP Blue Mountain
		Attention:	Kelly Zambrano: (412) 234-5198

TEP Debt Holdings Offshore, Ltd.	$4,585,997.38	Bank Name:	Union Bank of California, N.A.
Monterey Park, CA 91755
TRUSF Branch 09569
		ABA/Routing Number:	122000496
		Attention:	Domestic Custody Trust Department
		For Credit to Account#:	6733001411
		Account Name:	TEP Debt Holdings Offshore, Ltd.
		Reference:	NGP Blue Mountain

Exhibit B

SCHEDULE 3

Office Locations, Type and Jurisdiction of Organization of Issuer

Name	Type of Organization	Office Locations	Jurisdiction of Organization	Organization Number
NGP Blue Mountain Holdco LLC	limited liability company	595 Double Eagle Court, Suite 2001-B, Reno, NV 89521	Delaware	4417126

Exhibit C

SCHEDULE 6

Pledged Equity

None.

Exhibit D

SCHEDULE 7

Pledged Debt

None.

Exhibit E

ANNEX I

(A)        All rights of Issuer as a member and all rights to receive distributions, cash, instruments and other property from time to time receivable or otherwise distributable in respect of the membership interests in NGP I (“NGP I Interests”);

(B)        All rights of the Issuer to receive proceeds of any insurance, indemnity, warranty or guaranty with respect to the NGP I Interests, except to the extent that such rights to receive proceeds of an indemnity with respect to the NGP I Interests pertains to a claim relating to an event or condition arising or existing before the Trustee obtains ownership of the NGP I Interests;

(C)        Subject to the limitations expressed in Section 5 of the Security Agreement, Pledge and Assignment by and between Issuer and the Trustee, as in existence on September 2, 2010, the rights of the Issuer to manage, control, administer and operate the business and affairs of the Issuer under the Second Amended and Restated Limited Liability Company Operating Agreement of NGP Blue Mountain I LLC dated as of September 2, 2010, as amended from time to time (the “NGP I Operating Agreement”);

(D)        All other rights of the Issuer as a member in NGP I, to all property and assets of NGP I (whether real property, inventory, equipment, contract rights, accounts, receivables, general intangibles, securities, uncertificated securities, instruments, chattel paper, documents, choses in action or otherwise);

(E)        To the extent not included in the foregoing clauses (A) - (D), all right, title and interest in, to and under the NGP I Operating Agreement;

(F)        To the extent not included in the foregoing clauses (A) - (E), all additional units, membership interests or equity interests (the “Additional Membership Interests”) in NGP I from time to time acquired by the Issuer in any manner, and all collections, dividends, distributions, redemption payments, liquidation payments, cash, instruments and other property appertaining or incidental to the NGP I Interests and the Additional Membership Interests;

(G)        To the extent not included in the foregoing clauses (A) - (F), all other rights appurtenant to the property described in clauses (A) and (F) above; and

(H)        To the extent not included in the foregoing clauses (A) - (G), all cash and noncash proceeds of any and all of the foregoing assets.

EXHIBIT D

Form of TCW/Sponsor Letter Agreement

EXECUTION COPY

September 2, 2010

TCW Asset Management Company, as Agent
1251 Avenue of the Americas, Suite 4700
New York, New York 10020

Re:	Indemnification Regarding Other Projects and Section 1603 Grant Recapture

Ladies and Gentlemen:

Nevada Geothermal Power, Inc. (“NGP”) is providing this letter agreement (this “Letter Agreement”) pursuant to Section 4.1(A)(vii) of the Amended and Restated Note Purchase Agreement, dated as of September 2, 2010, among NGP Blue Mountain Holdco LLC (the “Issuer”), TCW Asset Management Company, as administrative agent for the Note Holders (the “Agent”) and the Note Holders party thereto (as amended, supplemented or restated from time to time in accordance with the terms thereof, the “Note Purchase Agreement”). Capitalized terms used but not otherwise defined herein will have the meaning given to such terms in the Note Purchase Agreement.

1. Other Projects. NGP hereby agrees that NGP will not take any action, and will not permit any Affiliate of NGP to take any action, in constructing or expanding any other project or facility near the Project or the Site without the consent of the Required Note Holders in their sole discretion, it being understood that Required Lenders may require, among other things, that any provisions in the Senior Loan Documents restricting development of such other project or facility be eliminated, waived or modified in a manner acceptable to Required Holders in their sole discretion, provided that in the case of wind power generating facility described in Exhibit A such consent will not unreasonably withheld if such project could not reasonably be expected to (i) have an adverse effect on the geothermal resources, water rights or transmission access available to the Project and to the company or on the performance of the Project compared to the performance projected in the Base Case Model delivered on the Restatement Effective Date or (ii) present a risk of default at any time under the Senior Loan Documents. For the avoidance of doubt, no consent has been given and no determination has been made with respect to any such project.

2. Section 1603 Grant Recapture. NGP hereby agrees that NGP shall not (i) permit the Issuer or NGP I to dispose of any “specified energy property” (as such term is defined in subsection (d) of Section 1603) that is subject to any cash grants received by NGP I under Section 1603 at any time when NGP is a direct, indirect or beneficial owner of the Issuer or NGP I, (ii) transfer or issue, or permit any Affiliate, including NGP I, to transfer or issue, at any time when NGP is a direct, indirect or beneficial owner of NGP I, any direct or indirect equity interest in NGP I to any entity listed in subsection (g) of Section 1603 as ineligible to receive a grant thereunder or (iii) permit NPG I to make any material misstatements or misrepresentations in any application for any cash grants under Section 1603, in each case to the extent such action would result in NPG I having any liability to repay any cash grants received by NPG I under Section 1603.

3. Indemnification. NGP hereby indemnifies the Note Holders and Agent, from and against any and all claims, losses and liabilities (including the reasonable fees and expenses of counsel and of any experts and agents retained by them) arising in connection with or resulting from a breach of Section 1 of this Letter Agreement. NGP will make any indemnification payment required under this Section 3 within ten (10) Business Days after receipt of a written demand for such payment from the indemnified party or indemnified parties.

4. Specific Performance. NGP acknowledges that, notwithstanding the provisions of Section 3 above, a breach of this Letter Agreement would cause irreparable harm to the Note Holders and the Agent for which money damages would be inadequate and that therefore the Note Holders and the Agent are entitled to injunctive relief to prevent the actions prohibited under Sections 1 and 2 above and to such other remedies as may be provided by law or at equity in order to enforce NGP’s obligations under this Letter Agreement.

5. Reliance by the Note Holders and the Agent. NGP acknowledges that (i) the Note Holders and the Agent are relying upon the undertakings provided by NGP in this Letter Agreement in entering into the Note Purchase Agreement and that certain Consent and Partial Release, dated as of the date hereof, by and among the parties to the Note Purchase Agreement and NGP I, and entering into the other transactions contemplated by the Note Purchase Agreement and the Consent and Partial Release and (ii) the undertakings provided by NGP in this Letter Agreement form part of the consideration to the Note Holders and the Agent for such transactions.

6. Governing Law; Consent to Jurisdiction. This Letter Agreement will be governed by, and construed and interpreted in accordance with the laws of the State of New York (including Sections 5-1401 and 5-1402 of the General Obligations Law). NGP shall submit to the jurisdiction of the state and federal courts located in the City and County of New York, New York and waives any right to claim inconvenience of forum.

7. Counterparts. This Letter Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered will be an original, but all of which will together constitute one and the same instrument.

8. Severability. In case any provision in or obligation under this Letter Agreement will be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, will not in any way be affected or impaired thereby.

9. Amendment, Waiver. Neither this Letter Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified except by an instrument in writing signed by the parties hereto.

10. Successors and Assigns. This Letter Agreement will be binding upon the parties hereto and their respective permitted successors and assigns and will inure to the benefit of the parties, their designees and their respective permitted successors and assigns.

11. Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HERTO HEREBY IRREVOCABLY WAIVE ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN CONNECTION WITH THIS LETTER AGREEMENT.

12. No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Note Holder in exercising any right, power or privilege hereunder and no course of dealing between NGP and any Note Holders or the Agent will operate as a waiver thereof, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other exercise, or the further exercise, of any other right, power or privilege hereunder. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Note Holders and the Agent would otherwise have.

13. Entire Agreement. This Letter Agreement embodies the complete agreement between the parties hereto and supersedes all other oral or written understandings or agreements.

[Signature page follows]

Sincerely,

NEVADA GEOTHERMAL POWER, INC.

By:___________________________
Name:
Title:

ACCEPTED AND AGREED TO:

TCW ASSET MANAGEMENT COMPANY,
in its capacity as Agent for the Note Holders

By:___________________________
Name: Brian O’Connor
Title: Senior Vice President

By:___________________________
Name: Gerald J. Stalun
Title: Managing Director

EXHIBIT A

On November 5, 2009, Nevada Geothermal Power Company (the “Company”) and Delong Ranches, Inc. (“Delong”) have entered into an option agreement for approximately 7029 acres (as depicted on the attached map and as further defined in the option agreement, the “Lands”), pursuant to which:

1.

Delong grants to the Company, among other things, an easement over and right of access to the Lands, and the exclusive right to install and maintain wind towers and associated equipment for the collection of wind resource data on the Lands for a period of five (5) years; and

2.	Delong grants to the Company the exclusive right to enter into a wind generation ground lease with Delong for all or any portion of the Lands.

The Company proposes to explore the feasibility of wind power development in this particular area, and if positive, proceed with development.

EXHIBIT E

Form of Insurance Advisor’s Certificate

[MOORE MCNEIL LETTERHEAD]

September 2, 2010

TCW Asset Management Company (as Agent)
1251 Avenue of the Americas, Suite 4700
New York, New York 10020
Attn: Brian O’Connor – EIG Alternative Investments
Reference: NGP Blue Mountain

And the Note Holders listed on Schedule I attached hereto

RE:	Letter of Reliance NGP Blue Mountain I, LLC Bringdown Insurance Report

Ladies and Gentlemen:

The undersigned, a duly authorized officer of Moore-McNeil, LLC, a Tennessee limited liability company, as the Insurance Advisor to both TCW and the Note Holders (as each term is defined below) (“Moore-McNeil”) prepared the referenced NGP Blue Mountain I LLC Bringdown Insurance Report, dated September 2, 2010 (the “Report”) for the benefit of John Hancock Life Insurance Company (U.S.A.) (“Hancock”) and the United States Department of Energy (“DOE”), in connection with the financing of the NGP Blue Mountain I Project under that certain Note Purchase Agreement, dated as of September 2, 2010, by and among NGP Blue Mountain I LLC, a Delaware limited liability company (“NGP I”), Hancock, and the DOE.

At your request, and subject to the terms of this letter, Moore-McNeil hereby authorizes TCW Asset Management Company, as Administrative Agent (“TCW”) and the Note Holders set forth on Schedule I hereto (the “Note Holders” and together with TCW, the “Reliers”) to use and rely upon the Report to the same extent and in the same manner as if it had been addressed to the Reliers at the time of its issuance.

Moore-McNeil certifies that attached hereto as Exhibit A is a true, correct and complete copy of the Report, and that said report represents Moore-McNeil’s professional opinion as the Insurance Advisor as of the date thereof. Attached hereto as Exhibit B is a true, correct and complete list of the coverages which have been obtained in connection with the Project. Upon delivery of copies of the certificates of insurance attached hereto as Appendix A, the Issuer shall have provided satisfactory evidence of compliance with the provisions and requirements of Schedule 6.9 to that certain Amended and Restated Note Purchase Agreement, dated as of September 2, 2010, by and among NGP Blue Mountain Holdco LLC, a Delaware limited liability company, as issuer thereunder (the “Issuer”), TCW, and the Note Holders (“TCW Note Purchase Agreement”) and the provisions and requirements of Section 6.9 of the TCW Note Purchase Agreement.

Acceptance of this letter or use of the Report constitutes acceptance of the foregoing.

[SIGNATURE PAGE FOLLOWS]

Sincerely,

MOORE-MCNEIL, LLC,
a Tennessee limited liability company

By: ________________________
Name: ________________________
Title: ________________________

Schedule I

Reliers Addresses

Relier	Address
Trust Company of the West, not in its individual capacity but only as trustee of the trust established pursuant to an Individual Trust Agreement dated as of January 31, 1987, as amended, between The Boilermaker-Blacksmith Pension Trust and itself

1251 Avenue of the Americas, Suite 4700
New York, New York 10020
Attn: Gerald Stalun and Brian O’Connor - EIG
Alternative Investments
Reference: NGP Blue Mountain
Telephone No. (212) 771-4000
Facsimile No. (212) 771-4066
E-Mail: brian.oconnor@tcw.com

With a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP
7 Times Square Tower
New York, New York 10036
Attn: Todd Triller
Telephone No. (212) 326-2253
Facsimile No. (212) 236-2061
E-Mail: ttriller@omm.com

TCW Energy Fund XIV, L.P., a California limited partnership	c/o EIG Alternative Investments
1700 Pennsylvania Avenue, NW, Suite 800
Washington, DC 20006
Attn: R. Blair Thomas and Phil Abejar
Telephone No. (202) 600-3314
Facsimile No. (202) 600-3414
Email: phil.abejar@tcw.com

With a copy (which shall not constitute notice) to:

TCW Asset Management Company (as Agent)
1251 Avenue of the Americas, Suite 4700
New York, New York 10020
Attn: Gerald Stalun and Brian O’Connor - EIG
Alternative Investments
Reference: NGP Blue Mountain
Telephone No. (212) 771-4000
Facsimile No. (212) 771-4066
E-Mail: brian.oconnor@tcw.com

With a copy (which shall not constitute notice) to

O’Melveny & Myers LLP
7 Times Square Tower
New York, New York 10036
Attn: Todd Triller
Telephone No. (212) 326-2253
Facsimile No. (212) 236-2061
E-Mail: ttriller@omm.com
TCW Energy Fund XIV-A, L.P., a California limited partnership
TCW Energy Fund XIV-B, L.P., a California limited partnership
TCW Energy Fund XIV (Cayman), L.P., a California limited partnership
TCW Energy XIV Blocker (NGP Blue Mountain), L.L.C., a Delaware limited liability company
TEP Debt Holdings Offshore, Ltd.
TEP Equity Holdings Cayman Blocker, Ltd.

EXHIBIT A

Insurance Bringdown Report

(see attached)

EXHIBIT B

List of Coverages

(see attached)

APPENDIX A

Certificates of Insurance

(see attached)

EXHIBIT F

[FORM OF] OPERATING STATEMENT1

	Fiscal Quarter-to-Date		Fiscal Year-to-Date
	Actual	Budget	Actual	Budget	Variance

Power Generation

Contract Capacity (MW)

Avg. Ambient Temp. (F)
Peak Availability Factor (%)
Capacity Factor (%)
Production
Peak MWHrs
Off-Peak MWHrs

Hours of Operation (Hours)
Peak
Off-Peak
Displaced Hours

Outages (Hours)
Scheduled
Forced

Off-Peak Availability Factor (%)

Electricity Supply

Total Consumed

[1]Note to NGP I: Please provide metrics pertinent to geothermal energy generation.

EXHIBIT G

[FORM OF NOTE]

NGP BLUE MOUNTAIN HOLDCO LLC

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE SOLD, ASSIGNED OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE.

THIS NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT, FOR PURPOSES OF SECTIONS 1272, 1273, AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. THE ISSUER AGREES TO PROVIDE PROMPTLY TO THE HOLDER OF THIS NOTE, UPON WRITTEN REQUEST, THE AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY. ANY SUCH WRITTEN REQUEST SHOULD BE SENT TO THE ISSUER AT THE FOLLOWING ADDRESS: NEVADA GEOTHERMAL, INC., SUITE 900-409 GRANVILLE STREET, VANCOUVER, BC V6C 1T2, ATTENTION: INVESTOR RELATIONS.

$[__________]	New York, New York
[__________], 20[__]

FOR VALUE RECEIVED, NGP BLUE MOUNTAIN HOLDCO LLC, a Delaware limited liability company (“Issuer”), promises to pay to [____________] (“Payee”) or its registered assigns the lesser of (x) [____________] ($[________]) and (y) the unpaid principal amount of all advances made by Payee to Issuer as Advances under the Note Purchase Agreement referred to below. The principal amount of this Note (this “Note”) shall be payable on the dates and in the amount specified in that certain Note Purchase Agreement dated as of August 29, 2008, by and among Issuer, Note Purchasers party thereto and TCW Asset Management Company, as Agent (said Note Purchase Agreement, as it may be further amended, restated, supplemented or otherwise modified from time to time, being the “Note Purchase Agreement”, the terms defined therein and not otherwise defined herein being used herein as therein defined).

Issuer also promises to pay interest on the unpaid principal amount hereof, until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of the Note Purchase Agreement.

This Note is one of Issuer’s “Notes” and is issued pursuant to and entitled to the benefits of the Note Purchase Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Advances evidenced hereby were made and are to be repaid.

All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in same day funds to Payee by crediting before 12:00 pm (noon), New York time, on the applicable Payment Date, through wire transfer, to the account of Payee identified in Schedule 3.6B of the Note Purchase Agreement in accordance with the instructions set forth therein or at such other account as shall be designated in writing by Payee for such purpose in accordance with the terms of the Note Purchase Agreement.

Whenever any payment on this Note shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Note.

This Note is subject to mandatory prepayment as provided in the Note Purchase Agreement and to prepayment at the option of Issuer, together with the Yield Maintenance Amount or the COD Prepayment Fee, as applicable, as provided in the Note Purchase Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF ISSUER

AND PAYEE HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note (including any amount of accrued interest that is added to principal as provided in the Note Purchase Agreement), together with all accrued and unpaid interest thereon, and including the Yield Maintenance Amount, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Note Purchase Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Note Purchase Agreement.

This Note is subject to restrictions on transfer or assignment as provided in subsection 9.1 of the Note Purchase Agreement. No sale, assignment, or transfer of or grant of participation in this Note shall be permitted unless the transferee is a person who qualifies as an “accredited investor” as that term is defined under Securities and Exchange Commission Rule 501 of Regulation D under the Securities Act of 1933 and the transaction complies with applicable state securities laws.

No reference herein to the Note Purchase Agreement and no provision of this Note or the Note Purchase Agreement shall alter or impair the obligations of Issuer, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

Issuer promises to pay all costs and expenses, including reasonable attorneys’ fees, all as provided in the Note Purchase Agreement, incurred in the collection and enforcement of this Note. Issuer and any endorsers of this Note hereby consent to renewals and extensions of time at or after the maturity hereof, without notice, and hereby waive diligence, presentment, protest, demand and notice of every kind and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

IN WITNESS WHEREOF, Issuer has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

NGP BLUE MOUNTAIN HOLDCO
LLC

By:_________________________
Name:
Title:

TRANSACTIONS ON NOTE
Date	Amount of Construction Advance Made This Date	Amount of Contingent Drilling Advance Made This Date	Amount of Principal Paid This Date	Outstanding Principal Balance This Date	Notation Made By